QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Magellan Health Services, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001
www.magellanhealth.com

April 11, 2008

Dear Shareholder:

        You are cordially invited to attend the 2008 annual meeting of shareholders of Magellan Health Services, Inc. to be held on Tuesday, May 20, 2008 at 9:00 a.m. local time, at The Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut 06001.

        This year, four (4) directors are nominated for election to our board of directors. At the meeting shareholders will be asked to: (i) elect four (4) directors to serve until our 2011 annual meeting; (ii) approve the 2008 Management Incentive Plan; (iii) vote on a shareholder proposal requesting that the board of directors take the necessary actions to declassify the board of directors and require annual elections of directors (if such proposal is made at the annual meeting); and (iv) ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2008.

        The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at our annual meeting.

        It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account ("street name"), you will need to provide a proxy form from the institution that holds your shares reflecting stock ownership as of the record date, to be able to vote by ballot at the meeting.

        We look forward to seeing you at the meeting.

  IF YOU PLAN TO ATTEND THE MEETING:

        Registration and seating will begin at 8:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from their broker or other institution that holds their shares to evidence stock ownership as of the record date.

Sincerely,

René Lerer, M.D. President and Chief Executive Officer

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001

Notice of Annual Meeting of Shareholders

TIME AND DATE	9:00 a.m. on Tuesday, May 20, 2008
PLACE	The Avon Old Farms Inn, 1 Nod Road, Avon, CT 06001
PURPOSE	(1)	To elect four (4) members of the board of directors, to serve for three-year terms;
	(2)	To approve the 2008 Management Incentive Plan;
(3)
To vote on a shareholder proposal requesting that the board of directors take the necessary actions to declassify the board of directors and require annual elections of all directors, if such proposal is made at the annual meeting;
	(4)	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2008; and
	(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE	You can vote if you are a shareholder of record at the close of business on March 31, 2008.
PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.
DANIEL N. GREGOIRE Secretary

Avon, Connecticut
April 11, 2008

INTRODUCTION	1
ABOUT THE MEETING	1
What is the purpose of the annual meeting?	1
Who is entitled to vote at the meeting?	1
What constitutes a quorum and why is one required?	1
How do I vote?	2
Can I change my vote?	2
What vote is required to approve each proposal?	2
Will proxy materials be available in electronic form?	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
Who are the largest owners of your stock?	3
How much stock do your executive officers and directors own?	4
Section 16(a) Beneficial Ownership Reporting Compliance	5
CORPORATE GOVERNANCE AND RELATED MATTERS	5
General	5
Lead Director	6
Committees of the Board of Directors	6
Number of Meetings and Attendance	7
Directors' Compensation	8
Process for Selecting Nominees to the Board	11
Director Independence	14
Review of Related Person Transactions	16
Codes of Ethics	17
Disclosure Controls and Procedures	18
Communications with Directors and Management	18
PROPOSAL NUMBER ONE—ELECTION OF DIRECTORS	20
Certain Information Regarding Our Directors and Executive Officers	20
Directors	21
Director Election and Terms of Office	24
Arrangements Regarding the Nomination of Directors	24
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Compensation Program Components and Rationale for Our Named Executive Officers	28
Report of Management Compensation Committee	40
Summary Compensation Table for 2007 and 2006	41
Grants of Plan-Based Awards for 2007	43
Benefit Plans and Awards	43
Outstanding Equity Awards at Fiscal Year End 2007	46
Option Exercises and Stock Vested for 2007	47
Nonqualified Deferred Compensation	48
Equity Compensation Plan Information Table	48
Compensation Committee Interlocks and Insider Participation	49
EXECUTIVE OFFICERS	50
Executive Officers of the Registrant	50
Employment Contracts and Termination of Employment and Change of Control Payments	51
Certain Relationships and Related Party Transactions	58
Report of Audit Committee	59

PROPOSAL NUMBER TWO—APPROVAL OF THE 2008 MANAGEMENT INCENTIVE PLAN	61
Administration	62
Participants	63
Types of Awards	63
Adjustments to Awards	65
New Plan Benefits	65
Limitations on Transfer and Resale of Shares	67
Amendment or Termination of the 2008 MIP	68
Prohibition on Repricing Without Shareholder Approval	68
Certain Federal Income Tax Matters	69
Additional Information	71
PROPOSAL NUMBER THREE—PROPOSAL FROM SHAREHOLDER ON ANNUAL ELECTION OF DIRECTORS	72
Supporting Statement for Stockholder Proposal to Declassify the Company's Board of Directors	72
Board of Directors' Statement in Opposition to Shareholder Proposal	73
PROPOSAL NUMBER FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	74
Audit, Audit-Related, Tax and Other Fees	74
ADDITIONAL INFORMATION	75
Shareholder Proposals	75
Solicitation	75
OTHER MATTERS	75
REQUESTS FOR MORE INFORMATION	75

MAGELLAN HEALTH SERVICES, INC.
55 Nod Road
Avon, Connecticut 06001

Proxy Statement for Annual Meeting of Shareholders
To Be Held May 20, 2008

INTRODUCTION

        This proxy statement is being furnished to shareholders of Magellan Health Services, Inc., a Delaware corporation (the "company," "we" or "us"), in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Tuesday, May 20, 2008, at 9:00 a.m., local time, at The Avon Old Farms Inn, 1 Nod Road, Avon, Connecticut 06001, and any adjournment or postponement thereof. This proxy statement is dated April 11, 2008, and is first being mailed to shareholders along with the related form of proxy on or about April 11, 2008.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will be asked to consider and vote upon four proposals: (i) to elect four (4) directors to serve until the 2011 annual meeting ("Proposal Number One"); (ii) to approve the 2008 Management Incentive Plan ("Proposal Number Two"); (iii) to vote on a shareholder proposal requesting that the board of directors take the necessary actions to declassify the board of directors and require annual elections of all directors ("Proposal Number Three"); and (iv) to ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2008 ("Proposal Number Four"). In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 31, 2008, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our Ordinary Common Stock, par value $.01 per share ("common stock"), who are entitled to notice of and to vote at the annual meeting, are entitled to vote at the meeting.

What constitutes a quorum and why is one required?

        The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the election of directors or any other matter on the record date, will constitute a quorum. A quorum is the minimum number of shares required by law to be present or represented by proxy at the annual meeting for any action to be taken at the annual meeting. As of March 31, 2008, the approximate number of holders of record of our common stock was 380, and 40,487,590 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of common stock representing at least 20,243,796 votes would be required to establish a quorum.

        Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner of the shares, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Proposals Number Two, Three and Four require the affirmative vote of the holders of a majority of the shares present or represented by proxies at the meeting and entitled to vote on the matter. Brokers who decline to vote on those matters because they have not received voting instructions from the beneficial owner of shares are not considered to be entitled to vote on those matters. As a result, broker non-votes will have no effect on the outcome of those matters. Abstentions by shareholders entitled to vote on those matters will have the effect of a vote against Proposals Number Two, Three and Four.

        A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

How do I vote?

        If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder on the record date and attend the meeting, you may deliver your completed proxy card in person. If your shares are held on the record date by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy form from your broker to evidence your ownership and voting rights. Your votes will be counted by tellers of our transfer agent. These tellers will canvass the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

        Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors; (b) FOR approval of the 2008 Management Incentive Plan (the "2008 MIP"); (c) AGAINST the shareholder proposal to declassify the board; (d) FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2008; and (e) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately 4.7% of the shares of common stock issued and outstanding as of March 31, 2008) in favor of election of the nominee directors in Proposal Number One, in favor of Proposal Number Two, against Proposal Number Three, and in favor of Proposal Number Four, as presented in this proxy statement.

Can I change my vote?

        Any shareholder who has given a proxy has the power to revoke that proxy at any time before it is voted either: (i) by filing a written revocation or a duly executed proxy bearing a later date, by mail, with Daniel N. Gregoire, our Secretary, at Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001; (ii) by appearing at the annual meeting and voting in person; or (iii) by casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

What vote is required to approve each proposal?

        Election of Directors.    The affirmative vote of a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and entitled to vote, is required to elect the directors.

        Approval of 2008 MIP.    The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve this proposal.

        Consideration of Shareholder Proposal to Declassify the Board.    The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve this proposal.

        Ratification of Independent Auditors.    The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve this proposal.

        We will post the results of the voting on our Internet site at www.magellanhealth.com.

Will proxy materials be available in electronic form?

        Shareholders can access our annual report and proxy statement at www.magellanhealth.com/ar and www.magellanhealth.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

        The following table sets forth certain information as of March 31, 2008 (except as otherwise noted) with respect to any person known by the company to be the beneficial owner of more than 5.0% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,542,204	8.7
Times Square Capital Management, LLC(3) 1177 Avenue of the Americas 39th Floor New York, NY 10036	3,317,667	8.2
The Guardian Life Insurance Company of America(4) [no address provided]	3,075,211	7.6
HealthCor Management, LLC(5) 152 West 57th Street 47th Floor New York, NY 10019	2,750,000	6.8
D.E. Shaw & Co., L.P.(6) 120 West 45th Street Tower 45, 39th Floor New York, NY 10036	2,324,565	5.7
Shamrock Activist Value Fund GP, L.L.C.(7) 4444 W. Lakeside Drive Burbank, CA 91505	2,132,426	5.3

(1)
The information regarding the beneficial ownership of common stock by such individual or entity is included in reliance on its reports filed with the United States Securities and Exchange Commission (the "SEC"), except that the percentage of common stock beneficially owned is based upon the company's calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such reports and on 40,487,590 shares of common stock issued and outstanding as of March 31, 2008.

(2)
Based on information set forth in Schedule 13G filed on 2/8/08. BlackRock, Inc. is the parent holding company of the following investment adviser subsidiaries which hold company stock: BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management LLC, BlackRock Japan Co. Ltd and State Street Research & Management Co.

(3)
Based on information set forth in Schedule 13G Amendment No. 3 filed on 1/31/08.

(4)
Based on information set forth in Schedule 13G Amendment No. 3 filed on 2/8/08. The Guardian Life Insurance Company of America is the parent of Guardian Investor Services LLC, an investment adviser and broker-dealer, and RS Investment Management Co. LLC, an investment adviser, both of which hold company shares.

(5)
Based on information set forth in Schedule 13D filed on 3/18/08. HealthCor Management, LLC is an investment manager exercising investment control over its funds, HealthCor, L.P., HealthCor Offshore, Ltd and HealthCor Hybrid Offshore, Ltd., each of which holds company shares. HealthCor Associates, LLC is the general partner of HealthCor Management, LLC.

(6)
Based on information set forth in Schedule 13G filed on 3/10/08. D.E. Shaw & Co., L.P. is the managing member and investment adviser of D.E. Shaw Valence Portfolios, L.L.C., D.E. Shaw Oculus Portfolios, L.L.C. and D.E. Shaw Investment Management, L.L.C., each of which holds company shares.

(7)
Based on information set forth in Schedule 13D filed on 3/14/08. Shamrock Activist Value Fund GP, L.L.C. is the general partner of Shamrock Activist Value Fund, L.P., Shamrock Activist Value Fund II, L.P., and Shamrock Activist Value Fund III, L.P., each of which holds company shares. Shamrock Partners Activist Value Fund, L.L.C. is the managing member of Shamrock Activist Value Fund GP, L.L.C.

How much stock do your executive officers and directors own?

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2008 (except as otherwise noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; and (iii) the directors and all executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(3)
Steven J. Shulman	801,143	(4)	1.9
René Lerer, M.D.	263,774		*
Robert M. Le Blanc	13,620		*
Barry M. Smith	16,620		*
Michael P. Ressner	19,339		*
William J. McBride	19,339		*
Michael Diament	19,339		*
Allen F. Wise	13,620		*
Nancy L. Johnson	7,014		*
William D. Forrest	6,057		*
Mark Demilio	136,487		*
Caskie Lewis-Clapper	40,400		*
Daniel N. Gregoire	90,221		*
All directors and executive officers as a group (16 persons)	1,962,283		4.7

*
Less than 1.0% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(2)
Includes as beneficially owned stock options and restricted stock held by such individuals which are exercisable or vesting within 60 days of 3/31/08, in accordance with SEC Rule 13d-3.

(3)
The percentage of common stock beneficially owned is based upon 40,487,590 shares of common stock issued and outstanding as of the above date.

(4)
Does not include options to purchase 36,814 shares which remain subject to the attainment of specified performance conditions.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.

        Based on our review of the copies of such reports, or written representations from certain reporting persons that no reports on Form 3, 4 or 5 were required for those persons, we believe that all reports required by Section 16(a) to be filed by our executive officers, directors and greater than 10% shareholders during 2007 were filed on a timely basis.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

        The business and affairs of the company are managed under the direction of the board of directors. The size of the board has been fixed at ten (10) directors, divided into three groups of directors who serve for staggered three-year terms. The board has been structured in this fashion to provide stability in the composition of the board and to encourage a long-term outlook by the board to allow it to formulate and implement our business plan.

        Several provisions of the company's by-laws and the policies adopted by the board are designed to promote effective and independent governance of the company. Under the by-laws, the board is required to present to the shareholders nominees for election as director and to take other corporate actions to cause the composition of the board, and in particular its Audit and Management Compensation Committees, to meet all applicable independence requirements. As described under "Director Independence" below, the NASDAQ Global Select Market ("NASDAQ") listing standards require the company's board to be comprised of a majority of independent directors. Additional independence requirements under NASDAQ and SEC rules apply to the composition of the Audit and Management Compensation Committees. Our board also has a Nominating/Corporate Governance Committee to identify and recommend individuals to the board for nomination as members of the board and to review corporate governance principles which apply to the company. Our by-laws provide for designation of a lead director to fulfill various leadership functions on behalf of the non-employee directors if, as is currently true, the chairman of the board is not considered independent under applicable rules, due to his service in the recent past as chief executive officer. The board has also adopted corporate governance guidelines which address several issues with how the board functions; these guidelines are posted on our Internet site at www.magellanhealth.com.

Lead Director

        Currently, Mr. Le Blanc serves as the lead director of the board of directors. In that role, Mr. Le Blanc chairs the executive sessions of our outside (non-management) directors. In addition, Mr. Le Blanc has been designated the lead director for purposes of receiving communications from interested parties and from shareholders pursuant to rules of the SEC. You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the lead director through the communication channels set forth in the section entitled "Communications with Directors and Management" below.

        Mr. Le Blanc is not currently considered independent under applicable independence standards due to the prior ownership of a controlling interest in the company's Multi-Vote Common Stock by an affiliate of Onex Corporation prior to May 20, 2005 and the application of a three-year look-back rule. See "Director Independence" below. Mr. Le Blanc will be considered independent after May 20, 2008 and will continue to serve as the lead director.

Committees of the Board of Directors

        The board of directors has established an Audit Committee, a Management Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised solely of independent directors. The standards for determining director independence are discussed under "Director Independence" below. The functions, responsibilities and members of each of the committees are also described below. Each such committee operates under a charter which is posted on our Internet site at www.magellanhealth.com.

        Audit Committee.    The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and has a written charter adopted by the board of directors. The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to our shareholders, the periodic financial reports filed with the SEC, the system of internal controls that management and the board of directors have established, and the audit process. The Audit Committee has the power to conduct or authorize investigations into any matter within the scope of its responsibilities and has unrestricted access to management, the company's internal audit staff and to current and former independent auditors and attorneys. The Audit Committee is responsible for selecting and engaging the independent auditors and the head of the company's internal audit functions, reviewing the scope and approach of the annual audit with the independent auditors, and pre-approving any audit and non-audit services to be performed by the independent auditors. The Audit Committee is also required to review and approve the company's "whistle blower" policies and procedures for employees to report fraud, accounting irregularities or other wrongdoing. It is authorized to retain independent counsel, accountants and others to assist it at the company's expense.

        The members of the Audit Committee are appointed annually by the board, and the Audit Committee must be composed of at least three directors, one of which is appointed chairperson. The committee is required to meet at least five times per year or more frequently as circumstances dictate. The current members of the Audit Committee are Michael Ressner (chairman), William McBride and Michael Diament. The board of directors has determined that each of Messrs. Ressner, McBride and Diament is independent for purposes of NASDAQ listing standards. The board has determined that Mr. Ressner is an "audit committee financial expert," as defined by Item 401 of SEC Regulation S-K, and has financial sophistication, as required by NASDAQ listing standards. Each member of the Audit Committee also meets the additional independence requirements for audit committees under SEC Rule 10a-3. The board has determined that each of Messrs. McBride and Diament is financially literate.

        Management Compensation Committee.    The Management Compensation Committee is responsible for overseeing our management compensation philosophies, policies, programs and practices. The committee establishes our general compensation philosophy and oversees the development and implementation of compensation programs. It also reviews and approves the means used for applying corporate goals and setting performance objectives to be used in determining the compensation of our CEO, other executive officers and other members of senior management. The committee also reviews and approves the compensation for the CEO and the other executive officers designated in this proxy statement as Named Executive Officers. The current members of the Management Compensation Committee are Barry Smith (chairman), Michael Diament, Allen Wise and William Forrest. The board of directors has determined that each of Messrs. Smith, Diament, Wise and Forrest is independent for purposes of NASDAQ listing standards.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee identifies and recommends individuals to the board for nomination as members of the board and its committees, oversees the company's ongoing efforts to ensure high standards of corporate governance and ethics and periodically reviews and makes recommendations to the board concerning governance issues. In nominating candidates, the committee takes into consideration the factors that it deems appropriate, including those described in the Nominating/Corporate Governance Committee Charter. As provided in the company's bylaws, candidates for election to the board may also be nominated by shareholders who meet certain requirements. The process which the Nominating/Corporate Governance Committee follows in selecting nominees is described under "Process for Selecting Nominees to the Board" below. The current members of the Nominating/Corporate Governance Committee are William McBride (chairman), Michael Ressner and Nancy Johnson. The board of directors has determined that each of Messrs. McBride and Ressner and Ms. Johnson is independent for purposes of NASDAQ listing standards.

Number of Meetings and Attendance

        During 2007, the full board of directors held seven meetings, the Audit Committee held five meetings, the Management Compensation Committee held five meetings and the Nominating/Corporate Governance Committee held five meetings. During 2007, each of the incumbent directors attended all of the meetings of the board of directors and all of the meetings of the Audit, Management Compensation and Nominating/Corporate Governance Committees that occurred while such director was a member of the board and such committees except that Mr. Le Blanc, Mr. Smith and Ms. Johnson each did not attend one meeting of the full board.

        While the board does not have a written policy regarding board member attendance at annual shareholders meetings, all members are encouraged to attend, and the decision to recommend an incumbent board member for re-nomination takes into account, among other criteria, the number of meetings attended and level of participation. All of the directors then serving attended the 2007 annual meeting of shareholders.

Directors' Compensation

        The following table sets forth for the fiscal year ended December 31, 2007 the compensation paid by the company to its non-executive directors. The company does not pay any compensation in their capacity as directors to any directors who are also executive officers of the company.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
	($)		($)	($)	($)
Michael Diament	73,000	32,205	79,761	—	184,966	(4)
Robert M. Le Blanc	57,000	32,205	79,761	—	168,966	(5)
William J. McBride	66,000	32,205	79,761	—	177,966	(6)
Michael P. Ressner	96,000	32,205	79,761	—	207,966	(7)
Barry M. Smith	61,500	32,205	79,761	—	173,466	(8)
Allen F. Wise	54,500	32,205	79,761	—	166,466	(9)
Nancy L. Johnson	26,166	20,969	52,228	—	99,363	(10)
William D. Forrest	21,667	—	—	—	21,667	(11)

(1)
During 2007, Mr. Shulman served as an executive officer and as a director. As of February 19, 2008, his service as chief executive officer ended but he retained his position as chairman of the board of directors. Dr. Lerer also served as an executive officer and as a director during 2007.

(2)
The amounts shown in this column represent amounts recognized in 2007 as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant-date closing market price of the shares of restricted stock, and includes expense resulting from awards of restricted stock made in 2006 which remained unvested during a portion of 2007 as well as a portion of expense resulting from awards of restricted stock made in 2007. Under the 2006 Director Equity Compensation Plan, each director serving as of the close of business on the date of the annual meeting of the shareholders (5/15/07) received an award of 750 restricted shares, which had a closing price of $44.49 on that date. In the case of Mr. Forrest, he received a prorated award on 1/3/08 of 606 restricted shares, which had a closing price of $46.52 on that date, in connection with his service on the board since July 25, 2007, the date of his appointment to the board. The grant-date fair value of the grants of restricted stock made in 2007 for all directors listed above other than Mr. Forrest was $33,368 and for Mr. Forrest was $28,191.

(3)
The amounts shown in this column represent amounts recognized in 2007 as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant-date fair value of the options, and includes expense resulting from awards of options in 2006 which remained unvested during a portion of 2007 as well as a portion of expense resulting from awards of options made in 2007. For a description of the assumptions used in calculating the grant date fair value of the options for purposes of calculating compensation expense for financial reporting, see Note 7 to the financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended 12/31/07. Under the 2006 Director Equity Compensation Plan, each director serving as of the close of business on the date of the annual meeting of shareholders (5/15/07) received an award of 6,264 options. The options were valued by our compensation consultant for purposes of determining awards at $15.9807 per share using the Black-Scholes-Merton option pricing model. In the case of Mr. Forrest, he received a prorated award on 1/3/08 of 5,451 options, in connection with his service on the board since July 25, 2007, the date of his appointment to the board. Those options were valued for such purposes at $15.52 per share using the Black-Scholes-Merton option pricing model. The grant-date fair value for such purposes of the grants of options made in 2007 for all directors listed above other than Mr. Forrest was $100,103 and for Mr. Forrest was $84,600.

(4)
At 12/31/07, Mr. Diament held unvested stock awards totaling 750 shares (together with 6,469 vested shares) and option awards covering 12,120 shares (5,856 vested) from all awards prior to that date.

(5)
At 12/31/07, Mr. Le Blanc held unvested stock awards totaling 750 shares (together with 750 vested shares) and option awards covering 12,120 shares (5,856 vested) from all awards prior to that date.

(6)
At 12/31/07, Mr. McBride held unvested stock awards totaling 750 shares (together with 6,469 vested shares) and option awards covering 12,120 shares (5,856 vested) from all awards prior to that date.

(7)
At 12/31/07, Mr. Ressner held unvested stock awards totaling 750 shares (together with 6,469 vested shares) and option awards covering 12,120 shares (5,856 vested) from all awards prior to that date.

(8)
At 12/31/07, Mr. Smith held unvested stock awards totaling 750 shares (together with 3,750 vested shares) and option awards covering 12,120 shares (5,856 vested) from all awards prior to that date.

(9)
Mr. Wise was reimbursed $114,433 for the cost of traveling by private aircraft to attend board meetings in person; this amount has not been included in his total compensation. At 12/31/07, Mr. Wise held unvested stock awards totaling 750 shares (together with 750 vested shares) and option awards covering 12,120 shares (5,856 vested) from all awards prior to that date.

(10)
At 12/31/07, Ms. Johnson held unvested stock awards totaling 750 shares (and no vested shares) and option awards covering 6,264 shares (none vested) from all awards from prior to that date.

(11)
Awards of restricted stock and options were made to Mr. Forrest on 1/3/08 as detailed in Notes (2) and (3) above. At 12/31/07, Mr. Forrest held no stock awards and no option awards from prior to that date.

        Annual Board Fees.    In return for their services on behalf of the company as directors, the individuals who serve as members of the board of directors receive the fees listed below; provided that no compensation is paid to those members who are employees of the company:

Type of Fee	Committee	2007 Fee	2008 Fee
Annual Retainer– all non-employee directors	N/A	$25,000	$50,000
Committee Chair	Audit Compensation Governance and Nominating	30,000 10,000 —	20,000 20,000 10,000
Committee Member	Audit Compensation Nominating/Governance	15,000 10,000 —	15,000 10,000 10,000
Lead Director	N/A	20,000	20,000
Per meeting of the full board, attendance in person	N/A	2,000	2,000
Per meeting of the full board, attendance by telephone	N/A	1,000	1,000
Per committee meeting, attendance in person	N/A	1,500	1,500
Per committee meeting, attendance by telephone	N/A	1,000	1,000

        Equity Compensation.    For their service in 2007, directors received awards of restricted shares and stock options under the company's 2006 Director Equity Compensation Plan. Under the terms of that plan, directors who were designated by the board as "independent directors" for purposes of Article III, Section 3 of the company's bylaws (or, although not so designated, were not an officer or employee of the company and did not otherwise participate in management and were designated by the board to participate in the plan) and who were serving at the close of business on the date of the annual meeting of shareholders in the years 2006 or 2007 received an award of restricted shares and stock options based on the fair market value at that time of 3,000 shares of common stock. The awards consisted of 750 restricted shares and options with a value, calculated under the Black-Scholes-Merton option pricing model, equal to the market value (using the closing price on that date) of 2,250 shares. Directors whose service commenced after the date of an annual meeting of shareholders were eligible to receive an award of a lesser number of shares and options as determined by the board. In connection with the appointment of Mr. Forrest to the board on July 25, 2007, after the 2007 annual meeting of shareholders, he was granted a prorated award under the plan on January 3, 2008. The award consisted of 606 shares of restricted stock and options to purchase 5,451 shares with an exercise price of $46.52, the closing price of the company's stock on the date of the award. The awards will vest on May 15, 2008, the same vesting date as the awards granted to the other directors, representing the first anniversary of the awards to all of the directors except Mr. Forrest.

        Under the 2006 Director Equity Compensation Plan, awards which are unvested at the time that a director's service is terminated due to death, disability or retirement, or at the time of a change of control of the company, will fully vest at that time. If a director's service terminates for any other reason, unvested awards will terminate.

        If the 2008 MIP is approved by the shareholders at the 2008 annual meeting, directors will receive awards of restricted stock under the 2008 MIP for their service in 2008 and beyond. The 2008 MIP authorizes the board to make equity awards to non-employee directors. The company will no longer maintain a separate formula-based director equity award plan. The 2008 MIP provides that the 2006 Director Stock Compensation Plan will be terminated, along with the 2003 and 2006 Management Incentive Plans. If the 2008 MIP is approved by the shareholders at the 2008 annual meeting, the board plans to grant to independent directors who are serving at the close of business on the date of the 2008 annual meeting of shareholders an award of restricted shares with an aggregate fair market value at that time equal to $125,000. Directors whose service commences after the date of the 2008 annual meeting will be eligible to receive an award with a lesser aggregate fair market value as determined by the board.

        The Management Compensation Committee on February 7, 2008 approved a Director Share Ownership Policy which will be implemented beginning in 2008. Under that policy, directors will be required to maintain a minimum share ownership position equal in value to five times the annual retainer fee applicable to board members generally. For 2008, this annual retainer fee is $50,000, and directors will be required to hold shares with an aggregate fair market value equal to no less than $250,000. In order to effect this policy, directors will accumulate shares over time through regular grants as described above. However, directors will not be allowed to sell any shares unless they will retain share ownership with an aggregate fair market value equal to or greater than the required amount.

        The Management Compensation Committee has the responsibility of reviewing the schedule of fees payable to directors and the design of the company's equity compensation of directors. Following its review of these issues, its recommendations are forwarded to the board for approval. Equity awards to non-employee directors in 2006 and 2007 were approved by the shareholders at the 2006 annual meeting as formula awards under the 2006 Director Equity Compensation Plan. In 2007, the committee engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to advise it on changes to its cash and equity compensation policies for 2008. Based on input regarding market compensation from these consultants, the committee recommended adoption of the revised fee schedule set forth above. The committee also recommended the equity grant policies described above in connection with the proposed 2008 MIP. The board approved these recommendations.

Process for Selecting Nominees to the Board

        The Nominating/Corporate Governance Committee is responsible for, among other things, identifying, evaluating and recommending candidates to become members of the board. The board has adopted Corporate Governance Guidelines and a Policy for Selecting Nominees for Election as Directors, which are available on the company's Internet site at www.magellanhealth.com. Prior to October 2006, the board operated under a Policy Regarding Director Nominations by the Board of Directors under which the independent members of the board considered and recommended nominations to the full board. Under the company's by-laws, shareholders may also participate in the nomination of directors by two methods: by recommending nominees for the consideration of the board of directors or by directly nominating an individual to serve as a director. For further information on the nomination of directors directly by shareholders, see "Direct Shareholder Nominations" below. The Nominating/Corporate Governance Committee is also responsible for evaluating and making recommendations to the board regarding individuals properly presented by shareholders for nomination.

        In general, no specific search effort must be completed to fill a director position. In the case of a vacancy in the position of a director, the committee recommends to the board an individual to fill that vacancy either through appointment by the board or through election by the shareholders. The committee may retain a search firm to assist it in identifying and evaluating candidates. In nominating candidates, the committee may take into consideration the factors that it considers appropriate. These factors may include the candidates' personal qualities and characteristics; accomplishments and reputation in the business community; the candidate's current knowledge and contacts in the communities in which the company does business and in the company's industry; the candidate's experience with business and other organizations of comparable size; the candidate's ability and willingness to commit adequate time to board and committee matters; the candidate's ability to complement the skills of the other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company; and diversity of viewpoints, background, experience and other demographics. Other factors which the committee may consider in evaluating candidates are set out in the Policy for Selecting Nominees for Election as Directors. The Nominating/Corporate Governance Committee may consider candidates proposed by management, but it is not required to do so. The committee must conduct the appropriate and necessary inquiries into the background and qualifications of possible candidates.

        With respect to incumbent directors, the Nominating/Corporate Governance Committee reviews the director's overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance, and circumstances that have presented or are expected to present a conflict of interest with the company. In general, no specific search effort must be initiated to conduct a search to fill the position of an incumbent director unless and until the board has determined that such director will not be re-nominated.

        In cases where members of the Nominating/Corporate Governance Committee are subject to reelection at the next annual meeting, those directors exclude themselves from any committee discussion or action on their nomination. Mr. McBride excluded himself from discussion or action on his nomination for reelection at the 2008 annual meeting but participated in discussion and action on the other candidates for election as directors.

        The Nominating/Corporate Governance Committee also develops and recommends to the board standards to be applied in making determinations as to the absence of any material relationship between the company and a director and as to a director being otherwise considered independent under the NASDAQ rules.

        The Nominating/Corporate Governance Committee also identifies board members qualified to fill vacancies on any committee of the board (including the Nominating/Corporate Governance Committee) and recommends the appointment of members to fill those vacancies. In nominating a candidate for committee membership, the Nominating/Corporate Governance Committee takes into consideration the factors set forth in the charter of the committee, if any, and any other factors it deems appropriate.

        Messrs. McBride, Le Blanc and Wise were nominated for reelection, and Mr. Forrest was nominated for election for the first time, as directors at the annual meeting through the process described above.

  Shareholder Recommendations

        Shareholders who wish to recommend a prospective nominee for the board may do so by writing to our corporate secretary at 55 Nod Road, Avon, CT 06001 along with whatever supporting material the shareholder considers appropriate. All such shareholder-recommended candidates should satisfy the following criteria for board qualification:

  •
  The candidate should be an individual of accomplishment in his or her career.

  •
  The candidate should be able in carrying out his or her responsibilities as a director to make independent business judgments in an analytical manner and should exhibit practical wisdom and mature judgment.

  •
  The candidate should possess the highest personal and professional ethics, integrity and values, and should be committed to promoting the long-term interests of the company's stockholders,

    free of any relationship that may on a regular basis create conflict of interest between his or her directorial role and personal or other associative interests.

  •
  The candidate should have expertise and experience in an area pertinent to the company's business, and have the time to and, by personality, be effective in providing advice and guidance to the management of the company based on that expertise and experience.

        In order for shareholder-recommended candidates to be considered in an orderly manner, generally, names and other supporting materials should be submitted not later than six months prior to the anniversary of the mailing date of the Company's most recent past annual meeting proxy statement, which will be October 11, 2008 for the 2009 annual meeting. Materials in support of a shareholder-recommended candidate should include:

  •
  All information about the candidate that is required to be disclosed in solicitations of proxies for election of directors or otherwise required under Regulation 14A under the Exchange Act, including written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

  •
  An indication of whether the candidate qualifies as "independent" under NASDAQ listing standards and securities law requirements relating to service on the Audit Committee.

  •
  The name and address of the recommending stockholder, as they appear on the company's books, and of any beneficial owner on whose behalf the recommendation is made.

  •
  The class and number of shares of the company's stock that are beneficially owned and held of record by such stockholder or beneficially owned by such beneficial owner.

  •
  Information regarding whether the recommending stockholder, beneficial owner or candidate or their affiliates have any plans or proposals for the company, including for any extraordinary transaction.

  •
  Whether the recommending stockholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the company or to further personal interests or special interests not shared by stockholders at large.

  Direct Shareholder Nominations

        Shareholders who wish to directly nominate an individual to serve as a director may do so if they are entitled to notice of and to vote at a meeting called for the election of directors, by writing to our corporate secretary at 55 Nod Road, Avon, CT 06001 together with various required materials. To be effective, the nomination must be received not later than 90 days prior to the anniversary date of the last annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, the nomination must be received within 15 days after the public announcement by the company of the date of the annual meeting. The nomination must contain the following information to the extent known by the shareholder:

  •
  The name, age, business address, and residence address of the proposed nominee(s) and of the notifying shareholder.

  •
  The principal occupation of the proposed nominee.

  •
  A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

  •
  The class and total number of shares of capital stock and other company securities that are beneficially owned by the notifying shareholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying shareholder of the proposed nominee, the manner of beneficial ownership.

  •
  A description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the notifying shareholder.

  •
  Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act had the nominee been nominated, or intended to be nominated, by the board.

  •
  The consent of the nominee to serve as a director of the company if so elected.

        The company may request any proposed nominee to furnish such other information as may reasonably be required by the company to determine the qualifications of the proposed nominee to serve as a director of the company. Within 15 days after receipt by the secretary of a shareholder notice of nomination, the board must instruct the secretary to advise the notifying shareholder of any deficiencies in the notice. The notifying shareholder must cure the deficiencies within 15 days of receipt of such notice.

Director Independence

        NASDAQ listing standards require that a majority of the company's board of directors be classified as independent directors. Under NASDAQ rules, no director qualifies as independent unless the director is not an officer or employee of the company and was not employed by the company during the preceding three years, and the board determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For various corporate governance purposes, including the composition of the Nominating/Corporate Governance Committee and the Management Compensation Committee, we have separately adopted a standard for determining when a director is independent which is identical to the NASDAQ standard. This standard is set forth below. In addition, the charters of the committees of the board may contain additional considerations which bear on a determination that their members are independent for purposes of service on those committees.

        Our Nominating/Corporate Governance Committee as one of its key functions periodically monitors and reviews the independence status of the directors. At its meeting held on February 27, 2008, the committee reported to the full board on its review of director independence. As part of receiving the committee report, the board reviewed and considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries, including those reported under "Executive Officers—Certain Relationships and Related Party Transactions" below. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following standards, in addition to considering any other relevant facts and circumstances:

  •
  A director who is, or at any time during the past three years was, employed by the company, is not considered independent.

  •
  A director who accepted or who has a family member who accepted any payments from the company in excess of $60,000 during any period of twelve consecutive months within the three preceding years, except compensation for board or committee service, payments arising from an investment in the company's securities and certain other payments, is not considered independent.

  •
  A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer, is not considered independent.

  •
  A director who is, or has a family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising from investments in the company's securities and certain other payments, is not considered independent.

  •
  A director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity, is not considered independent.

  •
  A director who is, or has a family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years, is not considered independent.

        In addition, the NASDAQ standards impose additional independence and qualification standards on the members of our Audit Committee. Under these standards, each committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from accepting directly or indirectly any consulting, advisory or other compensatory fee from the company or from being an affiliated person of the company, and must not have participated in the preparation of the company's financial statements at any time during the past three years.

        Under the standards set forth above, the board determined that all of its members, including each of the members of our Audit Committee, Management Compensation Committee and Nominating/Corporate Governance Committee, are independent as of the date of this proxy statement, except Dr. Lerer (our chief executive officer), Mr. Shulman (our former chief executive officer) and Mr. Le Blanc, due to the prior ownership of a controlling interest in the company's Multi-Vote Common Stock by an affiliate of Onex Corporation ("Onex") prior to May 20, 2005, along with other factors, and the application of certain NASDAQ three year look-back rules. Mr. Le Blanc would currently be considered independent but for the application of the NASDAQ three-year look-back rules. As of May 20, 2008, Mr. Le Blanc will no longer be affected by these look-back rules and will be considered independent under NASDAQ rules and company policies. In connection with the end of his service as chief executive officer in February 2008, Mr. Shulman received certain payments and benefits and entered into ongoing compensation arrangements as described below under "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman."

        With respect to Mr. Diament, the board considered whether his independence was affected by the fact that his brother and sister-in-law act as participating providers under contracts with the company's behavioral health subsidiary. However, in view of the fact that those individuals participate on standard economic terms as other providers, that the amount of their fees derived from the company was not material, and that the services provided by them represent bona fide services, the board determined that Mr. Diament's independence was not affected. With respect to Mr. Wise, the board considered whether his independence was affected by the fact that he serves as the non-executive chairman of the board of directors of Coventry Health Care, Inc. The company currently has a behavioral health services agreement with a subsidiary of Coventry under which the company derived revenues of approximately $2.3 million during 2007. In addition, the company has made a joint bid with Coventry to provide managed healthcare services to the state of Tennessee's TennCare program for Medicaid members in the East Grand and West Grand Regions of Tennessee. After considering the nature of this joint bid, the behavioral health services agreement and the role that Mr. Wise plays with Coventry, the board determined that the company's agreements with Coventry and its affiliates do not affect Mr. Wise's independence. For further information on these transactions, see "Executive Officers—Certain Relationships and Related Party Transactions" below.

Review of Related Person Transactions

        The board has adopted a Related Person Transaction Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with related persons. As a general matter, the company seeks to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the company's best interests. However, the company recognizes that in some circumstances transactions between the company and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the company or that is not inconsistent with the best interests of the company and where it is not efficient to pursue an alternative transaction. A copy of the policy is available on our Internet site at www.magellanhealth.com.

        The policy applies to the following persons:

  •
  each director and executive officer of the company

  •
  any nominee for election as a director of the company

  •
  any security holder who is known to the company to own of record or beneficially more than five percent of any class of the company's voting securities

  •
  any immediate family member of any of the above persons

For purposes of the policy, a related person transaction means any transaction or arrangement or series of transactions or arrangements in which the company participates (whether or not the company is a party) and a related person has a direct or indirect interest material to the related person. A related person's interest in a transaction or arrangement will be presumed material to that person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature such that further review is not warranted. The policy lists several types of transactions or arrangements that are not considered related person transactions for purposes of the policy, some of which include the following:

  •
  use of property, equipment or other assets owned or provided by the company, including aircraft, vehicles, housing and computer or telephonic equipment, by a related person primarily for company business purposes, if such use is subject to other policies of the company regarding such use

  •
  reimbursement of business expenses incurred by a director or executive officer in the performance of his or her duties and approved for reimbursement in accordance with the company's policies and practices

  •
  compensation arrangements for employees and consultants for their services as such that have been approved by the Management Compensation Committee, other than certain perquisites.

        Under the policy, except as otherwise provided, any director, nominee for director or executive officer who intends to enter into a related person transaction must disclose that intention and all material facts with respect to the transaction to the Audit Committee. Also, any officer or employee who intends to cause the company to enter into any related person transaction must disclose that intention and all material facts with respect to the transaction to his or her superior, who is responsible for seeing that that information is reported to the Audit Committee. As part of disclosing the material facts with respect to the transaction, the person proposing the transaction must provide specific details about his or her interest in the transaction, a description of the connection that person has with the transaction, the business justification for the transaction and other specific details. The Audit Committee must then review the related person transaction and approve the transaction before the transaction will be given effect. If the company in error enters into a related person transaction without pre-approval by the committee, the transaction must promptly upon discovery be presented to the

Audit Committee for its review. The committee then will make a recommendation to management or the board whether undoing or modifying the transaction is appropriate and any disciplinary action or changes in the company's controls and procedures should be made.

        The Audit Committee may delegate its authority to review, approve or ratify related person transactions or categories of transactions, other than those involving a member of the committee, to the chairman of the committee where action is warranted between scheduled committee meetings. Any determination made under delegated authority must be presented to the full Audit Committee for review by the next regular meeting of the committee.

        In approving or ratifying a related person transaction, the Audit Committee will consider under the relevant facts and circumstances whether the transaction is in, or is not inconsistent with, the best interests of the company, including the following factors:

  •
  the position within or the relationship of the related person with the company

  •
  the materiality of the transaction to the related person and the company

  •
  the business purpose for and reasonableness of the transaction, taken in the context of alternatives available to the company

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the company offers generally to persons who are not related

  •
  whether the transaction is in the ordinary course of the company's business and was proposed and considered in the ordinary course of business

  •
  the effect of the transaction on the company's business and operations.

        The policy may be changed at any time by the board.

        For a description of an ongoing arrangement between the company and a related party, see "Executive Officers—Certain Relationships and Related Party Transactions" below. As of February 19, 2008, the company entered into a Transition Agreement with Mr. Shulman dealing with the completion of his service as chief executive officer, which is described under "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman" below. That agreement was negotiated with and approved by the entire board.

Codes of Ethics

        The board has adopted a Code of Ethics for Directors, covering directors only, and a Code of Ethics for Covered Officers, covering senior executives and individuals reporting directly to the chief executive officer and finance department employees at a vice president level or above. In addition, the company has adopted a Corporate Compliance Handbook covering all employees. The codes and the handbook provide a framework for a comprehensive ethics and compliance process designed to ensure that we conduct our business in a legal and ethical manner. All covered persons are expected to understand and comply with the policies and obligations described in the codes and the handbook.

        The Code of Ethics for Directors deals with conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, insider trading and personal loans to executive officers and directors. The Code of Ethics for Covered Officers deals with good faith and fair dealing in all negotiations and transactions, actual and apparent conflicts of interest, responsible use and protection of company assets, disclosures filed with the SEC or otherwise communicated to the public, compliance with laws, prompt reporting of violations of the code of ethics and other applicable policies, and accountability with respect to compliance with the code of ethics.

        The handbook, among other things, contains a whistleblower policy that sets forth steps an employee should take if he or she has a question about a legal or ethical issue related to his or her job or the company, and prohibits retribution against any person raising an issue.

        The company will provide to any person without charge, upon request, copies of its Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such request should be made in writing to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, CT 06001. The Code of Ethics for Directors and Code of Ethics for Covered Officers are also available on our Internet site at www.magellanhealth.com. The company intends to disclose any future material amendments to the provisions of the codes of ethics and material waivers from such codes of ethics, if any, made with respect to any of its directors and executive officers on its Internet site.

Disclosure Controls and Procedures

        We have adopted disclosure controls and procedures that are designed to ensure that all public financial disclosures are accurate, complete and timely. We have also created a disclosure committee, which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matters as soon as practicable to our corporate secretary at 55 Nod Road, Avon, Connecticut 06001.

Communications with Directors and Management

        We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

        Member and Provider Communications:    Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our Internet site at www.magellanhealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

        Investor Relations:    We maintain an investor relations department that is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

E-mail: ir@magellanhealth.com
Post Office Address:
Investor Relations Department
Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001
 Telephone: (877) 645-6464

        Lead Director:    You may communicate with Mr. Le Blanc, our lead director, through the following channels:

E-mail: leaddirector@magellanhealth.com.
Post Office Address:
Communications with Lead Director
c/o Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001

        All communications to the lead director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

        These communications will initially be received by a designee of the lead director who will log, track and summarize the matters raised in the communication. After consideration of the communication by the lead director, he may direct that such communications be presented to the full board of directors, the non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

        Our certificate of incorporation provides for a board of directors divided into three groups, each group having a different three year term of office expiring at the annual meeting of shareholders in the relevant year. Directors are elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

        The board of directors currently consists of ten (10) persons: Steven J. Shulman, Michael P. Ressner, Michael Diament, William J. McBride, Robert M. Le Blanc, Allen F. Wise, Barry M. Smith, René Lerer, M.D., Nancy L. Johnson and William D. Forrest. The board of directors proposes that William J. McBride, Robert M. Le Blanc and Allen F. Wise, who are currently serving as directors, be re-elected to serve for terms of three (3) years and until the election and qualification of their successors. The board also proposes that William D. Forrest, who currently serves as a director by appointment of the board, be elected to serve for a term of three (3) years and until the election and qualification of his successor. The proxies cannot be voted for a greater number of persons than the four nominees named. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of William J. McBride, Robert M. Le Blanc, Allen F. Wise and William D. Forrest as directors. Each nominee has indicated his willingness to serve on the board, if elected, and the board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee will be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

        Barry M. Smith, René Lerer, M.D. and Nancy L. Johnson serve as directors whose terms expire in 2009. Steven J. Shulman, Michael P. Ressner and Michael Diament serve as directors whose terms expire in 2010. These directors are not standing for re-election because their terms of office as directors extend past the annual meeting.

Certain Information Regarding Our Directors and Executive Officers

        The following table lists the age and committee membership as of the date of this proxy statement of each nominee for director, each director continuing in office and each of our current executive officers who is a director. Descriptions of each person's business experience during the past five years is set forth in the next section, entitled "Directors."

NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2011

Name	Age	Committee Membership
William J. McBride	63	Nominating/Corporate Governance Committee (Chair), Audit Committee
Robert M. Le Blanc	41	—
Allen F. Wise	65	Management Compensation Committee
William D. Forrest	47	Management Compensation Committee

DIRECTORS WHOSE TERMS EXPIRE IN 2009

Name	Age	Committee Membership
Barry M. Smith	54	Management Compensation Committee (Chair)
René Lerer, M.D.	52	—
Nancy L. Johnson	73	Nominating/Corporate Governance Committee

DIRECTORS WHOSE TERMS EXPIRE IN 2010

Name	Age	Committee Membership
Steven J. Shulman	56	—
Michael P. Ressner	59	Audit Committee (Chair), Nominating/Corporate Governance Committee
Michael Diament	39	Audit Committee, Management Compensation Committee

Directors

        Under the company's certificate of incorporation and by-laws, the number of directors is currently fixed at ten (10). Messrs. Shulman, Le Blanc, Ressner and Diament and Dr. Lerer were initially appointed in accordance with the Company's plan of reorganization under chapter 11 of the U.S. Bankruptcy Code, which was consummated on January 5, 2004. Mr. McBride was initially appointed by the board on January 21, 2004 and Mr. Smith was initially appointed by the board on December 17, 2004. Messrs. McBride and Le Blanc were re-elected by the stockholders at the 2005 annual meeting of stockholders, and Mr. Smith and Dr. Lerer were re-elected by the stockholders at the 2006 annual meeting. Mr. Wise was appointed to the board by the board in May 2006 after the 2006 annual meeting. Ms. Johnson was initially elected to the board by the stockholders at the 2007 annual meeting. Messrs. Shulman, Ressner and Diament were re-elected by the stockholders at the 2007 annual meeting.

        The company's bylaws require a majority of directors to be independent in accordance with NASDAQ's listing standards. Upon the recommendation and with the assistance of the Nominating/Corporate Governance Committee, the board of directors has determined that except for Dr. Lerer, who is the company's chief executive officer, Mr. Shulman, who until February 19, 2008 served as the company's chief executive officer, and Mr. Le Blanc, who is a Managing Director of Onex, all directors are independent, as that term is defined by the NASDAQ listing standards. For a discussion of these independence standards see "Corporate Governance and Related Matters—Director Independence" above.

  Nominees for Election for Terms Expiring in 2011

        William J. McBride was first appointed to the board in 2004. Mr. McBride is currently retired. Prior to his retirement in 1995, Mr. McBride had been a director of Value Health, Inc., a New York Stock Exchange listed specialty managed care company which included Value Behavioral Health, one of the largest behavioral health managed care companies at the time. From 1987 to 1995, Mr. McBride served as President and Chief Operating Officer of Value Health, Inc., overseeing all operational activities of the company and its subsidiaries. Prior to his tenure at Value Health, Mr. McBride spent 15 years in a variety of positions with INA Corporation and its successor, CIGNA Corporation, including serving as President and Chief Executive Officer of CIGNA Healthplan, Inc., Vice President and Controller of INA's Life and Healthcare Group and Vice President of Finance for CIGNA's Affiliated Business Group. Mr. McBride currently serves on the board of directors of AMERIGROUP Corporation, a managed healthcare company focused on providing services to Medicaid recipients; Evolution Benefits, Inc., a private insurance services company; Internet Health Care Group, an early-stage healthcare technology venture fund ("IHCG"), and Women's Health USA, Inc., a private healthcare services company.

        Robert M. Le Blanc, the board's lead director, is a Managing Director for Onex Corporation. Mr. Le Blanc was first appointed to the board in 2004. Prior to joining Onex in 1999, Mr. Le Blanc held various positions with Berkshire Hathaway for seven years. He also worked for five years at GE Capital in a variety of positions, including corporate finance and corporate strategy. Mr. Le Blanc is a director of First Berkshire Hathaway Life; Emergency Medical Services Corporation, a publicly-traded provider of emergency medical services; Center for Diagnostic Imaging; ResCare, Inc., a publicly traded human service company for the disabled; The Warranty Group, a provider of warranty and service contracts; Cypress Holdings; and Skilled Healthcare, Inc. He currently serves as chairman of Carestream Health Inc., a provider of medical and dental imaging systems. He is also a director of Connecticut Children's Medical Center.

        Allen F. Wise was first appointed to the board on May 16, 2006. Mr. Wise is Chairman of the board of directors of Coventry Health Care, a New York Stock Exchange-listed national managed healthcare company. From October 1996 to December 2004, he served as the President and Chief Executive Officer of Coventry. He previously served as executive vice president of UnitedHealth Group, Inc. Earlier in his career he served as president and chief executive officer of Wise Health System, a healthcare investment company; president and chief executive officer of Keystone Health Plan; and as chief operating officer of Independence Blue Cross. He is a director of Arcadian, Inc., a privately-held healthcare services company; and chairman and a director of Health Markets, Inc., a privately-held insurance provider for self-employed individuals and small businesses.

        William D. Forrest was first appointed to the board in July 2007. He is a managing partner and equity owner of Tower Three Partners, LLC, a private equity fund that invests in distressed companies requiring operational and/or financial restructuring. He also serves as the non-executive chairman of Cosi, Inc., a national restaurant chain which is listed on NASDAQ. He served as the executive chairman of Cosi from April 2003 until December 2006. Prior to joining Cosi, Mr. Forrest was a managing director with the restructuring group at the international investment bank, Gleacher Partners. Prior to his position at Gleacher Partners, he was a managing director of Catterton- Forrest LLC, where he was responsible for the acquisition and management of portfolio companies in the troubled business space. Mr. Forrest is a Certified Turnaround Professional. He began his professional career in the consulting division of Laventhol & Horvath. Throughout his career, he has served in executive management, investment banking and investor roles with organizations in a variety of industries including healthcare, manufacturing and food service.

  Directors Whose Terms Expire in 2009

        Barry M. Smith was first appointed to the board in 2004. Mr. Smith is the founder, Chairman and Chief Executive Officer of Bon Travay, S.A., a charitable organization dedicated to healthcare and educational efforts in Third World countries. Prior to founding Bon Travay, he founded and served as Chairman, President and CEO of VistaCare, Inc., a national provider of hospice services, from 1996 to 2003. Earlier in his career, Mr. Smith served as Chairman and CEO of Value Rx, Inc., then one of the country's largest pharmacy benefit management companies, and, prior to that, served as Vice President of Operations for PCS Health Systems, also a pharmacy benefit management firm. Mr. Smith serves as Chairman and Chief Executive Officer of B&J Associates, Inc. and B&J Investments, LLC. He also serves as Chairman of Keystone National Group, a private equity fund of funds. Mr. Smith also serves on the board of directors of Inpatient Consultants, Inc., the nation's largest provider of hospitalist services delivering patient care in acute care hospitals.

        René Lerer, M.D. was appointed President and Chief Executive Officer of the company as of February 19, 2008. Prior to that time, he served as President and Chief Operating Officer of the company from October 2003 and as Chief Operating Officer of the company from January 2003. Dr. Lerer was first appointed to the board in 2004. Prior to joining the company, Dr. Lerer co-founded IHCG, an early stage healthcare technology venture fund, and served as its President from 1999 to 2002. Prior to IHCG, Dr. Lerer was employed by Prudential Healthcare, Inc. as its Chief Operating Officer from 1997 to 1999. Prior thereto, Dr. Lerer was employed by Value Health, Inc., a New York Stock Exchange listed specialty managed healthcare company, and served as Senior Vice President—

Operations of its Pharmacy and Disease Management Group from 1995 to 1997. Prior thereto, Dr. Lerer was employed by Value Health Sciences as Senior Vice President of Corporate Development from 1992 to 1994. Dr. Lerer is a member of the board of directors of IHCG, Digital Insurance, a private employee benefits service company, and RealMed, a private insurance software company.

        Nancy L. Johnson formerly served in the U.S. House of Representatives as a 12-term Congresswoman from the 5th District of Connecticut. She is currently a fellow at the Institute of Politics at Harvard University and since May 2007 has served as a senior policy analyst with the federal public policy group of the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Ms. Johnson was first elected to the House in 1982 and served on the Committee on Ways and Means for nine terms, where she chaired at various times the Oversight, Human Resources and Health Subcommittees. Prior to her election to the House of Representatives, she served in the Connecticut Senate from 1977 to 1983. She currently serves as a member of the board of directors of National Campaign to Prevent Teen Pregnancy and the Information Technology Innovation Foundation. She also currently serves on the United States Naval Academy Board of Visitors, on the board of trustees of John Marshal Law School and on the health policy fellowship advisory board of the Robert Wood Johnson Foundation.

  Directors Whose Terms Expire in 2010

        Steven J. Shulman is the non-executive chairman of the board of the company. He served as Chief Executive Officer of the company from December 2002 until February 2008 and as chairman of the board from the effective date of the company's plan of reorganization, January 5, 2004. Prior to joining the company, Mr. Shulman founded IHCG, an early stage healthcare technology venture fund, and served as its Chairman and Chief Executive Officer from 2000 to 2002. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and Chief Executive Officer from 1997 to 1999. Prior thereto, Mr. Shulman co-founded Value Health, Inc., a New York Stock Exchange listed specialty managed health care company, and served as President of its Pharmacy and Disease Management Group and director from 1991 to 1997. From 1983 to 1986, Mr. Shulman was employed by CIGNA Healthplans as President of its East Central Division. Prior thereto, he served as Director of Medical Economics for Kaiser Permanente from 1974 to 1982. Mr. Shulman is a member of the board of directors of IHCG; Digital Insurance, a private employee benefit service company; BenefitPoint Inc., a private insurance software company; and Health Markets, Inc., a privately-held insurance provider for self-employed individuals and small businesses.

        Michael P. Ressner retired from Nortel Networks where between 1980 and 2003 he was a senior executive with functional responsibilities that spanned the areas of finance and general management. Mr. Ressner was an adjunct professor of Finance and Accounting at the North Carolina State University College of Management between 2003 and 2005. He now sits on the advisory board of the Enterprise Risk Management Institute at North Carolina State University. Mr. Ressner currently serves on the boards of directors at three public companies other than our company: Exide Technologies, Tekelec and Entrust. He previously served on the boards of directors of Arsenal Digital Solutions, Riverstone Networks, Proxim Corporation, WilTel, Netgear, and Arris Interactive. As a member of the Executive Service Corps, Mr. Ressner participates in assignments that focus on providing financial management and governance consultancy to not-for-profit organizations in the Raleigh/Durham/Chapel Hill area.

        Michael Diament formerly served as Portfolio Manager and Director of Bankruptcies and Restructurings from January 2001 to February 2006 for Q Investments, an investment management firm. From February 2000 until January 2001, Mr. Diament was a Senior Research Analyst for Sandell Asset Management, an investment management firm, and served as Vice President of Havens Advisors, an investment management firm, from July 1998 to January 2000. He was first appointed to the board in 2004. He also serves on the board of J.L. French Automotive Castings, Inc., a privately-held auto parts company. He previously served on the board of directors of i2 Technologies, Inc. and WilTel Communications Group, Inc.

Director Election and Terms of Office

        Mr. Forrest is currently nominated for election for a three-year term to extend until the 2011 annual meeting of stockholders and Messrs. McBride, Le Blanc and Wise are currently nominated for reelection for a three-year term to extend until the 2011 annual meeting. Mr. Smith and Dr. Lerer are currently serving for a three-year term, and Ms. Johnson is currently serving for a two-year term, to extend until the 2009 annual meeting of stockholders. Messrs. Shulman, Ressner and Diament are currently serving for a three-year term to extend until the 2010 annual meeting. In each case, the term of office will extend until the indicated annual meeting and the election and qualification of their respective successors, or their earlier death, incapacity, resignation or removal.

Arrangements Regarding the Nomination of Directors

        There is no agreement or arrangement whereby any director or other individual has been nominated or will be re-nominated to serve as a director of the company, except in the case of Dr. Lerer and Mr. Shulman. Under his employment agreement entered into on February 19, 2008, Dr. Lerer is to serve as a member of the board and any failure by the company to elect or re-elect him to the board is considered to give him "good reason" to terminate that agreement and receive the compensation and other benefits described under "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments" below. Under the company's transition agreement entered into with Mr. Shulman on February 19, 2008 the company agreed that it will, subject to the fiduciary duties of the board, recommend that the shareholders reelect Mr. Shulman for the three-year term of that agreement. See "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman" below. All directors are elected by the holders of common stock, voting as a single voting group.

        Certain provisions of the company's certificate of incorporation and by-laws govern the nomination and election of the company's directors. In accordance with the company's bylaws, the board of directors is required to nominate for election at each annual meeting of shareholders candidates who, if elected, will cause a majority of the members of the board of directors of the company to be independent directors, as determined in accordance with the listing standards of NASDAQ (and to meet certain other requirements regarding independence for membership on the Audit, Management Compensation and Nominating/Corporate Governance Committees, as well as corporate governance guidelines adopted by the board). Nominations may also be made by shareholders in accordance with certain procedures established by the by-laws and nominations not made in compliance with the requirements established thereby may not be given effect.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

  Executive Compensation Philosophy

        Our compensation programs and policies are designed to attract, retain and reward individuals of outstanding ability in key executive positions, in order to deliver value to our shareholders. Specifically, our compensation programs have been developed using the following principles:

  •
  Pay for Performance:  Our philosophy is that an individual's compensation should reflect his or her individual performance, the performance of his or her area of responsibility, and the performance of the company as a whole. Corporate strategic goals are set and formally revisited by our board on an annual basis. Each executive's performance for a year is evaluated in relation to the corporate strategic goals for the year pertaining to his or her area of responsibility. These same strategic goals serve as a framework on which all employee performance evaluations are derived.

  •
  Competitive Pay:  We believe that the overall compensation package for each executive should be competitive as determined, where available, by market-based compensation data pertinent to his or her position. In determining competitive compensation levels, we consider comparable companies as well as comparable talent. We endeavor to set base compensation at a level modestly above the average determined by pertinent market-based compensation data in order to recruit and retain appropriate personnel and to set variable pay on terms and at levels that will be materially above the average where performance is correspondingly above average. Because we believe that it is necessary to attract superior executive talent to achieve our business objectives, targeted leadership positions that will most leverage company performance are benchmarked at the 75th percentile within the group of comparator companies. We conduct an annual review of both competitive market data, as well as a comprehensive assessment of company, business unit and individual performance to ensure pay remains both competitive, as well as intricately linked to performance.

  •
  Alignment with Company Goals:  Our compensation programs are designed to support both the short-term and long-term financial, operating and other goals of the company. We seek to balance the mix of long- and short-term variable compensation to create incentives for the achievement by each executive of performance goals aligned with our long- and short-term goals, to help ensure execution of such goals through achievement of specific company-wide, business unit and individual objectives associated with such long- and short-term goals.

  •
  Alignment with Shareholder Interests:  We believe that senior management's compensation should include long-term incentives that encourage performance that builds long-term value for both the company and our shareholders. To that end, compensation program components balance the need to incent and reward short-term results (e.g. through the Short Term Incentive Plan ("STIP")) with long-term results as reflected by the market performance over time of the company's common shares (e.g. through equity awards under the 2003 Management Incentive Plan ("2003 MIP"), the 2006 Management Incentive Plan ("2006 MIP") and the proposed 2008 Management Incentive Plan ("2008 MIP").

  Role of the Management Compensation Committee

        The Management Compensation Committee (the "committee") of our board of directors is comprised of four members of the board who are not current or former employees of the company and who the board has determined are independent for purposes of NASDAQ listing standards. See "Corporate Governance and Related Matters—Director Independence" above. The duties and responsibilities of the committee include: (i) establishment of our general compensation philosophy, and oversight of the development and implementation of compensation programs; (ii) review and approval of the means used for applying our corporate goals, and our specific company-wide and business unit performance objectives to be used in determining the compensation of our chief executive officer, other executive officers and other members of senior management; (iii) review and approval of compensation for our chief executive officer and our other Named Executive Officers; (iv) the development of recommendations to our board with respect to our various compensation plans and programs and overseeing the activities of the individuals and committees responsible for administering these plans; and (v) oversight of regulatory compliance with respect to compensation matters. In practice, the committee specifically determines the compensation payable to the Named Executive Officers and our controller, Jeffrey West, with input from pertinent management personnel, independent compensation consultants and other advisers. The committee periodically (but at least annually) reviews tally sheets for each of our Named Executive Officers which detail each and every component of each person's total compensation.

  Compensation Consultants

        The committee has engaged Steven Hall & Partners, a nationally recognized compensation consulting firm, to act as its independent compensation consultant and provide the committee with information supporting compensation decisions with respect to our Named Executive Officers and other executive officers and key employees for their compensation in 2007 and 2008 and to review and advise the company on its management compensation plans and programs. These consultants were engaged directly by the committee although they periodically interact with management to gather relevant data, to implement compensation plans and programs and to assist in the preparation of the company's proxy statement and other public filings. The committee has sole authority to determine the compensation for and to terminate Steven Hall & Partners' services. The committee annually instructs the consultants to perform a market analysis and develop competitive market data of comparator companies for all elements of compensation. Based on its market analysis, the consultants formulate a range of values within major elements of compensation, which the committee considers in making its compensation decisions. In connection with reviewing compensation, the committee also engaged Hewitt Associates to provide information regarding comparable companies and other advice regarding executive compensation.

  Comparator Companies

        In setting compensation levels for our executive officers, the committee considers several sources of data, consistent with the philosophy and objectives of our compensation program. Because we have few similar peer companies with which we compete, we use several data sources in our market analysis. Specifically, the companies used in our market analysis are selected based on 1) the caliber of talent required to meet and exceed the company's operational and strategic goals and 2) similar industry, business, size, and revenue characteristics. Additionally, for those executive roles that may cross industry lines, market survey data based on discipline, company size, and revenue is considered. For all of these analyses, total remuneration is considered, including base salary, bonus (short-term incentive awards) and equity and other long-term incentive awards.

  Comparable Talent Assessment

        During 2007, Mr. Shulman served as our chief executive officer, Dr. Lerer served as our chief operating officer and Mr. Demilio served as our chief financial officer. On February 19, 2008, Dr. Lerer was named chief executive officer and Mr. Shulman continued to serve the company as the non-executive chairman of the board. While we rely primarily on performance in setting compensation for our executive officers, we have in the past also relied to a large degree on an assessment of comparable talent in making compensation decisions for Mr. Shulman, Dr. Lerer and Mr. Demilio. We used comparable talent data because, to a certain degree, we believed that we competed for senior executive talent across industry boundaries. A comparable talent-based comparison was used to negotiate the employment agreements and set the initial incentive compensation package established for Mr. Shulman, Dr. Lerer and Mr. Demilio shortly prior to the January 2004 effective date of the company's plan of reorganization and has been used each year thereafter to establish annual compensation. In conducting this comparable talent assessment, we reviewed public proxy statement information of companies in similar lines of business whose executives mirror the experience of Mr. Shulman, Dr. Lerer and Mr. Demilio. Companies used in this analysis in 2007 were:

National Managed Care Companies:	Aetna, Inc., CIGNA Corporation, and UnitedHealth Group Inc.
Blue Cross/Blue Shield Companies:	Wellpoint, Inc. (formerly Anthem)
Regional Managed Care Companies:	Coventry Health Care, Inc., Health Net, Inc., Humana, Inc. and Sierra Health Services, Inc.
Specialty Health Care Companies:	Amerigroup Corporation, Centene Corporation, WellCare Health Plans, Inc., Express Scripts, Inc., and Medco Health Solutions, Inc.

        We do not intend to rely to a material degree on a comparable talent assessment in setting compensation for our Named Executive Officers in 2008 and beyond. We believe that the company has reached a level of maturity in our industry sector that has largely removed the necessity for this type of analysis. Instead, we intend to focus on a comparable company assessment in setting compensation for the Named Executive Officers.

  Comparable Companies Assessment

        For Mr. Shulman, Dr. Lerer and Mr. Demilio, an analysis of publicly-available proxy statement information of comparable companies, as defined by industry, business and revenues, has also been conducted annually. Comparable companies assessed as part of the compensation decisions taken in 2007 were: Amerigroup Corporation, Centene Corporation, Coventry Health Care, Inc., Sierra Health Services, Inc. and WellCare Health Plans, Inc.

  Other Market Data

        For Mr. Gregoire and Ms. Lewis-Clapper, who serve as our General Counsel and Chief Human Resources Officer, respectively, market survey data based on discipline, organizational size, revenue and industry is used. Many of the companies listed above are included in these survey data, along with data from many other companies with executives in those positions.

  Mix of Compensation

        Consistent with our compensation philosophy, our total remuneration for executive officers is designed to attract and retain appropriate talent and encourage performance that builds long-term value for both the company and its shareholders. The committee annually sets target compensation for each of the Named Executive Officers, which is allocated among a three-part program which includes base pay and benefits, Short-Term Incentive Plan ("STIP") bonuses, and equity awards. In general, base pay is determined by the company's assessments of the degree of leverage which the individual has over company performance. Bonus is awarded based on annual performance relative to pre-set company-wide and individual performance criteria. Equity awards are made by determining a target value representing a multiple of base pay, divided by a per share value yielded by the Black-Scholes-Merton option pricing model ("Black-Scholes") or other valuation model for the equity instrument awarded. Each component is intended to address a goal of our compensation philosophy: base pay and benefits are designed to attract top talent; our STIP bonuses are designed to reward short-term (annual) results; and the equity component of our compensation plan is designed to reward longer term results consistent with shareholder returns and promote retention. We believe this three-part program properly aligns incentives to management to maximize the sustainability of the company's performance over time.

        In reviewing the mix of compensation to be paid to our Named Executive Officers for 2007, the committee reviewed tally sheets showing the values generated by each component of compensation. In reviewing 2007 compensation, the committee took into consideration the equity gains which were included in previous equity awards to the Named Executive Officers. In particular, the committee took note of the values embodied in options held by Messrs. Shulman and Demilio, Dr. Lerer and Ms. Lewis-Clapper since the time of the company's emergence from bankruptcy reorganization in January 2004, given the substantial increase in the market price of the company's common stock since that time. Although the option values generated by that market price increase were substantial, the committee recognized that those values were driven by an increase in our stock price for which those individuals bore substantial responsibility.

Compensation Program Components and Rationale for our Named Executive Officers

        The compensation packages for our Named Executive Officers are designed to set total compensation at levels that reflect both personal and organizational performance and results. Each of our Named Executive Officers has an employment agreement that establishes his or her base salary and, other than for Ms. Lewis-Clapper, bonus opportunity that was agreed upon following arm's length negotiations with the respective individual. The company entered into a new employment agreement with Dr. Lerer upon his appointment as chief executive officer of the company on February 19, 2008, based on negotiations between him and the committee and other members of the board. See "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments" below. The employment agreements with Mr. Shulman, Dr. Lerer and Mr. Demilio which were in effect during 2007, were negotiated with the company's creditors and other parties in interest in connection with the company's emergence from bankruptcy in January 2004 and, thus, before the committee was formed, but have been reviewed by the committee, which takes these agreements into account in making salary adjustments, incentive awards and other discretionary compensation decisions. The employment agreements with Mr. Gregoire and Ms. Lewis-Clapper have been approved by the committee. In determining annual adjustments to base salary, annual bonus awards (short-term incentive) and annual equity awards (long-term incentive) for our Named Executive Officers, the committee considers recommendations of the chief executive officer (except in the case of his own compensation) based on his assessment of each executive's performance and results and in the context of market data provided by the committee's independent compensation consultants.

  Base Salary

        Base salary is intended to provide basic financial security to our Named Executive Officers, so it is not made subject to performance risk in any year. In determining the base salary for each of our Named Executive Officers, the committee considers such factors as existing contractual commitments; competitive market data; compensation opportunities perceived to be necessary to retain them; individual performance; and the scope, complexity, difficulty and criticality of the individual executive officer's role with the company. The employment agreement with Dr. Lerer entered into in February 2008 and the employment agreements with Mr. Shulman, Dr. Lerer and Mr. Demilio entered into in January 2004 specify an initial base salary amount subject to annual adjustment based on performance reviews. We determined their initial base salaries and total compensation based on their experience and demonstrated results, the scope, complexity, difficulty and criticality of their roles, as well as their prior compensation.

        We also entered into employment agreements with our chief human resources officer, Ms. Lewis-Clapper, when she relocated to the company's corporate headquarters in August 2004, and with our general counsel, Mr. Gregoire, when he joined the company in January 2005. Both of these employment agreements specify an initial base salary subject to annual adjustment based on performance reviews. We determined initial base salary for Mr. Gregoire and Ms. Lewis-Clapper by conducting a market assessment to determine an appropriate pay range for the position, using comparable company data, comparable talent data, and other survey data as appropriate. We also assessed the candidate's experience and demonstrated results, the scope, complexity, difficulty, and criticality of the candidate's role, as well as the candidate's then-current compensation.

        To determine the adjustment to base salary payable in 2007 to Mr. Shulman, the committee developed and shared with Mr. Shulman criteria by which his performance was to be assessed, including both overall company targets, as well as areas on which he was to be individually assessed (e.g. leadership, strategic planning, succession planning, HR, communications, external relations, board communications, board governance and financial results). For 2007, Mr. Shulman's base salary was increased by 5% based on an overall assessment of his performance in the context of market data regarding executive compensation range movement provided by the compensation consultants.

        To determine the adjustment to base salary payable in 2007 for Dr. Lerer, Messrs. Demilio and Gregoire and Ms. Lewis-Clapper, Mr. Shulman articulated the overall company strategy, and each executive created a "scorecard" for his respective area of responsibility that reflected the company's goals. At the end of each year, each executive completed a self-assessment based on his scorecard and arrived at a quantitative score for the year. Mr. Shulman then reviewed the self-assessments, and completed his own analysis of each executive's performance, and assigned a quantitative rating resulting in a recommended increase percentage in the executive's base salary. The committee reviewed Mr. Shulman's recommendation for base salary increases for 2007 and adjusted the increases based on its discretion. As a result of this process, the committee decided to increase the base salary amounts for Dr. Lerer by 7.5%, Mr. Demilio by 3%, Mr. Gregoire by 3% and Ms. Lewis-Clapper by 4%. These increases were generally in line with inflation and reflected that all of our Named Executive Officers had met and exceeded their performance scorecards and goals.

        In determining adjustments to base salary payable in 2008, Dr. Lerer acted as chief executive officer from February 19, 2008 onward, serving in a role in the process of determining base salary similar to the one previously served by Mr. Shulman as described above. Dr. Lerer's own base salary was increased by 29% to $900,000 when he assumed the position of chief executive officer as a result of the board's recognition of the responsibilities associated with the position of chief executive officer and his negotiations with the board over his new employment agreement. The committee, based on Dr. Lerer's recommendations, decided to increase the base salary amounts for 2008 for Messrs. Demilio and Gregoire and Ms. Lewis-Clapper by 4% each. The committee approved these increases in base salary because they are generally in line with inflation and because all of our Named Executive Officers met or exceeded their performance scorecards and goals in 2007.

  Annual Bonuses

        We have established an annual short-term incentive plan, the STIP, which is described under "Benefit Plans and Awards—Annual Incentive Plan" below. The STIP provides cash bonuses and is available to all management, including our Named Executive Officers. The STIP has been utilized in recent years as the primary vehicle for providing management with short-term incentives. At the beginning of each fiscal year, the committee, with input from the chief executive officer and other members of management, establishes performance goals for the STIP bonus pool. At the end of the fiscal year, the committee then reviews the company's and the individual's performance relative to those performance goals and determines whether the goals were achieved and decides on the level of funding for the annual bonuses. Annual bonuses are paid in the first quarter of the year following the fiscal year to which the bonuses relate. The bonuses paid in 2008 were for work performed during 2007. The performance criterion for funding the 2007 annual bonus pool was the achievement of approximately $200 million in "segment profit," after the payment of budgeted expenses related to the payment of the STIP bonuses.

        We define "segment profit" as profit or loss from continuing operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, income taxes and minority interest. We use segment profit information for internal reporting and control purposes and consider it important in making decisions regarding the allocation of capital and other resources, risk assessment and employee compensation, among other matters. Segment profit information referred to in this proxy statement may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors and a reconciliation to the GAAP measure "Income from continuing operations before income taxes and minority interests" is included under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the SEC on February 29, 2008, and will be included in our Quarterly Reports on Form 10-Q to be filed with the SEC as required.

        We believe that segment profit is an appropriate measure of company performance for purposes of determining annual bonuses because we discuss segment profit in announcing our financial results and many shareholders and analysts use it as an important measure of overall company performance. We also believe that setting annual bonus performance targets based upon segment profit properly aligns incentives of our executives and employees with the interests of our shareholders. The committee determined that the 2007 segment profit goal was exceeded and that the company achieved 112.2% of the performance target. Each individual's bonus is determined based upon each individual's bonus target (which is determined as a percent of base salary), an evaluation of each individual's performance, and the overall company funding level. The individual bonus awards to Messrs. Shulman, Demilio and Gregoire, Dr. Lerer and Ms. Lewis-Clapper described below reflected our favorable financial performance as measured by segment profit and their positive individual performance as measured by their individual performance targets.

        Mr. Shulman:    Under his employment agreement in effect during 2007, Mr. Shulman was entitled to an annual target bonus opportunity of 100% of base salary. The applicable performance targets for each year were fixed by the committee during the first quarter of the year after consultation with Mr. Shulman, subject to the requirements of Mr. Shulman's employment agreement that provide that (i) the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus eligible executives of the company, and (ii) the other terms and conditions applicable to the target bonus must not be less favorable than those established for the other bonus-eligible executives of the company. Mr. Shulman was awarded the applicable portion of the target bonus based on the achievement of the performance targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned
80%	0%
100%	100%
120%	200%

        The portion of target bonus earned by Mr. Shulman was determined on a straight line interpolated basis for performance target achievement between the percentages set forth above. The committee had the power to, in its discretion, authorize the company to pay to Mr. Shulman additional bonus amounts if it found that it was warranted under the circumstances.

        In the first quarter of 2008, for the 2007 performance year, Mr. Shulman was awarded 161% of his target bonus, or $1,828,000. This award was calculated on the straight line interpolation of the above factors based on the company achieving 112.2% of the performance target.

        On February 19, 2008, Mr. Shulman ceased serving as chief executive officer of the company and Dr. Lerer was appointed to serve in that role. Mr. Shulman will continue to serve as the non-executive chairman of the company. In connection with the change in his status with the company, Mr. Shulman entered into a Transition Agreement with the company which provides for certain compensation and benefits to him. See "Transition Agreement with Mr. Shulman" below.

        Dr. Lerer:    Under his employment agreement in effect during 2007, while he served as chief operating officer, Dr. Lerer was entitled to an annual target bonus opportunity of 75% of his base salary. The applicable performance targets for each year were fixed by the committee during the first quarter of the year, subject to the requirements of Dr. Lerer's employment agreement that (i) the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus-eligible executives of the company, and (ii) the other terms and conditions applicable to the target bonus must not be less favorable than those established for other bonus-eligible executives of the company. Under his employment agreement, Dr. Lerer was to be awarded no less than the applicable portion of the target bonus based on the achievement of the performance targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned
80%	0%
100%	100%

        The portion of target bonus earned by Dr. Lerer was to be determined on a straight line interpolated basis for performance target achievement between the percentages set forth above. The chief executive officer had the right to recommend that the committee award an additional discretionary bonus amount to Dr. Lerer if he believed it was warranted under the circumstances.

        As a result of this process, the committee in 2008 awarded Dr. Lerer, for the 2007 performance year, 161% of his target bonus, or $842,914. This bonus consisted of a target bonus opportunity of 75% of base salary specified in his employment agreement, or $523,224, and an additional discretionary bonus of $319,690, in recognition of the fact that the company achieved 112.2% of the performance target and Dr. Lerer exceeding his personal goals for the year.

        Under the terms of the new employment agreement entered into between the company and Dr. Lerer on February 19, 2008 upon being named chief executive officer, Dr. Lerer is entitled to an annual target bonus opportunity of 100% of his base salary, with the ability to earn up to 200% of base salary at the sole discretion of the board or a duly authorized committee. The applicable performance targets for each year will be fixed by the board or a duly authorized committee during the first quarter of the year after consultation with Dr. Lerer, subject to the requirement of Dr. Lerer's employment agreement that the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus-eligible executives of the company.

        Mr. Demilio:    Under his employment agreement, Mr. Demilio is entitled to an annual target bonus opportunity of 60% of base salary. The applicable performance targets for each year are fixed by the committee during the first quarter of the year, subject to the requirements of Mr. Demilio's employment agreement that (i) the performance targets established with respect to the target bonus must not be less favorable than the corporate performance targets applicable to other bonus-eligible executives of the company, and (ii) the other terms and conditions applicable to the target bonus must not be less favorable than those established for other bonus-eligible executives of the company. Under his employment agreement, Mr. Demilio is to be awarded no less than the applicable portion of the target bonus based on the achievement of the performance targets, as follows:

% Achievement of Performance Targets	% of Target Bonus Earned
80%	0%
100%	100%

        The portion of target bonus earned by Mr. Demilio is to be determined on a straight line interpolated basis for performance target achievement between the percentages set forth above. The chief executive officer may recommend that the committee award an additional discretionary bonus amount to Mr. Demilio if he believes it is warranted under the circumstances.

        As a result of this process, the committee in 2008 awarded Mr. Demilio, for the 2007 performance year, 200% of his target bonus, or $668,429. This bonus consisted of a target bonus opportunity of 60% of base salary specified in his employment agreement, or $334,214, and an additional discretionary bonus of $334,215, in recognition of the fact that the company achieved 112.2% of the performance target and Mr. Demilio exceeding his personal goals for the year. The committee, after input and recommendation from Dr. Lerer, determined to increase Mr. Demilio's annual target bonus opportunity for 2008 to 75% of base salary.

        Mr. Gregoire:    Under his employment agreement, Mr. Gregoire is eligible to receive an annual target bonus opportunity of at least 50% of base salary under the STIP or successor annual incentive plan. The committee in 2008 awarded Mr. Gregoire, for the 2007 performance year, 140% of his target bonus, or $243,698. This was based on the company achieving 112.2% of the performance target and Mr. Gregoire exceeding his personal goals for the year.

        Ms. Lewis-Clapper:    Ms. Lewis-Clapper is not entitled to any specific annual target bonus opportunity under her employment agreement. For 2007, the committee set her annual target bonus opportunity at 50% of base salary. The committee in 2008 awarded Ms. Lewis-Clapper, for the 2007 performance year, 170% of her target bonus, or $240,183. This was based on the company achieving 112.2% of the performance target and Ms. Lewis-Clapper exceeding her personal goals for the year.

  2008 Bonus Targets

        In prior years, the committee has set a single segment profit target related to our overall segment profit for all of the company's segments combined. For 2008, the committee has set three performance targets for funding the 2008 cash bonuses. The bonus pool for 2008 will be funded based on the company meeting or exceeding segment profit targets for the total company segment profit (40% of pool), for the combined segment profit of our health plan, public sector and employer segments (the behavioral health segments) (25% of pool) and for the combined segment profit of our radiology benefits management and specialty pharmacy segments (35% of pool). The committee has set these performance targets to create incentives for management to maintain and promote growth of the company's earnings as a whole with a particular emphasis on the success of each of our business segments.

  Equity Awards

        We have provided our Named Executive Officers with equity awards under the 2003 MIP and the 2006 MIP, which are designed as a long-term incentive vehicle, to promote focus on longer term goals and to build shareholder value. As described above, we target equity awards for our Named Executive Officers which, when added to base salary and annual bonus under the STIP, are targeted at a total of approximately the 75th percentile of total compensation for the comparator companies. Our policy is to grant options only at an exercise price not less than the closing price of the shares on NASDAQ on the date the option is granted, which for 2007 was the closing price reported on NASDAQ on March 2, 2007. Under our Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, we typically make equity awards once annually on the third business day of March. See "Equity Award Procedures Generally" below.

        Consideration of annual equity awards is made as part of the annual review of other compensation components, and is based on both competitive market analysis and individual and company performance assessments. With respect to the equity awards made to Mr. Shulman, Dr. Lerer and Mr. Demilio, the terms of the award were determined by the Management Compensation Committee. The equity awards to Mr. Gregoire, Ms. Lewis-Clapper and Mr. West, our controller, are approved by the committee on the recommendation of the chief executive officer. All other equity awards are determined by the chief executive officer although the total equity pool is approved by the committee and the committee can review any and all individual grants. Options granted under the 2006 MIP in 2007 have ten-year terms and vest over three years. Options and restricted stock units ("RSUs") also automatically vest and become immediately exercisable if the employment of our Named Executive Officers is terminated by us "without cause," or by the executive for "good reason" following a change in control of the company. See "Compensation of Named Executive Officers on Change in Control and Other Termination of Employment" below. This protection is provided for the Named Executive Officers both in their employment agreements and by the terms of the options and RSUs issued to them. All options and RSUs issued to our employees contain similar protections.

        The committee's decisions to make equity awards to our Named Executive Officers are based on the following:

  1)
  The value of the equity award is based on a percentage of the individual's base salary taking into account the person's performance in the prior year, the nature of the individual's role and its potential contribution to the long term success of the company, the importance of retention of and incentive for that individual, and other factors.

  2)
  The number of shares associated with the award is calculated by dividing the total value of the award by a per share value yielded by Black-Scholes for stock options and the closing price of a share of the company's common stock for RSUs.

        The mix of stock options and RSUs is based on a ratio of 75% of the total equity value being comprised of the value of option grants (using the Black-Scholes-Merton valuation of an option) and 25% of the total equity value being comprised of the value of RSUs (using the closing price of a share of the company's common stock on the date of grant). We recognize that the use of stock options can be dilutive to shareholders and stock options may not create an incentive for our executive officers to remain employed with us if our share price falls to near or below the exercise prices of the options. Accordingly, we have included RSUs in the mix of equity grants to mitigate the effect of these issues inherent with granting stock options only. The committee on March 2, 2007 awarded to Mr. Shulman, Dr. Lerer, Mr. Demilio and Mr. Gregoire and Ms. Lewis-Clapper total equity grants (including stock options and RSUs) with a value, determined based on Black-Scholes for options, for purposes of determining the award, and the closing price of the common stock for RSUs, of 397%, 438%, 249%, 99%, and 184% of their base salaries in effect during most of 2007, respectively. The awards consisted of options to purchase 266,181, 180,391, 81,896, 21,590 and 20,365 shares of common stock and RSU awards for 32,167, 21,800, 9,897, 2,609 and 2,461 restricted stock units to Mr. Shulman, Dr. Lerer, Mr. Demilio, Ms. Lewis-Clapper and Mr. Gregoire, respectively. The options have an exercise price of $40.63 per share, the closing price of the common stock on the date of the award. The options and RSUs vest at the rate of 33% per year. The RSU awards are not subject to performance standards. An option award for 11,250 shares to Ms. Lewis-Clapper was made on June 1, 2007 as part of an amendment to options granted to her in January 2004 to bring such options into compliance with the requirements of Section 409A of the Internal Revenue Code. The option has an exercise price of

$45.37 per share, the closing price of the common stock on the date of the award, and the option award was valued for purposes of determining the award using Black-Scholes at $13.7166 per share.

        On March 5, 2008, the committee conditionally awarded under the 2008 MIP options to purchase 206,781, 103,390, 25,293, and 27,099 shares of common stock and RSU awards for 22,305, 11,153, 2,728, and 2,923 shares of common stock to Dr. Lerer, Messrs. Demilio and Gregoire and Ms. Lewis-Clapper, respectively. The options have an exercise price of $41.47 per share, the closing price of the common stock on the date of the award. The options and RSUs vest at the rate of 33% per year. The awards remain subject to approval of the 2008 MIP by the shareholders at the annual meeting. If the 2008 MIP is not approved, then the awards will be considered void. The RSU awards proposed under the 2008 MIP are subject to the performance targets that for the common stock underlying units vesting in 2009 to be released the company must have earnings per share for that fiscal year ("EPS") of at least $1.90, for the common stock underlying units vesting in or prior to 2010 to be released the company must have EPS of $2.00 and for the common stock underlying units vesting in or prior to 2011 to be released the company must have EPS of $2.10. If the company fails to meet the performance target in one year but meets the performance target for a later year, the units vested in the earlier year will also be released. The total award packages to the individuals were valued at $3,700,000, $1,850,000, $452,583, and $484,887 for Dr. Lerer, Messrs. Demilio and Gregoire and Ms. Lewis-Clapper, or 411%, 319%, 125% and 165% of their base salaries (after giving effect to the increases described above), respectively. The stock options were valued by our compensation consultant for purposes of determining awards at $13.42 per share using Black-Scholes with the following assumptions: risk-free interest rate of 3.45%, expected life of 7 years, expected volatility of 21.64%, expected dividend yield of 0.00%, a term of 10 years, a market value of $41.47 and an exercise price of $41.47. RSUs were valued at the closing price of the common stock on the date of the award. The value of the total award package to Dr. Lerer was negotiated as part of his employment agreement entered into in February 2008 in connection with his appointment as chief executive officer.

  Retirement Vehicles/Deferred Compensation

        We maintain a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions on behalf of the Named Executive Officers on the same basis as all other participants. We have never maintained a pension plan. We also operate a Supplemental Accumulation Plan ("SAP"), a deferred cash compensation plan that is designed to enhance opportunities for retirement savings in the absence of any retirement programs other than our 401(k) plan, and to promote the retention of our executive officers. The SAP includes a discretionary component funded by us which is determined on an annual basis as a fixed percentage of an executive's base salary, and a voluntary deferral component under which the participant may make contributions from base or incentive compensation. The SAP provides deferred compensation to assist executives with planning for retirement. The discretionary component of the SAP is utilized to supplement an executive's 401(k) contributions, given that executives are limited by IRS maximum income deferral limitations. For a description of the SAP, see "Benefit Plans and Awards—Deferred Compensation Plan" below. Awards are generally made in March of the following year. For each of 2006 and 2007, each of our Named Executive Officers was awarded in March of the following year a company contribution of 11% of his or her base salary.

  Perquisites

        We provide certain perquisites to each of our Named Executive Officers depending on his or her level within the company and the provisions of each officer's employment agreement. Many of the perquisite benefits provided by us to the Named Executive Officers are designed as protection benefits (e.g. supplementing life and disability insurance to ensure 60% of salary coverage, and supplementing costs associated with financial planning). All perquisites provided by us are competitive and reasonable

(e.g. auto allowance, dues) as benchmarked by the committee's compensation consultants. For further information on the perquisites for each Named Executive Officer, see "Summary Compensation Table" below. All reimbursable business expenses of the chief executive officer are reviewed and approved by the Audit Committee on a quarterly basis and are reimbursed pursuant to our business expense policies, and all such business expenses incurred by each of the other Named Executive Officers are reviewed and approved in advance of reimbursement by the chief executive officer and are reimbursed pursuant to our business expense policies.

  Adjustments or Recovery of Compensation

        Under certain circumstances, we may have the right or the duty to adjust compensation before it is paid to the Named Executive Officers or to recover compensation after it is paid to our Named Executive Officers. Under Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to a material noncompliance, as a result of misconduct, with any financial report requirement under the securities laws, our chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. We have no formal policy regarding when we might seek any such reimbursement or recovery, and we rely instead on an evaluation by the board of the circumstances giving rise to any financial restatement and an interpretation of the requirements of Section 304 in any particular case.

        Under Section 12 of the 2003 MIP, the 2006 MIP and the 2008 MIP, we have the right to declare equity awards to be forfeited or to recover any gains realized under any award under those plans, either during the term of a participant's employment or during the two year period under the 2003 MIP, or the one-year period under the 2006 MIP and the 2008 MIP, following his or her termination of employment, if the participant engages in certain types of conduct described in the plans and considered injurious to the company.

  Equity Award Procedures Generally

        The Company has a Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees, which deals with the terms, timing and pricing of equity awards; the process for the grant and approval of awards; and the documentation for awards. The policy provides that the committee determines the number of shares covered by awards of options, restricted shares, RSUs and other types of equity awards for our Named Executive Officers and the terms of those awards. The policy provides that the committee establishes a pool of options, restricted shares and RSUs which the chief executive officer has the power to award to other executive officers and employees generally. The actual number of options, restricted shares and RSUs awarded annually to employees other than our Named Executive Officers is determined under the policy by our chief executive officer under delegated authority from the committee; awards are then made on the same date as the awards to our Named Executive Officers. Awards generally are made only once annually on or about the date of the board's meeting to review year-end results. In 2007, the committee amended its policy to provide that such annual awards will be made on the third business day in March unless otherwise determined by the committee. The purpose of this practice is to communicate and price equity awards to executive officers and employees early in the year, to encourage them to attain the company's strategic objectives during the year. In a case where an executive or other employee is newly-hired or promoted or under other special circumstances, the award is made on the first business day of the month following the event giving rise to the award.

        In 2007, the committee met on February 21, 2007 to tentatively set the percentage of base salary at which equity awards would be made. The committee then met on March 1, 2007 to finalize the equity awards, which were made on March 2, 2007, following the public announcement of the company's annual financial results for 2006 on February 28, 2007. The committee amended the policy to provide that annual awards will be granted on the third business day in March. The company publicly announces its annual financial results for the preceding year within 60 days of year end, or no later than the end of February. The committee established the grant date of the third business day of March in order to ensure that the grants would occur after prior year results have been announced and discussed publicly and the market has had time to respond to such results.

        We also grant stock options and RSUs in connection with the hiring of certain executives. In the case of our executive officers, such grants are approved by the committee and, in the case of other executives and senior officers, such grants are approved by the chief executive officer under delegated authority from the committee. Under our policy, awards made in connection with new hires, promotions or the assignment of new responsibilities to an existing employee, or under other special circumstances, are made effective on the first business day of the month following the relevant event.

        In most cases, our equity plans restrict the transferability of awards, permitting only transfers to certain family members and entities held by or established for the benefit of family members. Where awards are subject to such transferability restrictions, recipients are prohibited from engaging in hedging transactions, where all or part of the economic risk of the award is transferred to another person.

        Due to the lack of sufficient available shares under the 2006 MIP, the equity awards made on March 5, 2008 to our Named Executive Officers were made on a contingent basis under the 2008 MIP, subject to shareholder approval at the annual meeting. The exercise price of the awards was based on the closing price of our stock on March 5, 2008.

  Compensation of Named Executive Officers Upon a Change in Control and Other Termination of Employment

        The company entered into the employment agreements that were in effect during 2007 with Mr. Shulman, Dr. Lerer and Mr. Demilio as part of our plan of bankruptcy reorganization, which was negotiated among our creditors and other parties in interest in the reorganization process during late 2003 and consummated on January 5, 2004. In entering into the employment agreements, our objectives were to engage on a long-term basis seasoned senior executives with the ability to successfully bring us out of bankruptcy reorganization and establish profitable operations, motivate them with substantial incentives to create additional shareholder value, and align their interests with the long-term interests of the company and its shareholders.

        In order to obtain a long-term commitment to employment from these senior executives, we agreed that, should Dr. Lerer or Mr. Demilio be terminated by us without cause generally or should any of them terminate their employment for good reason, we would provide them severance pay equal to two times their last base pay and target bonus and provide them and their dependents with medical and other benefits for a period of two years after termination. We also agreed that all vesting conditions on outstanding equity awards would accelerate in that event. The severance amounts payable to them under certain assumptions are set forth under "Employment Contracts and Termination of Employment and Change of Control Payments" below. In agreeing to these provisions, we took note of the fact that severance equal to two years' base salary and bonus is a common arrangement within the group of comparator companies in dealing with senior management and that two years roughly approximates the length of time that a senior executive like Dr. Lerer and Mr. Demilio might take to find another comparable position with another company if he found himself unemployed.

        In determining that severance formula, we took note of the fact that, unless the equity award payouts were substantial, the compensation payable to the senior executives would fall within the limits on the deductibility of compensation to the company under Section 280(g) of the Internal Revenue

Code ("IRC") and would not give rise to an excise tax to the senior executive under Section 4999 of the IRC. However, in order to protect Dr. Lerer and Mr. Demilio in the event their total compensation, after taking into account their equity payouts, exceeded the deductibility limit and the excise tax threshold, we agreed to pay them a "gross-up" amount necessary to offset any such excise tax to them. Under these "gross-up" arrangements, the company will pay the executive an additional amount such that the net amount retained by him after the payment of the excise tax will equal the amount to which he was entitled before imposition of such excise tax on him. In doing so, we noted that such gross-up arrangements are common among the comparator companies.

        In order to provide a portion of the substantial incentive which we intended to provide to Dr. Lerer and Mr. Demilio, we decided to offer each of them in connection with a change of control severance pay equal to three times their last base salary and target bonus, if they should be terminated without cause or should terminate for good reason at their own initiative following a change in control, as further discussed below. In addition, we determined to provide them and their dependents with medical and other benefits for a period of three years after termination under those circumstances. The severance amounts payable to Dr. Lerer and Mr. Demilio in certain situations are set forth under "Employment Contracts and Termination of Employment and Change of Control Payments" below and the potential equity payouts to them are referenced under "Outstanding Equity Awards" below. We believe that these severance arrangements provide Dr. Lerer and Mr. Demilio with strong incentives to remain employed with us and facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented in the future.

        As noted in the descriptions of the employment agreements of Dr. Lerer and Mr. Demilio under "Employment Contracts and Termination of Employment and Change of Control Payments," each has the right to terminate his employment for good reason during a window period beginning six months and ending seven months after a change of control and receive severance equal to three times his last base salary and target bonus and three years of medical and other benefits. For these purposes, good reason includes, in addition to several specified circumstances (reduction in base salary or bonus opportunity, material diminution of duties or authorities, or relocation), any reason. These provisions were the subject of negotiation with Dr. Lerer and Mr. Demilio when the employment agreements were entered into. In adopting this standard for good reason termination, we determined that it was important in a potential change of control process to make sure that the senior executives stayed with the company for a reasonable transition period following the change of control. As a result, we determined to allow the senior executives to terminate their employment for good reason under the standard discussed above after serving-out a six-month transition period.

        We engaged and entered into employment agreements with Ms. Lewis-Clapper and Mr. Gregoire after the consummation of our reorganization in January 2004, in the case of Ms. Lewis-Clapper in August 2004 and in the case of Mr. Gregoire in January 2005. Because Ms. Lewis-Clapper and Mr. Gregoire entered into employment agreements after the company's successful emergence from bankruptcy reorganization, we determined that the degree of risk which they bore in joining the company was substantially less than that borne by Messrs. Shulman, Lerer and Demilio.

        As a result of the reduced risk that Mr. Gregoire and Ms. Lewis-Clapper faced in entering into their employment agreements, we decided to offer them severance protection outside a change of control in the event of a termination of their employment "without cause" (and in the case of Mr. Gregoire with "good reason" by Mr. Gregoire) of one times their last base salary and, in the case of Mr. Gregoire, target bonus, which was less than what was offered to Mr. Shulman, Dr. Lerer and Mr. Demilio. We noted that this severance was in line with that offered by comparator companies. Also, this severance pay arrangement was the same as the arrangement we extended to other key executives, not including Dr. Lerer and Mr. Demilio. Mr. Gregoire, in addition, has the right to terminate his employment agreement for good reason if his base salary or target bonus opportunities are reduced, his duties or authorities are reduced, his reporting responsibility is changed or he is relocated. In this case, he is entitled to receive, among other things, base salary and bonus for one year following his termination.

        As a result of a general market survey commissioned by the committee and performed by its independent outside compensation consultants, we decided in late July 2006, through amendments to their employment agreements, to offer Mr. Gregoire and Ms. Lewis-Clapper severance in the event of a termination of their employment without cause or a termination by them of their employment with "good reason" for several reasons, including a base salary reduction not applicable to management generally, a material diminution of duties or responsibilities or a relocation following a change of control, equal to two times their last base salary and target bonus. In such a case, the vesting of all stock options granted between January 2004 and March 2005 would accelerate. Further, we decided to provide medical and other benefits to Mr. Gregoire and Ms. Lewis-Clapper for a period of eighteen months following their termination in such circumstances. The compensation consultant found that the length and amount of the arrangements, as well as the gross-up arrangements described below, was generally consistent with arrangements offered by most comparator companies. As described above with respect to the severance arrangements for Dr. Lerer and Mr. Demilio, we believe that these severance arrangements will provide strong incentives to Mr. Gregoire and Ms. Lewis-Clapper to remain with the company to facilitate a change of control transaction which the board finds advantageous to the shareholders, if one should be presented.

        We also decided to extend to Mr. Gregoire and Ms. Lewis-Clapper, as part of the same amendments to their employment agreements in late July 2006, protection in the event that their total compensation in a sale of the company, including their equity payouts, exceeded the excise tax threshold under Section 4999 of the IRC. Under this protection, we agreed to pay them a gross-up amount necessary to offset any such excise tax to them. In doing so, we considered the comparable commitment we already had to Dr. Lerer and Mr. Demilio and relied in part on the advice of our compensation consultant, which found that such arrangements are common among comparator companies.

        In providing these rights to Mr. Gregoire and Ms. Lewis-Clapper, we noted that a change of control would likely negatively impact their careers with us. At the same time, we recognized that it was important to secure their cooperation in the event that the company is sold, and it was decided that this protection was advisable to provide them with an incentive to remain with us through the sale. We declined to give them the same degree of discretion to invoke good reason termination than we did to Dr. Lerer and Mr. Demilio. In formulating this definition of good reason for termination in a sale of the company, we relied on the advice of our compensation consultant.

        In addition, under the terms of the options awarded to all employees in 2005, 2006 and 2007, if within 18 months of a change of control of the company the employee is terminated without cause or the employee terminates his or her employment for "good reason," as defined in the employee's employment agreement, the vesting of all options then held by the employee will be accelerated.

        Arrangements under which the Named Executive Officers will be bound by non-solicitation and non-competition covenants following their termination of employment with the company are described under "Employment Contracts and Termination of Employment and Change of Control Payments" below.

  Transition Agreement with Mr. Shulman

        On February 19, 2008, Dr. Lerer was appointed chief executive officer and Mr. Shulman's service as chief executive officer ended. Mr. Shulman will continue to serve as the non-executive chairman of the board. In connection with the end of his service as chief executive officer, the company and Mr. Shulman entered into a transition agreement which provides for his continued service as non-executive chairman and for certain payments and benefits relating to his service as chief executive officer. Under the transition agreement, in March 2008 Mr. Shulman was paid $1,828,000 as bonus for 2007, $155,148 as pro-rata target bonus for his service during 2008, and an additional amount equal to $4,542,720, representing two times the sum of his then-applicable base salary ($1,135,680) and target bonus ($1,135,680), reflecting amounts otherwise payable under his employment agreement. In addition, the vesting terms of all outstanding equity awards to Mr. Shulman were accelerated, with all vested options remaining exercisable for a period of three years after his termination date (but not beyond the original terms of such options). Options that were not exercisable because performance conditions were not yet satisfied will not become exercisable unless and until such conditions are satisfied during the same three-year period. The following stock options were accelerated and are currently vested:

Grant Date	Exercise Price	Number of Shares Accelerated(1)	Total Number of Shares Vested After Acceleration(1)
	($)	(#)	(#)
03/10/05	34.57	99,124	198,250
02/24/06	38.52	184,070	276,106
03/02/07	40.63	266,181	266,181

    (1)
    The figures for accelerated options include shares, the exercisability of which remain subject to the attainment of performance conditions. See "Outstanding Equity Awards at Fiscal Year End 2007," Note 10, for a description of the performance conditions.

        Also accelerated were 12,225 restricted shares for which Mr. Shulman was previously treated as the beneficial owner. In addition, 32,554 shares were issued to Mr. Shulman pursuant to RSUs the vesting of which was accelerated, and $1,009,470 was withheld by the company to satisfy tax withholding obligations, in lieu of the issuance of an additional 23,042 shares to Mr. Shulman under those RSUs.

        The transition agreement also requires the company to provide to Mr. Shulman and his spouse health, medical, dental and hospitalization coverage under company coverages provided to other senior executives until they reach age 65, if they do not otherwise have such coverage provided to them.

        The transition agreement also provides that Mr. Shulman will continue to serve as the non-executive chairman of the board for a three-year period beginning on February 19, 2008. During that term, the company will recommend to the shareholders his reelection to the board, subject to the board's fiduciary duties. Under the transition agreement, Mr. Shulman will be paid for his service on the board at the rate of $1,000,000 per year, of which 50% will be paid in cash and 50% in company equity, in the same proportion of securities that other board members receive, valued the same way as securities awarded to other board members and with the same vesting schedule as securities awarded to other board members. The company or Mr. Shulman may terminate his service on the board at any time after February 19, 2009, or his service may be terminated if the shareholders fail to reelect him or if he is removed from the board. If the company terminates his service on the board at any time, he will be entitled to receive compensation prorated through the time of termination, provided that he will be paid at least through February 19, 2009. Mr. Shulman has also agreed to non-competition and non-solicitation covenants through the later of February 19, 2010 or one year from the date he ceases serving on the board. The company and Mr. Shulman also exchanged releases as part of the transition agreement.

  Loans to Executive Officers and Board Members

        The committee has determined not to provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options, to our Named Executive Officers or members of the board of directors. No such loans are outstanding.

  Deductibility of Executive Compensation

        Section 162(m) of the IRC generally limits the deductibility of compensation paid each year to a publicly-held company's chief executive officer and to its three most highly paid senior executive officers, other than the chief financial officer, to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee's objective is to structure our compensation programs to maximize the deductibility under Section 162(m) of compensation paid, but the committee may provide compensation that may not be tax deductible when under the circumstances it would be in our best interests to do so, and has done so in certain instances since emerging from bankruptcy in January 2004. We believe that the stock option awards made in 2007 to the Named Executive Officers met the requirements for the performance-based compensation under Section 162(m) and are thus exempt from the limitations on deductibility imposed by that section of the tax code. The RSU awards and STIP awards made to the Named Executive Officers did not meet the requirements for performance-based compensation under Section 162(m). Of the compensation paid to Mr. Shulman and Dr. Lerer for service in 2007, $832,720 and $757,881, respectively, was not deductible under Section 162(m).

Report of Management Compensation Committee

        The Management Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

                      The Management Compensation Committee

                      Barry Smith (Chairman)
                      Michael Diament
                      Allen Wise
                      William Forrest

Summary Compensation Table for 2007 and 2006

        The following table sets forth, for the fiscal year ended December 31, 2007, the compensation paid by the company to our principal executive officer, principal financial officer, and the three next most highly compensated executive officers serving at December 31, 2007 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
		($)	($)	($)	($)	($)		($)
René M. Lerer, M.D.(4) Chief Executive Officer	2007 2006	685,454 642,720	632,994 439,813	1,626,433 5,036,863	842,914 1,095,000	147,876 143,751	(5)	3,935,671 7,358,147
Mark S. Demilio Chief Financial Officer	2007 2006	552,968 535,600	360,456 282,061	933,522 3,343,529	668,429 617,000	90,746 115,075	(6)	2,606,121 4,893,265
Caskie Lewis-Clapper Chief Human Resources	2007	279,526	85,499	449,738	240,183	42,651	(7)	1,097,597
Daniel N. Gregoire General Counsel	2007 2006	345,605 334,750	91,000 71,861	428,518 321,594	243,698 194,000	127,681 55,383	(8)	1,236,502 977,587
Steven J. Shulman(9) Chairman of the Board and former Chief Executive Officer	2007 2006	1,122,159 1,071,200	1,116,622 863,490	2,863,281 8,562,756	1,828,000 1,839,000	218,117 271,344	(10)	7,148,179 12,607,790

(1)
The amounts shown in this column represent amounts recognized in the indicated year as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant date closing market price of the shares underlying RSUs, and includes expense resulting from awards of RSUs made in 2004, 2005 and 2006 which remained unvested during a portion of 2006 and 2007 as well as a portion of expense in 2007 resulting from awards of RSUs made in 2007. The amounts shown in this column do not include RSUs granted after 12/31/07. The numbers of RSUs awarded on 3/5/08 and the grant date fair values of the awards to each of the Named Executive Officers on such date are as follows:

Name	RSUs Awarded	Grant Date Fair Value
René Lerer, M.D.	22,305	$924,988
Mark S. Demilio	11,153	462,515
Caskie Lewis-Clapper	2,923	121,217
Daniel N. Gregoire	2,728	113,130

  The above amounts represent the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $41.47 on 3/5/08.

(2)
The amounts shown in this column represent amounts recognized in the indicated year as compensation expense by the company for financial statement reporting purposes, without regard to forfeitures. Such expense is based on the grant-date fair value of the options, and includes expense resulting from awards of options in 2004, 2005 and 2006 which remained unvested during a portion of 2006 and 2007 as well as a portion of expense in 2007 resulting from awards of options made in 2007. For a description of the assumptions used in calculating the grant date fair values of the options for purposes of calculating expense for financial reporting, see Note 7 to the financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended 12/31/07. The amounts shown in this column do not include stock options granted after 12/31/07. The numbers of options awarded on 3/5/08 and the grant date fair values of the awards to each of the Named Executive Officers on such date are as follows:

Name	Options Awarded	Grant Date Fair Value
René Lerer, M.D.	206,781	$2,775,001
Mark S. Demilio	103,390	1,387,494
Caskie Lewis-Clapper	27,099	363,669
Daniel N. Gregoire	25,293	339,432

  Option awards made on 3/5/08 were valued by our compensation consultant for purposes of determining awards at $13.42 per share using Black-Scholes based on the assumptions described under "Benefit Plans and Awards" below.

(3)
The amounts shown in this column represent amounts awarded under the STIP for service during the indicated year but paid in the following year. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above for a discussion of the awards.

(4)
Dr. Lerer was named chief executive officer on February 19, 2008.

(5)
Includes a SAP contribution of $76,740 made in 2008 for services in 2007, a 401(k) match of $6,600, imputed income of $6,502 from company-provided long-term disability insurance, imputed income from company-provided life insurance of $5,086, other life insurance benefits of $3,484, an auto allowance of $4,241, financial planning of $750, country club dues of $35,616 and a tax gross-up for non-cash compensation of $8,857.

(6)
Includes a SAP contribution of $61,273 made in 2008 for services in 2007, a 401(k) match of $6,600, imputed income of $6,206 from company-provided life insurance, imputed income from company-provided long-term disability insurance of $621, an auto allowance of $9,720, country club dues of $3,372 and a tax gross-up for non-cash compensation of $2,954.

(7)
Includes a SAP contribution of $31,082 made in 2008 for services in 2007 and a 401(k) match of $6,600, imputed income from company-provided long-term disability insurance of $520, imputed income from company-provided life insurance of $728, other life insurance benefits of $161, financial planning of $2,187 and a tax gross-up for non-cash compensation of $1,373.

(8)
Includes relocation expenses of $60,000, a SAP contribution of $38,295 made in 2008 for services in 2007, a 401(k) match of $6,600, imputed income from company-provided long-term disability insurance of $2,199, imputed income from company-provided life insurance of $4,433, other life insurance benefits of $3,118, financial planning of $4,000 and a tax gross-up for non-cash compensation of $9,036.

(9)
Mr. Shulman's service as chief executive officer ended on February 19, 2008.

(10)
Includes a SAP contribution of $124,925 made in 2008 for services in 2007, a 401(k) match of $6,600, imputed income from company—provided long-term disability insurance of $22,629, imputed income from company-provided life insurance of $5,410, other life insurance benefits of $4,800, an auto allowance of $14,856, personal aircraft use of $15,238, country club dues of $3,022 and a tax gross-up for non-cash compensation of $20,637.

Grants of Plan-Based Awards for 2007

        The following table sets forth, for the fiscal year ended December 31, 2007, information regarding grants of equity incentive plan awards and all other stock and option awards to the Named Executive Officers.

						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options			Grant Date Fair Value of Stock and Option Awards(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)							Exercise or Base Price of Option Awards
Name	Grant Date
		Threshold	Target	Maximum(3)
		($)	($)	($)		(# of units)	(# of shares)		($/Sh)	($)
Rene Lerer, M.D.	03/02/07 03/02/07	0	523,224	1,046,448		21,800	180,391		40.63	2,167,777 885,734
Mark S. Demilio	03/02/07 03/02/07	0	334,214	668,429	(4)	9,897	81,896		40.63	984,152 402,115
Caskie- Lewis-Clapper	03/02/07 06/01/07 03/02/07	0	141,284	282,568		2,609	21,590 11,250	(5)	40.63 45.37	259,449 154,312 106,004
Daniel N. Gregoire	03/02/07 03/02/07	0	174,070	348,140		2,461	20,365		40.63	244,728 99,990
Steven J. Shulman	03/02/07 03/02/07	0	1,135,680	2,271,360		32,167	266,181		40.63	3,198,724 1,306,945

(1)
For a discussion of the operation of the STIP, see "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above. Actual awards made under the STIP for service in 2007 is set forth under the column "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table for 2007 and 2006" above.

(2)
The grant date fair values of option awards for purposes of determining awards and the assumptions used in calculating those values is described under "Benefit Plans and Awards" below. The grant date fair values of the RSU awards is equal to the number of RSUs awarded multiplied by the closing price of the company's stock on the date of the award, which was $40.63 on 3/2/07.

(3)
The board retains discretion to award a higher amount under the STIP if it elects to do so.

(4)
In 2007, Mr. Demilio was entitled to receive a target award equal to 60% of his base salary. Beginning in 2008, he will be entitled to receive a target award equal to 75% of his base salary.

(5)
The indicated award of options to Ms. Lewis-Clapper was made as part of an amendment to options granted to her in January 2004 to bring such options into compliance with the requirements of Section 409A of the Internal Revenue Code.

Benefit Plans and Awards

        Annual Incentive Plan.    In fiscal year 2007, the executive officers were eligible for participation in the company's 2003 Short-Term Incentive Plan ("STIP"), which was designed to award officers (and other employees) bonuses for meeting or exceeding specific financial and other performance targets approved by the Management Compensation Committee for fiscal year 2007. The target bonus award levels for the executive officers range from 50% to 100% of base salary, as specified in their employment agreements. Based on performance in relation to goals, the amount of bonus can range from 0% to 200% of target percentage. Awards are funded based on meeting or exceeding threshold goals and are awarded based on corporate and individual performance. Based on the financial results attained for fiscal year 2007, the STIP pool was funded at 112.2% of target funding levels and bonuses were paid to the executive officers on March 5, 2008. Base salary and STIP payments as a percentage of total compensation for 2007 represented 39%, 47%, 48%, 47% and 41% for Dr. Lerer, Messrs. Demilio and Gregoire, Ms. Lewis-Clapper and Mr. Shulman, respectively.

        2003 Management Incentive Plan.    In connection with the consummation of its plan of bankruptcy reorganization in January 2004, the company established its 2003 Management Incentive Plan (the "2003 MIP"), which is administered by the Management Compensation Committee of the board, and allows approval of several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and stock units. A total of 6,373,689 shares of common stock were reserved for issuance pursuant to the 2003 MIP over a period not to exceed ten years after the January 5, 2004 effective date, of which 315,197 shares were available for grant at March 31, 2008.

        2006 Management Incentive Plan.    The shareholders approved the 2006 Management Incentive Plan ("the "2006 MIP") at the annual meeting of shareholders held on May 16, 2006. The 2006 MIP is administered by the Management Compensation Committee of the board and allows approval of several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards and stock units. A total of 2,750,000 shares of common stock were reserved for issuance pursuant to the 2006 MIP over a period not to exceed ten years after its effective date, of which 220,912 shares were available for grant at March 31, 2008.

        The stock option awards to Messrs. Shulman, Demilio and Gregoire, Dr. Lerer and Ms. Lewis-Clapper made on March 2, 2007 were valued by our compensation consultant for purposes of determining the awards using Black-Scholes at $12.0171 per share. The stock option award to Ms. Lewis-Clapper made on June 1, 2007 was valued for such purposes using Black-Scholes at $13.7166 per share.

        2008 Management Incentive Plan.    On March 5, 2008, the company conditionally awarded under the 2008 MIP options to purchase 206,781, 103,390, 25,293, and 27,099 shares of common stock and RSU awards for 22,305, 11,153, 2,728, and 2,923 shares of common stock to Dr. Lerer, Messrs. Demilio and Gregoire, and Ms. Lewis-Clapper, respectively. The options have an exercise price of $41.47 per share, the closing price of the common stock on the date of award. The options and RSUs vest as to 33% each year. These awards remain subject to approval of the 2008 MIP by the shareholders at the annual meeting. If the 2008 MIP is not approved, then these awards will be considered void.

        The stock option awards to Dr. Lerer, Messrs. Demilio and Gregoire, and Ms. Lewis-Clapper were valued at $13.42 by our compensation consultant for purposes of determining the awards using Black-Scholes based on a risk free interest rate of 3.45%, an expected life of seven years, expected volatility of 21.64%, an expected dividend yield of 0.00%, a term of 10 years, a market value of $41.47 and an exercise price of $41.47. The RSU awards were valued at the closing price of the common stock on the date of the award.

        Under the terms of the 2008 MIP, if that plan is approved by the shareholders at the annual meeting, no further awards will be made under the 2003 MIP, the 2006 MIP or the 2006 Director Equity Compensation Plan. Any forfeitures or other recapture of equity awards previously issued under those plans will be available for awards under the 2008 MIP. See "Proposal Number Two—Approval of the 2008 Management Incentive Plan."

        Perquisites.    The employment agreements in effect during 2007 with Mr. Shulman, Dr. Lerer and Mr. Demilio entitled them to various company-provided perquisites, including supplemental life and disability insurance, tax services, financial planning, car allowances (at least $27,000 per year to Mr. Shulman, $16,200 to Dr. Lerer and $10,800 for Mr. Demilio), personal membership in a country club and health club, first or business-class air travel and an annual physical exam. The employment agreements with Ms. Lewis-Clapper and Mr. Gregoire entitled them to the benefits of employment as are from time to time provided to salaried employees of the company or adopted for employees at their level of responsibility. Under the company's benefit arrangements, Ms. Lewis-Clapper and Mr. Gregoire receive financial planning and supplemental life and disability insurance. The company also provides a gross-up payment to cover the tax cost to the Named Executive Officer of receiving non-cash perquisites. For a description of various provisions in those employment agreements in the event of a termination of employment without cause or for good reason, see "Employment Contracts and Termination of Employment and Change of Control Payments" below.

        Deferred Compensation Plan.    The Supplemental Accumulation Plan (the "SAP"), was initially approved by the Management Compensation Committee in 2000 and was amended and restated in February 2006 in response to tax law changes under Section 409A of the IRC. The SAP is a deferred compensation plan which is designed to promote the retention of key executives. The SAP is a calendar year based plan that is funded by the company through a fixed percentage of an executive's base salary. Annually, the Management Compensation Committee approves the percentage contribution for the executive officers. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. For calendar 2007, the Company's executive officers were each awarded a company contribution of 11% of base salary, as determined in 2008. Both company and voluntary contributions are paid to a trust sponsored by a third party administrator and invested in one or more mutual funds selected by the respective executive officer. Returns on each individual's account balance are based on the performance of their selected investments.

        The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer following termination from the company, provided that the executive officer has complied with covenants not to compete with the company during that time period and the termination was not "for cause."

        The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the company (as defined in the SAP document).

        The company does not maintain any pension benefit plans.

Outstanding Equity Awards at Fiscal Year End 2007

        The following table sets forth for the Named Executive Officers the number of shares and the value of option and stock awards as of December 31, 2007.

	Option Awards							Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options
										Market Value of Shares or Units of Stock That Have Not Vested(1)
								Number of Shares or Units of Stock That Have Not Vested
	Number of Securities Underlying Unexercised Options
Name						Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
	(#)	(#)		(#)		($)		(#)		($)
René Lerer, M.D.	59,476	59,474	(2)	—		34.57	3/10/15
	44,178	53,012	(3)	35,341	(9)	38.52	2/24/16
	—	180,391	(4)	—		40.63	3/2/17
								7,335	(10)	342,031
								11,246	(11)	524,401
								21,800	(12)	1,016,534
Mark S. Demilio	19,825	39,650	(2)	—		34.57	3/10/15
	27,877	33,451	(3)	22,300	(9)	38.52	2/24/16
	—	81,896	(4)	—		40.63	3/2/17
								4,890	(10)	228,021
								7,096	(11)	330,886
								9,897	(12)	461,497
Caskie Lewis-Clapper	—	14,998	(5)	—		12.39	12/31/08
	—	3,750	(5)	—		23.52	12/31/08
	4,845	9,690	(2)	—		34.57	3/10/15
	3,750	7,500	(6)	—		38.21	3/20/16
	6,012	7,213	(3)	4,808	(9)	38.52	2/24/16
	—	21,590	(4)	—		40.63	3/2/17
	—	11,250	(7)	—		45.37	6/1/17
								1,194	(10)	55,676
								1,530	(11)	71,344
								2,609	(12)	121,658
Daniel N. Gregoire	33,334	16,666	(8)	—		36.16	1/24/15
	9,690	9,690	(2)	—		34.57	3/10/15
	7,225	8,670	(3)	5,780	(9)	38.52	2/24/16
	—	20,365	(4)	—		40.63	3/2/17
								1,194	(10)	55,676
								1,839	(11)	85,753
								2,461	(12)	114,756
Steven J. Shulman	99,126	99,124	(2)(13)	—		34.57	3/10/15
	92,036	110,442	(3)(13)	73,628	(9)(13)	38.52	2/24/16
	—	266,181	(4)(13)	—		40.63	3/2/17
								12,225	(10)(13)	570,052
								23,429	(11)(13)	1,092,494
								32,167	(12)(13)	1,499,947

(1)
Market value is calculated based on the closing price of $46.63 on 12/31/07.

(2)
Options were awarded on 3/10/05 and vest as to 50% of the unexercisable amount on each of 3/10/08 and 3/10/09.

(3)
Options were awarded on 2/24/06 and vest as to 50% of the unexercisable amount on each of 2/24/08 and 2/24/09.

(4)
Options were awarded on 3/2/07 and vest as to 33.33% of the unexercisable amount on each of 3/2/08, 3/2/09 and 3/2/10.

(5)
The options were awarded on 1/5/04 and vest as to 100% of the unexercisable amount on 1/5/08.

(6)
The options were awarded on 3/20/06 and vest as to 50% of the unexercisable amount on each of 3/20/08 and 3/20/09.

(7)
The options were awarded on 6/1/07 and vest as to 33.33% of the unexercisable amount on each of 6/1/08, 6/1/09 and 6/1/10.

(8)
The options were awarded on 1/24/05 and vest as to 100% of the unexercisable amount on 1/24/08.

(9)
40% of the option award is subject to the performance condition that on the date of vesting or anytime thereafter prior to the fifth anniversary of the 2/24/06 grant date the trading price of the company's common stock over any 20 consecutive day period ending on any date must exceed the target price. The target price is an amount equal to the exercise price plus a cumulative annual return of 5% from the date of grant. Prior to the date of this proxy statement, the target price for the options vesting in 2007 was exceeded and those options are considered earned.

(10)
Restricted stock awards were made on 3/10/05 and vest as to 50% of the unvested amount on each of 3/10/08 and 3/10/09.

(11)
RSU awards were made on 2/24/06 and vest as to 50% of the unvested amount on each of 2/24/08 and 2/24/09.

(12)
RSU awards were made on 3/2/07 and vest as to 33.33% of the unvested amount on each of 3/2/08, 3/2/09 and 3/2/10.

(13)
The vesting of the indicated options and RSUs held by Mr. Shulman was accelerated in connection with the transition agreement with him entered into as of February 19, 2008, although outstanding performance conditions remain applicable in certain cases. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Transition Agreement with Mr. Shulman" above.

Option Exercises and Stock Vested for 2007

        The following table sets forth for the Named Executive Officers the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
	(#)	($)	(#)	($)
René Lerer, M.D.	537,173	16,234,786	6,961	399,798
Mark S. Demilio	357,936	10,839,627	4,434	257,795
Caskie Lewis-Clapper	11,250	325,114	1,076	58,551
Daniel N. Gregoire	—	—	1,518	65,323
Steven J. Shulman	894,839	27,975,625	12,973	768,697

(1)
The value realized on exercise of stock options is equal to the actual sale price, where options were exercised and the shares issued under those options were immediately sold, less the exercise price, multiplied by the number of shares acquired.

(2)
The stock awards consist of RSUs granted on 2/24/06 which vest in tranches of one-third on each of February 24, 2007, 2008 and 2009 and RSUs granted on 3/10/05 which vest in tranches of one-quarter on each of March 10, 2006, 2007, 2008 and 2009. RSU awards vesting on 2/24/07 were reduced to the following individuals by the following share amounts in order to satisfy tax withholding requirements: Mr. Shulman 4,855 shares, Dr. Lerer 2,330 shares, Mr. Demilio 1,560 shares and Ms. Lewis-Clapper 287 shares.

(3)
The value realized on vesting of restricted stock units is equal to the $43.69 closing price of the company's stock on 2/24/07 and the $42.02 closing price on 3/10/07, the dates of vesting, multiplied by the number of shares affected. The values realized include amounts withheld by the company for tax purposes.

Nonqualified Deferred Compensation

        The following table sets forth for the Named Executive Officers information regarding contributions, earnings, withdrawals and balances for nonqualified deferred compensation plans for the fiscal year ("FY") ended December 31, 2007 ("FYE") and as of that date.

Name	Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(2)
	($)	($)	($)	($)	($)
René Lerer, M.D.	—	71,386	15,658	—	241,597
Mark S. Demilio	—	59,488	8,059	—	204,629
Caskie Lewis-Clapper	—	29,744	5,875	—	94,687
Daniel N. Gregoire	—	37,180	7,059	—	82,472
Steven J. Shulman	—	118,976	35,708	—	414,698

(1)
The amounts included in this column are not included in the individual's compensation specified in the "Summary Compensation Table for 2007 and 2006" above. The amounts are based on returns generated in their SAP accounts held in a separate trust and administered by a third party.

(2)
The amounts included in this column do not include SAP contributions made by the company in March 2008 for service in 2007 in the following amounts: $76,740 to Dr. Lerer, $61,273 to Mr. Demilio, $31,082 to Ms. Lewis-Clapper, $38,295 to Mr. Gregoire and $124,925 to Mr. Shulman. These contributions are included in the "Summary Compensation Table for 2006 and 2007" under the column "All Other Compensation."

Equity Compensation Plan Information Table

        The following table includes the specified information as of December 31, 2007 for all of our equity compensation plans that have been approved by our shareholders and any of our equity compensation plans that have not been approved by shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding option (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	4,059,096	$36.68	909,635	(2)
Equity compensation plans not approved by security holders(3)	—	—	—

Total	4,059,096	$36.68	909,635

(1)
Equity compensation plans approved by our shareholders include the 2003 MIP, the 2006 MIP and the 2006 Director Equity Compensation Plan. The company's 2006 Employee Stock Purchase Plan is not considered compensatory and figures relating to that plan are not included in this table.

(2)
Includes 659,161 shares available under the 2003 MIP, 225,814 shares available under the 2006 MIP and 24,660 shares available under the 2006 Director Equity Compensation Plan. Of the shares available under the 2006 MIP, 53,766 shares are available to be granted as restricted stock awards or stock units. Of the shares available under the 2003 MIP, the company has reserved

  384,545 for awards to officers in connection with its commitment, entered into in January 2006, to grant additional stock options to them to offset shortened exercise periods of options granted in 2004, in order to comply with IRC Section 409A.

(3)
All equity compensation plans in effect as of December 31, 2007 have been approved by our shareholders. Proposed awards under the 2008 MIP will be cancelled if the 2008 MIP is not approved by shareholders at the annual meeting. See "Proposal Number Two—Approval of the 2008 Management Incentive Plan—New Plan Benefits."

Compensation Committee Interlocks and Insider Participation

        The Management Compensation Committee as of the date hereof consists of Messrs. Barry Smith (chairman), Allen Wise, Michael Diament and William Forrest, each a non-employee director.

        None of the members of the Management Compensation Committee was an officer or employee of the company. None of the company's executive officers serves as a member of the compensation committee (or other board committee performing equivalent functions or the board) of another entity that has one or more executive officers who serves on the company's board or on the Management Compensation Committee, and none of the company's executive officers serve as a director of another entity one of whose executive officers serve on the Management Compensation Committee.

EXECUTIVE OFFICERS

Executive Officers of the Registrant

Name	Age	Position
René Lerer, M.D.	52	President and Chief Executive Officer
Mark S. Demilio	52	Chief Financial Officer
Caskie Lewis-Clapper	43	Chief Human Resources Officer
Daniel N. Gregoire	52	General Counsel and Secretary
Tina Blasi	50	Chief Executive Officer, National Imaging Associates
Raju L. Mantena, R.Ph.	40	President, ICORE Healthcare, LLC
Russell C. Petrella, Ph.D.	56	President, Behavioral Health

        Information for René Lerer, M.D. is presented above under "Directors."

        Mark S. Demilio became Chief Financial Officer of the company in October 2001. Mr. Demilio served as Executive Vice President, General Counsel of the company from July 1999 to December 2000 and as Executive Vice President, Finance and Legal from December 2000 to October 2001. Prior to joining the company, Mr. Demilio was with Youth Services International, Inc., a publicly traded company that managed residential treatment centers for behaviorally troubled youth and behavioral treatment programs in juvenile correction facilities, serving as Executive Vice President, Business Development and General Counsel from March 1997 and Chief Financial Officer from June 1998. Prior thereto, Mr. Demilio was a partner with Miles & Stockbridge, a Baltimore, Maryland-based law firm. Mr. Demilio also serves on the board and the audit committee of Cosi, Inc., a NASDAQ-listed restaurant chain.

        Caskie Lewis-Clapper became Chief Human Resources Officer of the company in 2004. She previously held several senior positions in human resources at the company since joining the company in 1999. Prior to joining Magellan, Ms. Lewis-Clapper served as senior director for human resources operations for Helix Health, a Baltimore, Maryland based health care system. At Helix, she held a variety of senior leadership positions, including director of human resources and director of training and organization development.

        Daniel N. Gregoire became General Counsel and Secretary in January 2005. Mr. Gregoire was formerly Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc., a New York Stock Exchange listed managed care company, from 2000 to 2004. Prior to joining Oxford, Mr. Gregoire was an attorney and shareholder with Sheehan Phinney Bass + Green P.A., a Manchester, New Hampshire-based law firm from 1981 to 2000.

        Tina Blasi became Chief Executive Officer of the company's radiology benefit management subsidiary, National Imaging Associates ("NIA") in January, 2008. Prior to joining NIA, Ms. Blasi co-founded and served, from 1999 to 2007, as chief operating officer of Lumenos, a privately-held consumer-directed health plan which was acquired by Wellpoint in 2005. She previously served as chief operating officer and in other senior management positions with Value Behavioral Health.

        Raju L. Mantena, R.Ph. has served as the President of ICORE Healthcare ("ICORE") since 2003; the company acquired ICORE in July 2006. Prior to founding ICORE, Mr. Mantena founded and served as president of Oncoscripts, an oncology-focused pharmacy company. He also co-founded International Oncology Network, an oncology-specific group purchasing organization. Between 1993 and 1997, Mr. Mantena co-founded companies in the home infusion and physician practice management areas.

        Russell C. Petrella, Ph.D. has served as the President of the company's behavioral health business since 2007. Prior thereto, Mr. Petrella held the positions of chief operating officer and senior vice president of operations of the company's public sector business and senior vice president of marketing and development for the company's public sector business. Prior to joining the company in 1995, he had nearly 20 years experience as a clinician, provider and administrator of public mental health and substance abuse services.

Employment Contracts and Termination of Employment and Change of Control Payments

        The following is a description of certain provisions of employment agreements between the company and the Named Executive Officers. For information on Mr. Shulman's transition agreement entered-into on February 19, 2008, see "Transition Agreement with Mr. Shulman."

        René Lerer, M.D.    In connection with his appointment to the position of president and chief executive officer on February 19, 2008, the company entered into a new Employment Agreement with Dr. Lerer. He previously served as chief operating officer under an employment agreement which was superseded by the new employment agreement. The new agreement is for a three-year term beginning on February 19, 2008, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The company is required to pay Dr. Lerer a base salary of $900,000 per year, with annual review for increase by the board or a duly authorized committee. Dr. Lerer is entitled to an annual target bonus opportunity of 100% of base salary with the ability to earn up to 200% of base salary at the discretion of the board or a duly authorized committee, subject to achievement of performance targets fixed by the board or a duly authorized committee under the applicable management incentive plan operated by the company. The committee may, in its discretion, authorize the company to pay to Dr. Lerer additional bonus amounts if it finds that it is warranted under the circumstances. The agreement also provides that the company will make an annual equity grant to Dr. Lerer as determined by the board or a duly authorized committee based on performance and compensation trends in the industry. In the first quarter of 2008, the company is obligated to award to Dr. Lerer an equity package equal to $3.7 million in value, in a combination of options and restricted stock units, and with the terms and performance-based vesting schedule to be determined by the board or a duly authorized committee. The agreement provides for benefits commensurate with Dr. Lerer's position and a company car allowance of up to $25,000 per year. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Dr. Lerer:  If Dr. Lerer resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company or with good reason by Dr. Lerer:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (options that are not exercisable as of the date of termination because the applicable performance conditions have not been satisfied will not become exercisable unless and until the applicable conditions are satisfied during such two-year period), continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages until he and his spouse reach age 65, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by

    Dr. Lerer includes a reduction of his base salary or bonus opportunity, a material diminution of his duties or authorities or a failure by the company to reelect him to the board, a change in his reporting responsibility to someone other than the board, any required relocation or any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Dr. Lerer had terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $900,000 in bonus for the year of termination, $3,600,000 of severance, and $27,663 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis would have been $4,399,111 based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,849,789 of value (assuming the same $46.63 closing price) first became exercisable in the normal course between January 5, 2008 and March 31, 2008.

  •
  Termination without cause by the company or with good reason (as defined above) by Dr. Lerer in connection with, or within three years after, a change of control:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for two years after termination (options that are not exercisable as of the date of termination because the applicable performance conditions have not been satisfied will not become exercisable unless and until the applicable conditions are satisfied during such two-year period), continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages until he and his spouse reach age 65, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $900,000 in bonus for the year of termination, $5,400,000 of severance, and $41,495 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis would have been $4,399,111, based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,849,789 of value (assuming the same $46.63 closing price) first became exercisable in the normal course between January 5, 2008 and March 31, 2008.

  •
  Termination with cause:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Dr. Lerer would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested with all options remaining exercisable for two years, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Dr. Lerer had terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $900,000 in bonus for the year of termination and $5,400,000 of severance. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis would be $4,399,111 based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,849,789 of value (assuming the same

    $46.63 closing price) first became exercisable in the normal course between January 5, 2008 and March 31, 2008.

        In addition, if any of the payments or benefits received by Dr. Lerer in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Dr. Lerer an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Dr. Lerer would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2007.

        Following his termination of employment, Dr. Lerer will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid base salary in a lump sum, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Mark S. Demilio.    Under the Employment Agreement between Mr. Demilio and the company, which as entered into as part of the company's bankruptcy reorganization, effective January 5, 2004, Mr. Demilio serves as Executive Vice President and Chief Financial Officer of the company. The agreement is for a three-year term beginning on January 5, 2004, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 5, 2008. The company was required to pay Mr. Demilio a base salary of $500,000 per year, with annual review for increase by the chief executive officer, subject to approval of the board or a duly authorized committee thereof. Mr. Demilio's base salary for 2007 was set at $557,024 and for 2008 has been set at $579,305 effective April 1, 2008. In 2007, Mr. Demilio was entitled to an annual target bonus opportunity of 60% of base salary, subject to achievement of performance targets fixed by the board or a duly authorized committee thereof under the applicable management incentive plan operated by the company. In 2008, he will be entitled to an annual target bonus opportunity of 75% of base salary. Under the employment agreement, the company granted Mr. Demilio 33,585 restricted shares of common stock on January 5, 2004 and paid him a related tax gross-up amount of $508,582 in 2004 with additional gross-up adjustment amounts of $35,290 and $26,145 in 2005 and 2006. Additionally, under the agreement, the company granted to Mr. Demilio options to purchase a total of 578,204 shares of common stock with a ten-year term. The company has granted additional options, restricted shares and RSUs to Mr. Demilio since entering into his employment agreement. The agreement also provides for benefits commensurate with Mr. Demilio's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mark S. Demilio:  If Mr. Demilio resigns without good reason as described below, he would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination.

  •
  Termination without cause by the company or with good reason by Mr. Demilio:  Upon any such termination, Mr. Demilio would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a two-year period, and any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. Under the employment agreement, good reason for termination by Mr. Demilio includes a reduction of his base pay or bonus opportunity, a material diminution of his duties or authorities, a change in his reporting responsibility, any required relocation or any reason during the 30-day period immediately following the six-month anniversary of a change of control. The company estimates that if Mr. Demilio had terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $334,214 in bonus for the year of termination, $1,782,476 of severance, and $28,400 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $2,442,100 based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,062,244 of value (assuming the same $46.63 closing price) first became exercisable in the normal course between January 5, 2008 and March 31, 2008.

  •
  Termination without cause by the company or with good reason (as defined above) by Mr. Demilio in connection with, or within three years after, a change of control:  Upon any such termination, Mr. Demilio would receive all base salary accrued through the date of termination and pro-rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, with all vested options remaining exercisable for three years after termination, continued participation by himself and his eligible dependents in all medical, dental and hospitalization coverages for a three-year period, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Mr. Demilio had terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $334,214 in bonus for the year of termination, $2,673,714 of severance, and $42,600 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $2,442,100, based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,062,244 of value (assuming the same $46.63 closing price) first became exercisable in the normal course between January 5, 2008 and March 31, 2008.

  •
  Termination with cause:  Upon any such termination, Mr. Demilio would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all stock options would terminate on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Mr. Demilio would receive all base salary accrued through the end of the month in which termination occurs and pro rata target bonus for the year in which termination occurs, if termination is due to disability a cash payment equal to two times base salary plus target bonus, accelerated vesting of all outstanding equity awards not yet vested with all options remaining exercisable for two years, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. The company estimates that if Mr. Demilio had terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $334,214 in bonus for the year of termination and $2,673,714 of severance. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $2,442,100 based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $1,062,244 of value (assuming the same $46.63 closing price) first became exercisable in the normal course between January 5, 2008 and March 31, 2008.

        In addition, if any of the payments or benefits received by Mr. Demilio in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Demilio an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Demilio would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2007.

        Following his termination of employment, Mr. Demilio will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Caskie Lewis-Clapper.    Under the Employment Agreement between Ms. Lewis-Clapper and the company, effective August 2, 2004, as amended on July 28, 2006, Ms. Lewis-Clapper serves as Chief Human Resources Officer of the company. The agreement is for a one-year term ending on August 1, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement is considered a termination without cause. The agreement was automatically renewed as of August 2, 2007. The company will pay Ms. Lewis-Clapper a base salary of $250,000 per year, with annual review and adjustment by the company. Ms. Lewis-Clapper's base salary for 2007 was set at $282,568 and for 2008 has been set at $293,871 effective April 1, 2008. Ms. Lewis-Clapper is not entitled to any specific annual bonus opportunity under the agreement. Ms. Lewis-Clapper is also not entitled to any specific equity awards under her agreement. The agreement provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Ms. Lewis-Clapper:  If Ms. Lewis-Clapper resigns without good reason as described below, she would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of her account under the company's deferred compensation and other benefit plans, including stock option and restricted stock awards.

  •
  Termination without cause by the company:  Upon any such termination, Ms. Lewis-Clapper would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and her stock options and restricted stock awards. She would also be entitled to a continuation of her base salary as of the date of termination for a period of twelve months after the date of termination. The company may in its discretion pay her on a pro-rated basis the amount of bonus that she would have earned had she been employed for the full calendar year, conditioned on the satisfaction of financial targets established by the board. The agreement is considered terminated without cause by the company if, among other things, Ms. Lewis-Clapper's position is relocated or her base salary is reduced to less than $250,000. The company estimates that if Ms. Lewis-Clapper terminated employment on December 31, 2007 under these circumstances, she would have been entitled to approximately $282,568 in continuation of base salary.

  •
  Termination without cause by the company or with good reason by Ms. Lewis-Clapper in connection with or within two years after a change in control:  Upon any such termination, Ms. Lewis-Clapper would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options granted from January 4, 2004 to March 10, 2005, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Ms. Lewis-Clapper for these purposes includes a reduction in her salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or her bonus opportunity, a material diminution in her duties or responsibilities or a relocation. The company estimates that if Ms. Lewis-Clapper terminated employment as of December 31, 2007 under these circumstances, she would have been entitled to approximately $141,284 in bonus for the year of termination, $847,704 in severance, and $21,983 in additional payments and benefits. In addition, the value of stock options which would have vested on an accelerated basis, would have been $1,270,089, based on the closing price of the company's stock on that date.

  •
  Termination with cause:  Upon any such termination, Mr. Lewis-Clapper would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of her account under the company's deferred compensation and other benefit plans, including stock options and restricted stock awards.

  •
  Termination for death or disability:  Upon any such termination, Ms. Lewis-Clapper would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock options or restricted stock awards. In addition, the company may pay Ms. Lewis-Clapper a pro rata portion of any bonus for any bonus plan in which she participates in the year of termination, subject to achievement of applicable performance objectives.

        In addition, if any of the payments or benefits received by Ms. Lewis-Clapper in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Ms. Lewis-Clapper an additional gross-up amount such that the net amount retained by her after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which she was entitled before the imposition of such income and excise tax on her. The company estimates that Ms. Lewis-Clapper would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if her employment had terminated on December 31, 2007.

        Following her termination, Ms. Lewis-Clapper will be subject to a non-competition covenant and covenants prohibiting her from soliciting any company customers or employees for a period of one year following her termination or any longer period for which she continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Daniel N. Gregoire.    Under the Employment Agreement between Mr. Gregoire and the company, effective January 24, 2005, as amended on July 28, 2006, Mr. Gregoire serves as Executive Vice President, General Counsel and Secretary of the company. The agreement was for a one-year term ending on December 31, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2008. The company will pay Mr. Gregoire a base salary of $325,000 per year, with annual review for increase by the board or a duly authorized committee thereof. Mr. Gregoire's base salary for 2007 was set at $348,140 and for 2008 has been set at $362,066 effective April 1, 2008. Mr. Gregoire is entitled to an annual target bonus opportunity of 50% of base salary, subject to achievement of performance targets under the applicable management incentive plan operated by the company. Under the agreement, the company granted Mr. Gregoire 50,000 options to purchase shares on January 24, 2005 with a ten-year term. The company has granted additional options, restricted shares and RSUs to Mr. Gregoire since entering into his employment agreement. The agreement provides for benefits commensurate with Mr. Gregoire's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Gregoire:  If Mr. Gregoire resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option and restricted stock awards.

  •
  Termination without cause by the company or for good reason (as defined above) by Mr. Gregoire:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination, if termination occurs after June 30 pro rata target bonus for the year in which termination occurs, severance equal to the sum of base salary plus target bonus payable in a single cash installment immediately after termination, any other amounts accrued and unpaid as of the date of termination and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and his stock options and restricted stock awards. Under the employment agreement, good reason for termination by Mr. Gregoire includes a reduction in his base salary, a material diminution in his duties and authorities, a change in reporting responsibility, or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $174,070 in bonus for the year of termination, $522,210 in severance and $14,455 in payments and benefits.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire in connection with or within two years after a change in control:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all stock options granted from January 3, 2004 to March 10, 2005, COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Under the employment agreement, good reason for termination by Mr. Gregoire for these purposes includes a reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation. The company estimates that if Mr. Gregoire terminated employment on December 31, 2007 under these circumstances, he would have been entitled to approximately $174,070 in bonus for the year of termination, $1,044,420 in severance, and $21,683 in additional payments and benefits. In addition, the value of stock options and restricted stock awards which would have vested on an accelerated basis, would have been $786,919, based on the closing price of the company's stock on that date. By the terms of the stock options and restricted stock awards, $441,273 of value (assuming the same $46.63 closing price) first became exercisable in the normal course between January 1, 2008 and March 31, 2008.

  •
  Termination with cause:  Upon any such termination, Mr. Gregoire would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock options and restricted stock awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Gregoire would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock option or restricted stock awards. In addition, the company may pay Mr. Gregoire a pro rata potion of any bonus for any bonus plan in which he participates in the year of termination, subject to achievement of applicable performance objectives.

        In addition, if any of the payments or benefits received by Mr. Gregoire in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Gregoire an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount, will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Gregoire would not have received a gross-up payment with respect to excise tax under Section 4999 of the IRC if his employment had terminated on December 31, 2007.

        Following his termination, Mr. Gregoire will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period of one year following his termination or any longer period for which he continues to receive or is paid in a lump sum base salary, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        For purposes of Dr. Lerer's and Mr. Demilio's employment agreements, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 30% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date the agreement was entered into or whose election or nomination was supported by two-thirds of the incumbent directors, (iii) the company adopts a plan of liquidation providing for the distribution of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company combines with another company and is the surviving corporation but the existing shareholders own 50% or less of the voting interests in the combined company. For purposes of Ms. Lewis-Clapper's and Mr. Gregoire's amended employment agreements, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 51% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date of their employment agreement amendments or whose election or nomination was supported by a majority of the incumbent directors, (iii) the company's board and, if required, the shareholders approve the dissolution of the company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company merges or combines with another company and the existing shareholders own 50% or less of the voting interests in the successor company.

Certain Relationships and Related Party Transactions

        Robert Le Blanc, who is one of our directors, is a Managing Director of Onex. Pursuant to the company's plan of reorganization and a Stock Purchase Agreement dated as of December 18, 2003, Magellan Holdings LP ("Holdings"), an affiliate of Onex, purchased 8,552,700 shares of Multiple and Variable Vote Restricted Common Stock ("Multi-Vote Common Stock") of the company. Since consummation of the plan of reorganization, Onex purchased from the company additional shares of Multi-Vote Common Stock as partial fulfillment of a commitment by Holdings pursuant to the Stock Purchase Agreement. Onex converted all of its Multi-Vote Common Stock into common stock and sold those shares as of May 20, 2005, June 2, 2005 and November 9, 2005. Under the company's plan of reorganization, certain of its creditors, including Onex, were given the option to receive shares of common stock or in lieu of such shares $9.78 per share in cash. In order to fund these cash payments, under the Stock Purchase Agreement, Holdings committed to purchase additional shares of common stock at the same $9.78 per share price. The company did not issue any shares to Holdings under this commitment in 2007, although it may do so in the future.

        Allen Wise, one of our directors, serves as the non-executive chairman of the board of directors of Coventry Health Care, Inc. The company has a behavioral health services agreement with a subsidiary of Coventry under which the company derived revenues of approximately $2.3 million during 2007. The company has also agreed with Coventry to jointly submit a bid to the state of Tennessee for the management of an integrated behavioral and physical medical care delivery plan for the TennCare program serving Medicaid members in the East Grand and West Grand Regions of Tennessee. Under the bid-for contract with TennCare, the company would manage the behavioral healthcare benefits of the plan in those regions while Coventry would manage the physical healthcare for enrollees.

        In connection with the end of his service as the chief executive officer of the company, the company entered into a transition agreement with Mr. Shulman on February 19, 2008. The agreement provides for payment of 2007 bonus and certain other payments and benefits to Mr. Shulman, as described under "Executive Compensation—Compensation Discussion and Analysis—Transition Agreement with Mr. Shulman." The bonus and other payments and other benefits paid to Mr. Shulman in cash are valued in the aggregate at approximately $6.5 million. The transition agreement also provides for Mr. Shulman to continue serving as the non-executive chairman of the board of directors at modified compensation which is greater than the directors' fees paid to other members of the board. See "Corporate Governance and Related Matters—Directors' Compensation."

Report of Audit Committee

        The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to the shareholders, the periodic financial reports filed with the SEC, the system of internal controls which management and the board of directors have established and the audit process. The committee operates pursuant to a written charter, a copy of which is available at www.magellanhealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company's financial statements. Management of the company is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent auditors are accountable to the board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate the company's independent auditors.

        In performance of this oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has also discussed with management the company's internal controls and procedures and disclosure controls and procedures relating to financial and other matters. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

        The members of the Audit Committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards or that the company's auditors are in fact "independent."

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission.

The Audit Committee
Michael P. Ressner (Chairman)
William J. McBride Michael Diament

        The information set forth above under the headings "Report of Management Compensation Committee" and "Report of Audit Committee" does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

PROPOSAL NUMBER TWO
APPROVAL OF THE 2008 MANAGEMENT INCENTIVE PLAN

        Subject to approval of the company's shareholders, the board of directors on February 27, 2008 adopted the Magellan Health Services, Inc. 2008 Management Incentive Plan (the "2008 MIP"). The purpose of the 2008 MIP is to promote the interests of Magellan and its stockholders by aiding us in attracting, retaining and motivating officers, employees and non-employee directors who are responsible for our success and growth by providing such persons an opportunity to acquire a proprietary interest in or a cash incentive to promote our long-term success.

        The Management Compensation Committee (the "Committee") of the board of directors previously relied on the company's 2006 Management Incentive Plan (the "2006 MIP"), 2003 Management Incentive Plan (the "2003 MIP") and 2006 Directors' Equity Compensation Plan (the "Director Plan," and together with the 2006 MIP and the 2003 MIP, the "Preexisting Plans") for grants of stock options, restricted stock, stock appreciation rights and stock units to provide incentives to officers, employees and non-employee directors. As of March 31, 2008, 818,888 of 9,243,689 shares authorized for issuance under the Preexisting Plans remained available. The company may award additional stock options under the Preexisting Plans prior to approval of the 2008 MIP by shareholders at the meeting. In order to provide future incentives to officers, employees and non-employee directors, the board has determined that it is advisable to adopt the 2008 MIP.

        The 2008 MIP provides for the issuance of up to a number of shares equal to (i) 4,500,000 shares of common stock, plus (ii) the number of shares subject to outstanding awards under the Preexisting Plans which become available after shareholder approval of the 2008 MIP as a result of forfeitures, expirations and other circumstances as described below. Upon shareholder approval of the 2008 MIP, no further awards will be granted under the Preexisting Plans, and any shares that remain available for new awards (i.e., are not committed for outstanding awards) under the Preexisting Plans will not be carried forward to the 2008 MIP. The company estimates that as of the annual meeting date 4,500,000 shares will be available for awards under the 2008 MIP. Issuances of shares under awards other than options or stock appreciation rights under the 2008 MIP will be counted as 1.9 shares against the total number of shares reserved under the 2008 MIP.

        The company has committed that, during the three fiscal years beginning with fiscal 2008, the "run rate" for equity-related awards will not exceed 4.57% per year as an average over the three-year period. For this purpose, the "run rate" is determined as (i) the number of shares of common stock underlying options, stock appreciation rights and similar awards for which the participant pays the intrinsic value directly or by foregoing a right to receive a cash payment from the company plus 2.5 times the number of shares underlying other equity-related awards (i.e., restricted stock, stock units and other "full-value" awards) divided by (ii) the weighted average number of shares of common stock (basic) outstanding during the fiscal year. "Equity-related awards" means awards that would result in the delivery of shares of common stock under the 2008 MIP and any other company stock option or purchase plan or other equity compensation arrangement, excluding awards under plans assumed in acquisitions, issuances under tax-qualified employee stock purchase plans and plans qualified under Section 401 of the IRC, and issuances of awards excluded from the stockholder approval requirements of Nasdaq Marketplace Rule 4350(i) and Interpretation IM-4350-5. If an interpretive issue arises relating to this commitment, the commitment will be interpreted in a way consistent with the "burn-rate" guidelines of RiskMetrics Group/ISS Governance Services.

        Shares subject to awards under the 2008 MIP and outstanding awards under the Preexisting Plans that expire unexercised or are cancelled, terminated or forfeited because the terms and conditions of the awards are not met, may be used again for awards under the 2008 MIP. Otherwise, upon exercise of a stock option or stock appreciation right, the number of shares underlying that award will be deemed to be delivered under the plan, even if the net number of shares delivered to the participant is less than the number of shares underlying the award (as would occur, for example, upon a net exercise of options, upon a settlement of stock appreciation rights in cash or for a net number of shares, upon a stock-for-stock exercise of stock options, or upon share withholding to satisfy tax obligations). In the case of restricted stock awards or stock units, if shares are not delivered to a participant because all or a portion of a restricted stock award or award of stock units is settled in cash, or shares are withheld to satisfy tax withholding obligations, those shares will again be available for awards under the plan. The shares that may be issued under the 2008 MIP may be authorized but unissued shares, treasury shares or shares acquired on the open market or otherwise.

        The maximum number of shares that may be subject to awards granted to any individual participant under the 2008 MIP in any one calendar year is 2,000,000 (the "Annual Limit") plus the participant's unused share-denominated Annual Limit for that person as of the close of the previous year, subject to adjustment in circumstances triggering adjustment to the aggregate limitations under the 2008 MIP, as stated above. In the case of a cash-denominated award, a participant may not be granted awards authorizing the earning during any calendar year of an amount that exceeds the participant's Annual Limit, which for this purpose will be $5 million plus the amount of the participant's unused cash Annual Limit as of the close of the previous year. These Annual Limits apply separately. A participant is deemed to "earn" a performance-based award when performance conditions are satisfied, whether or not any additional vesting or deferral period applies. A participant's Annual Limit is used to the extent a number of shares or cash amount may be potentially earned or paid under an award, regardless of whether such amount or shares are in fact earned or paid.

        Information on the total number of shares under our existing equity compensation plans subject to outstanding stock options, nonvested restricted stock and nonvested RSU awards at March 31, 2008 is presented below:

Stock options outstanding	3,931,447
Nonvested restricted stock awards outstanding	572,493
Nonvested restricted stock unit awards outstanding	104,473

Total shares subject to outstanding awards	4,608,413

        Stock options outstanding at March 31, 2008 had a weighted average exercise price of $38.28 and a weighted average remaining contractual term of 7.02 years. Based on our equity compensation plans in effect and outstanding awards at March 31, 2008, if shareholders approve the 2008 MIP the total number of shares available for future issuance under the new plan (no new awards would be made under other equity compensation plans after the annual meeting) would be as follows:

Shares subject to outstanding awards	4,608,413
Shares available for future equity awards under 2008 MIP	4,500,000

Total shares	9,108,413

Percentage of outstanding shares(1)	18.6%

    (1)
    This figure is based on 40,487,590 shares outstanding on 3/31/08 and assumes that the shares outstanding figure will include the effect of the issuance of shares upon exercise of outstanding options and settlement of RSUs and the issuance of all newly available shares under the 2008 MIP.

    On March 31, 2008, the closing price of the common stock on NASDAQ was $39.69.

Administration

        The 2008 MIP will be administered by the Committee. The members of the Committee are appointed from time to time by the board of directors and must consist of not less than two directors. Under our by-laws, all members of the Committee must be independent directors. In addition, under the 2008 MIP, unless otherwise determined by the Board, at least two members of the Committee must be "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act, and "outside directors" within the meaning of Section 162(m) of the IRC. The Committee has the authority, among other things, to select the officers and employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by such awards, set the terms and conditions of such awards, and establish rules for the administration of the 2008 MIP. The Committee may delegate authority under the 2008 MIP, but no grants to executive officers may be made under such delegated authority.

Participants

        Those officers, employees and non-employee directors of the company and its subsidiaries and affiliates as the Committee determines to be responsible for our success and future growth and profitability are eligible to be selected by the Committee to receive awards under the 2008 MIP. The total number of persons eligible for selection as participants is approximately 150. The Committee may also make awards under the plan to replace outstanding awards made by any business acquired by the company on the terms and conditions determined by the Committee. Approximately 153 officers and other employees currently participate in the 2006 MIP, and we anticipate participation in the 2008 MIP will be at comparable levels.

Types of Awards

        The 2008 MIP permits awards of:

  •
  stock options, including "incentive stock options" meeting the requirements of Section 422 of the IRC and stock options that do not meet such requirements;

  •
  stock appreciation rights;

  •
  restricted stock awards;

  •
  stock units;

  •
  cash-denominated awards; and

  •
  any combination of the foregoing.

        Any awards made under the 2008 MIP may be performance-based awards. This means that the grant of any of these awards may represent "performance-based compensation" within the meaning of Section 162(m) of the IRC.

        Stock Options.    The Committee may grant "incentive stock options" meeting the requirements of Section 422 of the IRC and stock options that do not meet such requirements ("non-qualified stock options"). The Committee may also, in its discretion, grant stock appreciation rights, including a concurrent grant of stock appreciation rights in tandem with any stock option grant (see "Stock Appreciation Rights" discussed below). The exercise price of any option granted under the 2008 MIP will be set by the Committee but must not be less than 100% of the fair market value of the stock at the date of grant. Stock options will be exercisable at such times as the Committee determines and will be subject to such terms and conditions, including vesting and performance-based conditions, as the Committee determines, except that no stock option may be exercised more than ten years after the date it is granted.

        The aggregate fair market value of the shares (determined at the date of grant) for which an incentive stock option may become exercisable in any calendar year as an incentive stock option may not exceed $100,000. An acceleration of the exercisability of such options upon a "change in control" of Magellan, as may be provided in the discretion of the Committee in option agreements issued under the 2008 MIP, may result in more than $100,000 of incentive stock options becoming exercisable during a single calendar-year. If any incentive stock option fails to qualify as an incentive stock option because of the failure to satisfy the $100,000 limit or for any other reason, the option will remain outstanding and, to the extent it is no longer an incentive stock option, it will be treated as a non-qualified stock option.

        Options may be exercised by payment of cash or, if permitted by the committee, by the participant tendering shares to us or directing us to withhold from the option shares sufficient shares to pay the exercise price based on the current fair market value of the shares.

        Stock Appreciation Rights.    The Committee may grant stock appreciation rights exercisable at such times and subject to such conditions or restrictions as the Committee may determine. Upon exercise of a stock appreciation right by a holder, the holder is entitled to receive an amount in cash equal to the excess of the fair market value of one share of common stock on the date of exercise over the "base price," which must be not less than the fair market value of one share of common stock on the date of grant. If a stock appreciation right is granted in tandem with or in substitution for a stock option, the fair market value will be based on the fair market value on the date the stock option was granted.

        The Committee will determine when stock appreciation rights granted under the 2008 MIP may be exercised. No stock appreciation right may be exercised more than ten years after the date it is granted. Stock appreciation rights may be exercisable for cash or for shares.

        Restricted Stock Awards.    The Committee may grant restricted stock awards, subject to such restrictions and terms and conditions as the Committee deems appropriate. Upon receipt of a restricted stock award, the holder is issued a specified number of shares in exchange for payment of a specified purchase price or for no payment, as the Committee shall determine. Any purchase price payable for shares subject to a restricted stock award may be paid in any manner authorized by the Committee.

        Restricted stock awards may be made in consideration for services previously provided or to be provided in the future to Magellan. Restricted stock awards may be subject to restrictions on transfer, and the right of Magellan to reacquire the shares for a payment specified in the award or for no payment, and the Committee may grant or withhold the right of the holder to receive dividends and to vote the shares granted.

        Stock Units.    The Committee may grant stock units subject to such restrictions and terms and conditions as the Committee may impose. A "stock unit" is a notional account representing one share of common stock. A stock unit will have a value equal to the fair market value of one share of common stock and may include, if so determined by the Committee, the value of any dividends or other rights or property received by stockholders after the date of grant of the stock unit. Holders of stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of common stock (or a cash payment equal to the fair market value of such shares) at some future date.

        The Committee may, in its discretion, grant dividend equivalent rights with respect to such stock units and establish any vesting requirements, transfer restrictions and forfeiture provisions. The Committee may also determine to accelerate the vesting of stock units.

        Performance-Based Awards.    Cash-denominated awards made under the 2008 MIP may be granted so as to qualify for the performance-based compensation exemption from the $1,000,000 deductibility limitations imposed by Section 162(m) of the IRC. Likewise, restricted stock or stock unit awards may be subject to performance-based conditions that will qualify such awards for deductibility without limitation under Section 162(m). A performance-based award will entitle the holder to receive payments or earn share-based awards upon the achievement of specified levels of the following business criteria that apply to individual participants, one or more business units, or the company as a whole, either individually or in combination; net earnings, earnings per share, revenues, sales, operating income, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), segment profit, as defined in our financial statements, working capital targets, return on equity; return on capital or return on assets; expenses or expense ratios; cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or economic profit created; market price per share, total return to shareholders, specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new products, new projects, or new ventures, customer satisfaction, staffing, training and development goals, goals relating to acquisitions, divestitures, affiliates and joint ventures. The Committee can set targeted levels of performance in absolute terms, as a ratio, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

        The Committee will determine the terms and conditions of a performance-based award, including the performance goals to be achieved during the performance period, the length of the performance period and the amount and form of payment of the performance-based award. A performance-based award may be settled in cash, shares or a combination of the two. The RSU awards proposed under the 2008 MIP are subject to the performance targets that for the shares underlying units vesting in 2009 to be released the company must have earnings per share for that fiscal year ("EPS") of at least $1.90, for the shares underlying units vesting in or prior to 2010 to be released the company must have EPS of $2.00 and for the shares underlying units vesting in or prior to 2011 to be released the company must have EPS of $2.10. If the company fails to meet the performance target in one year but meets the performance target for a later year, the units vested in the earlier year will also be released. The Committee intends to structure annual bonus awards in the future so that they qualify as performance-based awards. The Committee has set a performance target for 2008 relating to the company's segment profit in each of its business segments as the measure for funding the 2008 cash bonus pool for bonuses relating to 2008. The Committee intends that bonuses, if any, awarded to employees for 2008 and beyond will meet the requirements under Section 162(m) of the IRC for performance-based compensation.

Adjustments to Awards

        Adjustments as to the number, price or kind of shares or other consideration subject to outstanding awards may be made in connection with corporate transactions of the type that trigger adjustments to shares available under the 2008 MIP, as well as acquisitions or other changes in capitalization occurring after the date of any grant or if there is a change in laws or other circumstances that affect awards. The plan requires that we make such adjustments to outstanding awards upon the occurrence of an event constituting an "equity restructuring" as defined under FAS 123R to preserve without enlarging the rights of participants, with the manner of such adjustments to be determined by the Committee.

New Plan Benefits

        The following table sets forth information with respect to the number of shares of common stock as to which awards of stock options and RSUs under the 2008 MIP have been granted to the following persons and groups eligible for participation in the 2008 MIP. The exercise price of the options is $41.47 and the options expire ten years after March 5, 2008, the date of award. The vesting of the RSUs will be subject to the performance standard that for the shares underlying units vesting in 2009 to be released the company must have earnings per share for that fiscal year ("EPS") of at least $1.90, for the shares underlying units vesting in or prior to 2010 to be released the company must have EPS of $2.00 and for the shares underlying units vesting in or prior to 2011 to be released the company must have EPS of $2.10. If the company fails to meet the performance target in one year but meets the performance target for a later year, the units vested in the earlier year will also be released, so that these awards will quality for full deductibility under Section 162(m) of the IRC.

2008 Management Incentive Plan

Name and Position	Number of Shares Underlying Stock Options(1)(2)	Number of Shares Subject to Restricted Stock Unit Awards(3)
	(#)	(#)
René Lerer, M.D. Chief Executive Officer	206,781	22,305
Mark Demilio Chief Financial Officer	103,390	11,153
Caskie Lewis-Clapper Chief Human Resources Officer	27,099	2,923
Daniel Gregoire General Counsel	25,293	2,728
Steven Shulman Chairman	N/A	TBD	(4)
Executive Officer Group (7 persons)	403,640	43,540
Non-Executive Officer Employee Group	597,834	64,488
Non-Executive Director Group (9 persons)	N/A	TBD	(5)

(1)
The options vest as to 33% each year, subject to accelerated vesting under certain circumstances in the case of a change of control of the company, and in the case of Dr. Lerer and Mr. Demilio, termination without cause or for good reason under their employment agreements. The options are exercisable at a price of $41.47 on or prior to 3/5/18.

(2)
The market value of the securities underlying the options was $41.47, representing the closing price of the company's stock on NASDAQ on 3/5/08.

(3)
The indicated amounts represent the numbers of RSUs awarded under the 2008 MIP to the indicated persons. The closing price of the company's stock on NASDAQ on the date of grant, 3/5/08, was $41.47. RSUs vest as to 33% each year, subject to accelerated vesting in certain circumstances.

(4)
Under his transition agreement, Mr. Shulman will be entitled to receive for his service on the board in 2008 $500,000 of value in the form of securities in the same proportion of stock, options or other equity-linked securities as other board members receive, valued the same way as other awards to directors. The board intends to award restricted shares to directors for 2008 service at a value to be based on the closing price of the company's stock on NASDAQ on the date of the award. See "Executive Compensation—Compensation Discussion and Analyses—Transition Agreement with Mr. Shulman" above.

(5)
The board intends to make awards of restricted stock to each director other than Mr. Shulman and Dr. Lerer who is serving as of the date of the 2008 annual meeting for service in 2008, having an aggregate fair market value equal to $125,000 based on the closing price of the company's stock on NASDAQ on the date of the award. The number of restricted shares having that value will not be known until the date of the award.

        The 2008 MIP also provides for the making of cash-denominated awards under circumstances that qualify the awards for the performance-based compensation exemption of Section 162(m) of the IRC. See "Certain Federal Income Tax Matters—Deductibility of Awards" below. The Committee within the first 90 days of each fiscal year will establish in writing performance targets setting forth the criteria for the awards, and the amounts of the payouts will be calculated after fiscal year end based on the performance of the company and/or particular segments during the fiscal year in relation to those performance targets. For 2008, the Committee has set three performance targets for funding the 2008 cash bonuses. The bonus pool will be funded after the end of the 2008 fiscal year based on the company meeting or exceeding segment profit targets for the total company segment profit (40% of pool), for the combined segment profit of the company's health plan, public sector and employer segments (the behavioral health segments) (25% of pool) and for the combined segment profit of the company's radiology benefits management and specialty pharmacy segments (35% of pool). The following table sets forth information with respect to cash-based annual incentive awards authorized for service in 2008 under the 2008 MIP to the following persons and groups eligible for participation in the 2008 MIP.

	Payout for Performance at Specified Level
Name and Position
	Threshold	Target		Maximum(1)
	($)	($)		($)
René Lerer, M.D. Chief Executive Officer	0	900,000		1,800,000
Mark Demilio Chief Financial Officer	0	434,479		868,958
Caskie Lewis-Clapper Chief Human Resources Officer	0	146,936		293,871
Daniel Gregoire General Counsel	0	181,033		362,066
Executive Officers as a Group (7 persons)	0	2,034,957		4,069,914
Non-Executive Officer Employee Group	0	16,415,043	(2)	32,830,086	(2)

(1)
The board retains discretion to award a higher amount if it elects to do so.

(2)
The indicated figures represent estimates and are subject to change based on changes in the group of eligible employees.

        Other, future awards under the 2008 MIP will be made in the discretion of the Committee and have not yet been determined. If shareholders do not approve the proposed 2008 MIP at the annual meeting, the awards shown in the tables above will be cancelled and no future awards will be granted under the 2008 MIP. However, the Preexisting Plans will remain in effect. The company retains authority to grant shares, share-based awards or cash under other plans or compensatory arrangements, subject to such terms as the board or Committee may specify.

Limitations on Transfer and Resale of Shares

        Except as discussed below, no award (other than awards that have vested and been settled) may be transferred or assigned by the participant except in the event of the participant's death, and may only be exercised during the participant's lifetime, by the participant. If determined by the Committee, a participant may transfer awards (other than incentive stock options and subject to applicable limitations under Section 409A of the IRC) to certain immediate family members or trusts for the benefit of such persons or other entities owned by such persons. Such transactions would be intended to facilitate estate planning. Transactions to third parties for value would not be permitted, however. In the event of the death of the participant, if determined by the Committee at the time of grant, vested stock options and stock appreciation rights may be exercised thereafter for some specified period of time by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the stock option or stock appreciation right passes by will or law.

        The resale of shares acquired upon exercise or receipt of awards generally is not automatically restricted by the terms of the 2008 MIP, though in some cases restricted stock awards and stock units may contain resale restrictions. All shares or other securities delivered under the 2008 MIP pursuant to any award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the 2008 MIP, applicable federal or state securities laws and regulatory requirements.

        Unless sold under a registration statement filed by Magellan under the Securities Act, generally recipients who are officers or directors of Magellan will, in order to resell any shares acquired by them under the 2008 MIP, be required to observe the resale limitations of Rule 144 of the Securities Act. The company plans to file a registration statement registering under the Securities Act the issuance to participants in the 2008 MIP of shares purchased upon the exercise of options or otherwise purchased under the 2008 MIP. However, executive officers and directors are also subject to the share ownership reporting requirements and short-swing trading provisions of Section 16 of the Exchange Act. In addition, Magellan has adopted a "Stock Trading Policy" that restricts transactions by directors, officers and employees in Magellan securities, including providing that, in the case of directors, executive officers and certain other personnel, buying or selling of stock is permitted only during certain "window periods," generally following the release of quarterly or annual reports. The transactions in shares awarded under the 2008 MIP would be subject to our Stock Trading Policy.

Amendment or Termination of the 2008 MIP

        No awards may be granted under the 2008 MIP after the date which is ten years after the latest date on which the 2008 MIP or any amendment or restatement is approved by the shareholders. The 2008 MIP permits the Committee to amend, alter, suspend, discontinue or terminate the 2008 MIP at any time, except that stockholder approval is required if the amendment will (i) increase the total number of shares of common stock that may be issued through awards under the 2008 MIP, (ii) increase the maximum number of shares that may be awarded to any participant under the 2008 MIP, (iii) change the types of business criteria on which performance-based awards are based, or (iv) modify the requirements as to eligibility for participation under the 2008 MIP. In addition, NASDAQ rules also require such stockholder approval for any "material amendment." Although most amendments that substantially increase the Company's costs under the 2008 MIP would require shareholder approval, the increase in cost of the 2008 MIP would not by itself necessarily trigger a shareholder approval requirement. Without the consent of a participant, no amendment or alteration may materially impair a participant's rights under a previously granted award.

Prohibition on Repricing Without Shareholder Approval

        Under the 2008 MIP, stock options and stock appreciation rights may not be "repriced" without the approval of shareholders. A "repricing" means amending the terms of an option or stock appreciation right after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, and canceling an option or stock appreciation right at a time when its strike price is equal to or greater than the fair market value of the underlying shares, in exchange for another award or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to awards in connection with extraordinary corporate events will not be deemed "repricings," however.

Certain Federal Income Tax Matters

        The following is a brief summary of the federal income tax consequences generally applicable to awards granted under the 2008 MIP based on federal income tax laws and applicable guidance in effect on the date of this proxy statement. This summary is provided for the information of shareholders considering how to vote on this matter, and is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (other than a brief summary of golden parachute exercise tax rules) or other tax laws other than federal income tax law. Awards under the 2008 MIP are intended to be exempt from IRC Section 409A or to meet the requirements of IRC Section 409A, and the discussion below assumes that this is the case so that participants do not have additional tax consequences under IRC Section 409A. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Magellan advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the 2008 MIP.

        Incentive Stock Options.    An option granted under the MIP may be an incentive stock option (an "ISO") within the meaning of Section 422 of the IRC. An employee will generally not recognize ordinary income on receipt or exercise of an ISO so long as he or she has been an employee of the company or its subsidiaries from the date the ISO was granted until three months before the date of exercise. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee's alternative minimum tax in the year of exercise. If the employee holds the shares of common stock received on exercise of the ISO for one year after the date of exercise and for two years from the date of grant of the ISO, any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the company may not claim a tax deduction for any amount in connection with the ISO.

        If an employee exercises an ISO but engages in a "disqualifying disposition" by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of the disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, the Company will be entitled to claim a tax deduction for an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition.

        Non-Qualified Stock Options.    Options may also be granted under the 2008 MIP that do not qualify as incentive stock options under Section 422 of the IRC. Such an option is referred to as a nonqualified stock option (an "NQSO"). NQSOs granted under the 2008 MIP will not be taxable to an employee at grant but generally will result in taxation at exercise, at which time the employee will recognize ordinary income in an amount equal to the difference between the option's exercise price plus any other amount paid at grant and the fair market value of the shares on the exercise date. The company will be entitled to claim a tax deduction for a corresponding amount as a business expense in the year the employee recognizes this income. Upon any sale of the option shares after exercise, the employee will realize a capital gain (or loss) to the extent the sale price exceeds (or is less than) the employee's tax "basis" in the shares. The employee's tax basis is the fair market value of the shares at the time of exercise. The Company is not entitled to a tax deduction in connection with any capital gain of an employee selling option shares.

        Stock Appreciation Rights.    To the extent the requirements of the Internal Revenue Code are met, there are no immediate tax consequences to an employee when a stock appreciation right (an "SAR") is granted. At the time of exercise of an SAR, the employee will recognize ordinary income equal to the cash or the fair market value of the shares of common stock received at that time. Subject to the general rules concerning deductibility of compensation, Magellan will be allowed an income tax deduction in the amount that the holder of an SAR recognizes as ordinary income upon the exercise of the SAR. Tax rules regarding capital gains and losses upon a subsequent sale of the shares resulting from exercise are generally the same as for non-qualified stock options, discussed above.

        Restricted Stock Awards.    The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture or become transferable. At the time such a restriction lapses, the employee will recognize ordinary income equal to the then fair market value of the stock less any amount paid for the stock. The employee may, however, make an election with the IRS to include the value of the shares in gross income in the year of award despite such restrictions. Generally, the company will be entitled to deduct as a business expense in the year the employee includes the compensation in income an amount equal to the amount of compensation the employee includes in income.

        Dividends, if any, received by the holder before the end of the restricted period will be taxed as ordinary income to the holder and also will be deductible by the company subject to the foregoing general rules concerning deductibility of compensation.

        Stock Unit Awards.    Generally, an employee will not recognize ordinary income until common stock, cash, or other property is received under a stock unit award, even if the award vests in an earlier year. The company will generally be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

        Performance Awards.    Any cash payments or the fair market value of any common stock or other property an employee receives in connection with other stock-based awards or incentive awards are includable in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, the company will be entitled to claim a tax deduction for the amount the employee includes in income in the year such payment is made.

        Deductibility of Awards.    IRC Section 162(m) places an annual $1,000,000 per-person limit on the compensation paid by the company to certain of its executives. The limit, however, does not apply to "qualified performance-based compensation." The company believes that awards of stock options, SARs and certain other "performance-based compensation" awards under the 2008 MIP will qualify for the performance-based compensation exception to the deductibility limit. Other awards, such as restricted stock awards and stock units, if not subject to an achievement of a performance goal, may be non-deductible under IRC Section 162(m), depending on the circumstances of the employee in the year the award becomes subject to federal income tax. The restricted stock unit awards that would become effective upon shareholder approval of the 2008 MIP will be considered "performance-based" under IRC Section 162(m) and therefore such awards will be deductible by us without limitation under Section 162(m). The Committee has also set a performance target for 2008 relating to the company's segment profit in each of its business segments as the measure for funding the 2008 cash bonus pool for bonuses relating to 2008. The Committee intends that bonuses, if any, awarded to employees deemed likely to be subject to Section 162(m) for 2008 and beyond will meet the requirements of Section 162(m) of the IRC for performance-based compensation.

        Withholding.    The 2008 MIP provides that the Committee, subject to its discretion, applicable law and such terms and conditions as it may adopt, may permit a participant to satisfy the tax obligation resulting from exercise of a non-incentive option or SAR, the vesting of restricted stock, or the settlement of stock units, in lieu of cash, by (i) electing to have the company withhold a portion of the shares of common stock then deliverable with a fair market value equal to the amount of the tax obligation or (ii) delivering to the company such shares already owned by the participant with a fair market value equal to the amount of the tax obligation. The election must be made on or before the date that the amount of tax to be withheld is determined. In some cases, we may require such withholding.

        Deferred Compensation.    Any deferrals made under the 2008 MIP, including awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the IRC to avoid adverse tax consequences to participants. These requirements include limitations on election timing, acceleration of payments, and the timing of distributions. Magellan intends to structure any deferrals and awards under the 2008 MIP to meet the applicable tax law requirements so that participants are not subject to tax penalties, interest, and unexpected recognition of income under IRC Section 409A, but there can be no assurance that the IRC Section 409A requirements will be met in all cases.

        Change In Control.    Payments or other benefits resulting from awards, including acceleration of the exercisability of options and the lapse of restrictions with respect to restricted stock and RSUs granted under the 2008 MIP, if a result of "change in control" provisions in award agreements or other arrangements, may be compensatory payments that, when made to certain defined individuals (such as Magellan's executive officers), may be deemed to be "parachute payments" within the meaning of Sections 280G and 4999 of the IRC. Those tax laws provide that, if parachute payments to an individual equal or exceed three times the individual's base amount (as described below), the excess of the parachute payments over the base amount (the "excess parachute payments") will not be deductible by the company and will be subject to a 20% excise tax payable by the individual. In addition, under the employment agreements with its executives, the company is obligated to make additional cash payments to "gross up" the executives for any such excise tax under Section 4999 so that they will receive the same benefit from their awards as if such excise tax were not applicable, which gross up payments would also be nondeductible to the company as excess parachute payments. As used in Section 280G, an individual's base amount is the individual's average annual taxable compensation over the five years preceding the taxable year in which a change in control occurs. It should also be noted that excess parachute payments generally reduce the $1,000,000 deduction limitation under Section 162(m) of the IRC.

Additional Information

        The 2008 MIP is an unfunded plan and participants will have no interest in any trust or any right to any investments which the company may make to it in meeting its obligations under the plan. Participants will be considered unsecured general creditors of the company. The 2008 MIP is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the IRC. The foregoing is only a summary of certain provisions of the 2008 MIP and is qualified by reference to the text of the 2008 MIP, which is attached as Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER TWO.

PROPOSAL NUMBER THREE
PROPOSAL FROM SHAREHOLDER ON ANNUAL ELECTION OF DIRECTORS

        The company has received a proposal from a shareholder that is required to be included in this proxy statement. The company is advised that the proposal will be presented for action at the annual meeting. The proposed resolution and the proponent's supporting statement, for which the board of directors and the company are not responsible, are set out below. The proposal has been submitted by Shamrock Activist Value Fund, 4444 Lakeside Drive, Burbank, CA 91505.

        "RESOLVED, Magellan's stockholders request that the Board of Directors take necessary actions to declassify the Board of Directors and institute annual elections of all directors promptly. This policy, if implemented, would not affect the unexpired terms of directors previously elected."

Supporting Statement for Stockholder Proposal To Declassify the Company's Board of Directors

        Shamrock Activist Value Fund believes Magellan's corporate governance practices directly affect its financial performance and investor confidence in the company. We believe it is in the best interest of Magellan stockholders that Magellan embrace the good governance practice of annual director elections.

        Shamrock Activist Value Fund believes that a fundamental tenet of corporate governance is that Directors be held accountable for their performance and the performance of the executives they appoint. We therefore have proposed a stockholder resolution urging the Board to take all necessary steps to declassify Magellan's Board and promptly implement annual Director elections. If the Board follows the recommendations in our proposal, new Directors would stand for election for a one year term, and incumbent directors would have to stand for election for a one year term after their current terms expire.

        Shamrock Activist Value Fund believes annual Director accountability will strengthen the company financially. Corporations that demonstrate effective corporate governance and accountability often outperform their peers. We believe that is why a majority of companies in the S&P 500 no longer have classified Boards, and why declassification proposals have become increasingly common and overwhelmingly approved by public company stockholders in recent years.

        Respected governance experts such as Institutional Shareholder Services and the Council of Institutional Investors also strongly recommend declassified Boards. Put simply, Magellan's classified Board is out of step with best practices, and by adhering to that structure Magellan is swimming against the prevailing tide to its stockholders' detriment.

        Advocates of classified boards argue that entrenched directors offer continuity, experience and protection against takeovers. But at what cost? We believe Magellan stockholders are focused on long-term stockholder value and will not entrust their investment to inexperienced or ineffective directors, nor would they support a takeover at an inadequate price. Conversely, we believe Directors who are only accountable to the stockholders every third year have less incentive to consistently perform, because their positions are rarely at risk. Further, we believe entrenched Boards discourage attractive takeover offers and proxy contests to replace inefficient Directors and management, due to the significant cost and time required, notwithstanding that those actions might be in the clear best interests of Magellan's stockholders.

        Shamrock Activist Value Fund believes no competent Director should fear annual elections, and Directors should be accountable annually to the stockholders who elected them.

        If you agree with us, please vote for this proposal.

Board of Directors Statement in Opposition to Shareholder Proposal

        The Board of Directors believes that Proposal Number Three, which requests that the board take action to declassify the board of directors and require annual elections of all directors, is not in the best interests of the company or its shareholders and recommends a vote AGAINST the proposal.

        The current classified board structure was put in place as part of our reorganization in bankruptcy, from which we emerged in January 2004. Under our certificate of incorporation adopted at that time and as currently in effect, the board is divided into three staggered classes, with each class having a three-year term of office. Approximately one-third of the directors stand for election each year, and the entire board can be replaced over the course of three annual meetings, all held within approximately two years.

        The reason for this structure was to provide stability in the composition of the board and to encourage a long-term outlook by the board. We believe that this structure has served the company well and has had the intended effect. We have achieved solid success in our post-bankruptcy operations, in large part due to our strategic focus. Our long-term business strategy continues to develop in a way that is facilitated by this board structure. Our expansion into radiology benefits management and specialty pharmaceutical management are examples of our long-term strategic outlook.

        We think that our record demonstrates our commitment to a board which is responsive to the company's changing needs and strategies. Although the shareholder proposal makes general reference to classified boards as being "entrenched," this description cannot properly be applied to our current board. Of our current directors, Ms. Johnson, Mr. Wise and Mr. Forrest were first appointed or elected to the board since May 2006. Also, where we stand in the development of our post-bankruptcy business plan hardly bespeaks an entrenched board. On the contrary, we believe that our board has demonstrated that it is dynamic and effective in creating shareholder value.

        Another major purpose of a classified board structure is to enhance the board's ability to negotiate the best results for shareholders in a potential change of control situation. We believe that a classified board structure encourages a person seeking to obtain control of the company to negotiate with the board. At least two annual meetings will be required to effect a change in control of the board. This gives the incumbent directors additional time and leverage to evaluate the adequacy and fairness of any change of control proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified board is intended to cause a person seeking to obtain control of the company to negotiate with the board, the existence of a classified board will not, in fact, prevent a person from acquiring control of the board or accomplishing a hostile acquisition.

        Approval of the shareholder proposal would not, by itself, eliminate the classified board structure. The proposal represents a request to the board to take further action on this issue. A further shareholder vote would also be required to amend our certificate of incorporation to provide for a declassified board structure.

        This is the first instance that the company has received a shareholder proposal regarding declassification of the board. The board and its Nominating/Corporate Governance Committee have carefully considered this proposal and the arguments for and against a classified board structure. The board has concluded that the company's classified board structure continues to promote the best interests of the shareholders and that it would be inadvisable to eliminate that structure at this time.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"AGAINST" PROPOSAL NUMBER THREE.

PROPOSAL NUMBER FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Following the recommendation of its audit committee, our board of directors has appointed and recommends shareholder ratification of Ernst & Young LLP as our independent auditors for the fiscal year 2008. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER FOUR.

Audit, Audit-Related, Tax and Other Fees

  Approval of Audit and Non-Audit Services

        Ernst & Young LLP was our independent auditor for the year ending December 31, 2007, and has been selected by our audit committee to be our independent auditor for the year ending December 31, 2008. Under the board's informal policy, all audit, audit-related, tax and all other services must be pre-approved by the Audit Committee. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2007 fees described below were pre-approved by the full Audit Committee.

  2007 and 2006 Audit, Audit-Related, Tax and Other Fees

        The table below sets forth the total fees and expenses billed and expected to be billed by Ernst & Young for audit, audit-related, tax and other services during 2007 and 2006.

Audit, Audit-Related, Tax and Other Fees

	2007 Actual Fees	2006 Actual Fees
Audit Fees(1)	$3,339,951	$4,321,308
Audit-Related Fees(2)(3)	222,763	467,222
Tax Fees(2)(4)	38,314	70,564
Total Fees(2)	$3,601,028	$4,859,094

    (1)
    Includes fees and expenses related to the fiscal year audit and interim reviews, audit of internal controls, audit procedures in connection with acquisition activity and SEC filing-related services, notwithstanding when the fees and expenses were billed or when the services rendered.

    (2)
    Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

    (3)
    Includes fees related to employee benefit plans ($82,500), SAS 70 work ($100,000), insurance regulatory review ($10,000) and an agreed-upon procedures letter ($30,263) in 2007 and fees related to employee benefit plans ($52,000), acquisition due diligence ($268,800), SAS 70 work ($120,000) and an agreed-upon procedures letter ($26,422) in 2006.

    (4)
    Includes federal, state and local tax compliance and advisory services.

ADDITIONAL INFORMATION

Shareholder Proposals

        In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2009 annual meeting of shareholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, all shareholder proposals must be received by our Secretary at our principal offices in Avon, Connecticut, on or before December 12, 2008. Shareholder proposals submitted under Rule 14a-8 must also comply with the other requirements set forth in Rule 14a-8. In addition, under our bylaws, any shareholder proposal for consideration at the 2009 annual meeting of shareholders submitted outside the processes of Rule 14a-8 will be untimely unless it is received by our Secretary at least 90 days prior to the anniversary of the 2008 annual meeting of stockholders (February 19, 2009) and is otherwise in compliance with the requirements set forth in our bylaws.

Solicitation

        All costs and expenses associated with soliciting proxies will be borne by us. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained MacKenzie Partners, a proxy soliciting firm, to assist in the solicitation of proxies and will pay that firm a fee of approximately $15,000, plus reimbursement for out-of-pocket expenses. The company will bear the total amount of those fees and expenses. The company's engagement of MacKenzie Partners provides for the solicitation of institutions, money managers and other professional investors and individual investors; strategic advice on proxy solicitation matters; and distribution of proxy materials by MacKenzie Partners.

OTHER MATTERS

        As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

        We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Ethics for Directors, Code of Ethics for Covered Officers and Corporate Compliance Handbook for all employees. Any such requests should be made in writing to the Investor Relations Department, Magellan Health Services, Inc., 55 Nod Road, Avon, Connecticut 06001. Our 2007 Annual Report, Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (without exhibits), Code of Ethics for Directors, Code of Ethics for Covered Officers, Corporate Compliance Handbook, and other Securities and Exchange Commission filings are also available on the Internet at www.magellanhealth.com. We intend to disclose future amendments to the provisions of the codes of ethics and handbook and material waivers from such codes of ethics and handbook, if any, made with respect to any of our directors and executive officers on our Internet site.

Appendix A

MAGELLAN HEALTH SERVICES, INC.

2008 MANAGEMENT INCENTIVE PLAN

1.	Purpose	A-1
2.	Administration	A-1
	(a) Committee	A-1
	(b) Authority	A-1
	(c) Delegation and Advisers	A-1
	(d) Limitation of Liability and Indemnification	A-2
3.	Participants	A-2
4.	Type of Awards	A-2
5.	Common Stock Available Under the Plan	A-2
	(a) Basic Limitations	A-2
	(b) Additional Shares	A-3
	(c) Business Acquisition Grants	A-3
	(d) Annual Per-Person Limitations	A-3
6.	Stock Options	A-3
	(a) Generally	A-3
	(b) Exercise Price	A-4
	(c) Payment of Exercise Price	A-4
	(d) Exercise Period	A-4
	(e) Limitations on Incentive Stock Options	A-4
	(f) Additional Limitations on Incentive Stock Options for Ten Percent Shareholders	A-5
7.	Stock Appreciation Rights	A-5
	(a) Generally	A-5
	(b) Exercise Period	A-5
8.	Restricted Stock Awards	A-5
	(a) Generally	A-5
	(b) Payment of the Purchase Price	A-5
	(c) Additional Terms	A-6
	(d) Rights as a Shareholder	A-6
9.	Stock Units	A-6
	(a) Generally	A-6
	(b) Settlement of Stock Units	A-6
	(c) Definitions	A-6
10.	Performance-Based Awards	A-7
	(a) Generally	A-7
	(b) Business Criteria	A-7
	(c) Establishment of Performance Goals	A-7
	(d) Performance Award Pool	A-8
	(e) Certification of Performance	A-8
	(f) Settlement of Performance-Based Awards; Other Terms	A-8
	(g) Cash-Denominated Awards	A-8
11.	Foreign Laws	A-8

A-i

12.	Certain Terminations of Employment; Forfeitures	A-8
	(a) Forfeiture of Unsettled Awards	A-8
	(b) Effect on Settled Awards	A-9
	(c) Timing	A-9
	(d) Determination from the Committee	A-9
	(e) Condition Precedent	A-9
	(f) Enforceability	A-9
13.	Adjustment Provisions	A-9
14.	Nontransferability	A-10
15.	Other Provisions	A-10
16.	Fair Market Value	A-10
17.	Withholding	A-10
18.	Employment Rights and Continued Service	A-11
19.	Tax Compliance	A-11
	(a) 409A Awards and Deferrals	A-11
	(b) Rules Applicable to Certain Participants Transferred to Affiliates	A-13
	(c) Distributions Upon Vesting	A-14
	(d) Scope and Applicability of this Provision	A-14
	(e) Unfunded Plan	A-14
20.	No Fractional Shares	A-14
21.	Duration, Amendment and Termination	A-14
22.	Governing Law	A-15
23.	Effective Date	A-15
Deferral Election Rules		A-16

A-ii

Index of Defined Terms

Term	Section Where Defined or First Used
409A Awards	19	(a)(v)(A)
409A Ownership/Control Change	19	(a)(v)(B)
409A Disability	19	(a)(v)(C)
Awards	4
Cash-Denominated Award	10	(g)
Code	2	(a)
Committee	2	(a)
Common Stock	5	(a)
Company	1
Dividend Equivalent Right	9	(c)
Effective Date	23
Exchange Act	2	(a)
Fair Market Value	16
Incentive Stock Option	6	(a)
Injurious Conduct	12	(a)
NASDAQ	16
Non-Employee Director	2	(a)
Nonqualified Stock Option	6	(a)
Parent Corporation	6	(e)
Performance-Based Awards	10	(a)
Plan	1
Preexisting Plans	5	(a)
Restricted Stock Award	8
Stock Appreciation Rights	7
Stock Options	6
Stock Unit	9	(c)
Subsidiary Corporation	6	(e)
Unforeseeable Emergency	19	(a)(v)(D)

A-iii

MAGELLAN HEALTH SERVICES, INC.

2008 MANAGEMENT INCENTIVE PLAN

        1.    Purpose.    The Magellan Health Services, Inc. 2008 Management Incentive Plan (the "Plan") is intended to enable Magellan Health Services, Inc., a Delaware corporation (the "Company"), and its subsidiaries and affiliates to attract, retain and motivate highly competent persons as officers, employees and non-employee directors, by providing them with appropriate share-based incentives and cash incentives and rewards to encourage them to enter into and continue in service to the Company and its subsidiaries and affiliates, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for achievement of the Company's objectives.

  2.    Administration.

        (a)    Committee.    The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company from among its members and shall be comprised, unless otherwise determined by the Company's Board of Directors, solely of not less than two (2) members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board of Directors may perform any function of the Committee hereunder (including with respect to grants of Awards to non-employee directors), in which case references to the Committee shall be deemed to include the Board. The foregoing notwithstanding, no action or decision of the Committee shall be void or deemed not duly authorized solely because a member of the Committee did not meet a qualification requirement set forth in this Section 2(a).

        (b)    Authority.    The Committee is authorized, subject to the provisions of the Plan, to make and administer grants under the Plan (including to determine the terms and conditions of Awards granted and to waive conditions initially established for grants, including to accelerate vesting and to extend the exercisability of grants, except as specifically restricted by this Plan) and to establish such rules and regulations as it deems necessary for the proper administration of the Plan, including to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable to carry out its purposes. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives.

        (c)    Delegation and Advisers.    The Committee may delegate to one or more of its members (including to a designated subcommittee), to management of the Company, to counsel for or advisors or consultants to the Committee or to one or more other agents appointed by the Committee, such administrative duties as the Committee may deem advisable; provided, such delegation does not adversely effect the exemption provided by Rule 16b-3 of the Exchange Act, does not prevent an Award from qualifying as a Performance-Based Award, if so intended, complies with Section 157 of the Delaware General Corporation Law, does not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act and otherwise complies with applicable law. The Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent, shall be paid by the Company, or the subsidiary or affiliate whose employees have benefited from the Plan, as determined by the Committee.

        (d)    Limitation of Liability and Indemnification.    No member of the Committee and no other director, officer or employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member, director, officer or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any other director, officer or employee of the Company, a subsidiary or an affiliate designated to act on behalf of the Company or the Committee with regard to the Plan, and may indemnify any counsel or advisors appointed by the Company to assist it in carrying out its responsibilities hereunder, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act in connection with the Plan to the same extent and on the same terms and conditions as indemnity is provided to officers of the Company in accordance with the Company's Bylaws (except that indemnity to counsel and advisors is not mandatory), including advancing costs and expenses incurred by them in the defense of claims relating thereto.

        3.    Participants.    Participants will consist of such officers and employees of the Company and its subsidiaries and affiliates, or non-employee directors of the Company, as the Committee in its sole discretion determines to be responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Awards under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Awards.

        4.    Type of Awards.    Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Restricted Stock Awards (d) Stock Units and (e) Cash-Denominated Awards (each as described below, and collectively, the "Awards"). Any Award may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 10 hereof. Awards granted under the Plan shall be evidenced by an agreement (which need not be identical with respect to each grant or grantee) that may provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion, provided, however, that in the event of any conflict between the provisions of the Plan and any such agreement, the provisions of the Plan shall prevail. Nothing contained herein shall prevent the Company from making cash bonus payments or providing other Awards pursuant to any employment agreement, bonus plan or arrangement or other compensation or benefit plan or program.

  5.    Common Stock Available Under the Plan.

        (a)    Basic Limitations.    The aggregate number of shares of capital stock of the Company that may be delivered in connection with Awards granted under this Plan shall be (i) 4,500,000 shares of common stock (the "Common Stock"), plus (ii) the number of shares subject to outstanding awards under the 2003 Management Incentive Plan, the 2006 Management Incentive Plan and the 2006 Directors Equity Compensation Plan (the "Preexisting Plans") which become available as a result of award forfeitures, expirations, and otherwise in accordance with Section 5(b) after shareholder approval of this Plan. The foregoing notwithstanding, if shares of Common Stock are delivered in connection with Restricted Stock Awards or Stock Units, each share delivered shall be counted as 1.9 shares against the aggregate number of shares of Common Stock reserved hereunder. The number of shares of Common Stock that may be delivered under the Plan shall be subject to adjustments in accordance with Section 13 hereof and shall be subject to Sections 5(b) and 5(c) hereof. Shares delivered under the

Plan may be authorized and unissued shares or treasury shares or may be purchased on the open market or by private purchase.

        (b)    Additional Shares.    Any shares of Common Stock which are: (i) underlying a Stock Option or Stock Appreciation Right under the Plan, or a stock option under a Preexisting Plan, which is cancelled or terminated without having been exercised, including due to expiration or forfeiture, (ii) subject to Restricted Stock Awards or Stock Units under the Plan, or restricted stock or stock units under a Preexisting Plan, which are cancelled, terminated or forfeited, (iii) not delivered to a participant because all or a portion of an Award of Restricted Stock or Stock Units under the Plan is settled in cash or an award of restricted stock or stock units under a Preexisting Plan is settled in cash, or (iv) withheld in connection with Restricted Stock or Stock Units under the Plan, or restricted stock or stock units under a Preexisting Plan, to satisfy tax withholding obligations, shall in each case again be available for Awards for purposes of the aggregate reservation of shares under Section 5(a) (with each share subject to such Awards of Restricted Stock Awards or Stock Units or awards of restricted stock or stock units under the Preexisting Plans shall be counted as 1.9 shares for purposes of this Section 5(b)). Any shares of Common Stock covered by a Stock Option or Stock Appreciation Rights (or like awards under the Preexisting Plans) shall be deemed to be delivered upon exercise with respect to such underlying shares even if the net number of shares delivered to the participant is less than the number of shares underlying the Award (as would occur, for example, upon a net exercise of options, upon a settlement of Stock Appreciation Rights in cash or for a net number of shares, upon a stock-for-stock exercise of Stock Options, or upon share withholding to satisfy tax obligations upon exercise of Stock Options or Stock Appreciation Rights).

        (c)    Business Acquisition Grants.    In connection with the acquisition of any business by the Company or any of its subsidiaries or affiliates, any then outstanding options or other similar rights or other equity awards pertaining to such business may be assumed or replaced by Awards under the Plan upon such terms and conditions as the Committee or the Board of Directors of the Company determines in its sole discretion and, to the extent any shares of Common Stock are to be delivered as Awards under the Plan in replacement for any such grants, awards, options or rights of another business, such shares shall be in addition to those available for the grant of Awards as provided by Sections 5(a) and 5(b).

        (d)    Annual Per-Person Limitations.    In each calendar year during any part of which the Plan is in effect, a participant may be granted Performance Awards intended to qualify as "performance-based compensation" under Code Section 162(m) relating to up to his or her Annual Limit. A Participant's Annual Limit, in any year during any part of which the participant is then eligible under the Plan, shall equal 2.0 million shares plus the amount of the participant's unused Annual Limit relating to shares as of the close of the previous year, subject to adjustment as provided in Section 13. In the case of a Cash-Denominated Award (i.e., an Award valued in a way in which the limitation set forth in the preceding sentence would not operate as an effective limitation satisfying Treasury Regulation § 1.162-27(e)(4)), a participant may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the participant's Annual Limit, which for this purpose shall equal $5 million (the "Cash Annual Limit") plus the amount of the participant's unused Cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) "earning" means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a participant's Annual Limit is used to the extent a number of shares or cash amount may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

  6.    Stock Options.

        (a)    Generally.    Stock Options will consist of awards from the Company that will enable the holder to purchase a number of shares of Common Stock, at set terms. Stock Options may be "incentive stock options" ("Incentive Stock Options"), within the meaning of Section 422 of the Code, or Stock Options which do not constitute Incentive Stock Options ("Nonqualified Stock Options"). The Committee will have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). Each Stock Option shall be subject to such terms and conditions, including vesting (which may be accelerated, including upon a change of control of the Company) and terms which may provide for alternative settlement in cash, consistent with the Plan as the Committee may impose or determine from time to time, subject to the following limitations.

        (b)    Exercise Price.    Each Nonqualified Stock Option granted hereunder shall have a per-share exercise price as the Committee may determine on the date of grant, but not less than 100% of the Fair Market Value of a share at the date of grant

        (c)    Payment of Exercise Price.    The option exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock of the Company then owned by the participant, or, in the case of Nonqualified Stock Options, by directing the Company to withhold shares otherwise deliverable upon exercise to satisfy the exercise price. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price as long as such transaction does not constitute an impermissible loan to an executive officer under Section 13(k) of the Exchange Act (Section 402 of the Sarbanes-Oxley Act of 2002). To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, where upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option.

        (d)    Exercise Period.    Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions, including vesting, as shall be determined by the Committee; provided, however, that no Stock Option shall be exercisable later than ten (10) years after the date it is granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option agreement on the date of grant.

        (e)    Limitations on Incentive Stock Options.    Incentive Stock Options may be granted only to participants who are employees of the Company or of a "Parent Corporation" or "Subsidiary Corporation" (as defined in Sections 424(e) and (f) of the Code, respectively) on the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any Parent Corporation or Subsidiary Corporation) shall not exceed one hundred thousand dollars ($100,000); provided, however, that if such $100,000 limit is exceeded, the excess Incentive Stock Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant, and no Incentive Stock Option may be exercised later than ten (10) years after the date it is granted.

        (f)    Additional Limitations on Incentive Stock Options for Ten Percent Shareholders.    Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary Corporation, unless the exercise price of the option is fixed at not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the exercise of such option is prohibited by its terms after the expiration of five (5) years from the date of grant of such option.

  7.    Stock Appreciation Rights.

        (a)    Generally.    The Committee may, in its discretion, grant Stock Appreciation Rights, including a concurrent grant of Stock Appreciation Rights in tandem with any Stock Option grant. A Stock Appreciation Right means a right to receive a payment in cash, Common Stock or a combination thereof, as determined by the Committee, in an amount equal to the excess of (i) the Fair Market Value, or other specified valuation (which may not exceed Fair Market Value), of a specified number of shares of Common Stock on the date the right is exercised over (ii) the Fair Market Value of such shares of Common Stock on the date the right is granted, or other specified amount (which may not be less than Fair Market Value), all as determined by the Committee; provided, however, that if a Stock Appreciation Right is granted in tandem with or in substitution for a Stock Option, the designated Fair Market Value in the Award agreement shall reflect the Fair Market Value on the date such Stock Option was granted (subject to Section 21). Each Stock Appreciation Right shall be subject to such terms and conditions including vesting (which may be accelerated, including upon a change of control of the Company, subject to Section 19(a)), as the Committee shall impose or determine from time to time; provided, however, that if a Stock Appreciation Right is granted in connection with a Stock Option, the Stock Appreciation Right shall become exercisable and shall expire according to the same vesting and expiration rules as the corresponding Stock Option, unless otherwise determined by the Committee

        (b)    Exercise Period.    Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions including vesting (which may be accelerated, including upon a change of control of the Company, subject to Section 19(a)), as shall be determined by the Committee; provided, however, that no Stock Appreciation Rights shall be exercisable later than ten (10) years after the date it is granted; and provided further, that the time of exercise of any Stock Appreciation Right intended to be a 409A Award shall conform to applicable requirements of Code Section 409A. All Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such right at the date of grant.

  8.    Restricted Stock Awards.

        (a)    Generally.    The Committee may, in its discretion, grant Restricted Stock Awards consisting of Common Stock issued or transferred to participants with or without cash or other payment therefor in whole or in part. Each participant granted a Restricted Stock Award shall execute and deliver to the Company an agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock

        (b)    Payment of the Purchase Price.    If the Restricted Stock Award requires payment therefor, the purchase price of any shares of Common Stock subject to a Restricted Stock Award may be paid in any manner authorized by the Committee, which may include any manner authorized under the Plan for the payment of the exercise price of a Stock Option. Restricted Stock Awards may also be made solely in consideration of services rendered to the Company or its subsidiaries or affiliates. This may include treating services between the grant date and the date of issuance as payment of lawful consideration equal to the par value of the Restricted Stock Award.

        (c)    Additional Terms.    Restricted Stock Awards may be subject to such terms and conditions including vesting (which may be accelerated, including upon a change of control of the Company), as the Committee determines appropriate, including, without limitation, (i) restrictions on the sale or other disposition of such shares, (ii) the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment or service within specified periods, the participant's competition with the Company, or the participant's breach of other obligations to the Company, and (iii) the right of the Company to settle a vested Award by cash payment of the then Fair Market Value of the shares. Restricted Stock Awards not subject to a vesting requirement are authorized hereunder. Restricted Stock Awards may constitute Performance-Based Awards, as described in Section 10 hereof. The Committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such an Award. The Committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

        (d)    Rights as a Shareholder.    The participant shall have, with respect to the shares of Common Stock subject to a Restricted Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to vote the shares, except as may be otherwise provided in a Restricted Stock Award agreement as determined by the Committee. At the discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the participant or withheld by the Company for the participant's account, and interest may be credited on the amount of cash dividends withheld at a rate and subject to such terms (which may be accelerated, including upon a change of control of the Company) as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the participant upon the release of restrictions on such shares and, if such share is forfeited, the participant shall have no right to such cash dividends or stock dividends.

  9.    Stock Units.

        (a)    Generally.    The Committee may, in its discretion, grant Stock Units (as defined in subsection (c) below) to participants hereunder. Stock Units may be subject to such terms and conditions including vesting (which may be accelerated, including upon a change of control of the Company, subject to Section 19(a)), as the Committee determines appropriate. Stock Units may constitute Performance-Based Awards, as described in Section 10 hereof. A Stock Unit granted by the Committee shall provide payment in shares of Common Stock at such time as the Award agreement shall specify. Stock Units may be 409A Awards or Non-409A Awards, based upon their terms; the Committee may include elective deferral features for Stock Units in its discretion. Shares of Common Stock issued pursuant to this Section 9 may be issued with or without other payments therefor as may be required by applicable law or such other consideration as may be determined by the Committee. The Committee shall determine whether a participant granted a Stock Unit shall be entitled to a Dividend Equivalent Right (as defined in subsection (c) below).

        (b)    Settlement of Stock Units.    Shares of Common Stock representing the Stock Units shall be distributed to the participant unless the Committee provides for the payment of the Stock Units in cash equal to the value of the shares of Common Stock which would otherwise be distributed to the participant or partly in cash and partly in shares of Common Stock.

        (c)    Definitions.    A "Stock Unit" means a notional account representing a participant's conditional right to receive at a future date one (1) share of Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock

Unit, which shall be payable in cash or in the form of additional Stock Units, and subject to a risk of forfeiture and other terms as specified by the Committee.

  10.    Performance-Based Awards.

        (a)    Generally.    Any Award, including Cash-Denominated Awards under Section 10(f), may be granted in a manner such that the Awards qualify for the performance-based compensation exemption of Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of performance objectives that are based on one or more of the business criteria described below that apply to the individual participant, one or more business units or the Company as a whole.

        (b)    Business Criteria.    The business criteria shall be as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) revenues; (iv) sales; (v) operating income; (vi) earnings before interest and taxes (EBIT); (vii) earnings before interest, taxes, depreciation and amortization (EBITDA); (viii) segment profit, as defined in the company's financial statements; (ix) working capital targets; (x) return on equity; (xi) return on capital or return on assets; (xii) expenses or expense ratios; (xiii) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or economic profit created; (xiv) market price per share; (xv) total return to shareholders, and (xvi) specific strategic or operational business criteria, including market penetration, geographic expansion, new concept development goals, new products, new projects, or new ventures, customer satisfaction, staffing, training and development goals, goals relating to acquisitions, divestitures, affiliates and joint ventures. Business criteria may be measured on a consolidated basis, by segment, by department, group or business unit, or for specified subsidiaries or affiliates of the Company. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a ratio, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

        (c)    Establishment of Performance Goals.    With respect to Performance-Based Awards, the Committee shall establish in writing (i) the performance goals applicable to a specified performance period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (ii) the individual employees or class of employees or other grouping of participants to which such performance goals apply; provided, however, that such performance goals shall be established in writing no later than ninety (90) days after the commencement of the applicable performance period (but in no event after twenty-five percent (25%) of such performance period has elapsed). Performance periods may be of any length, as specified by the Committee.

        (d)    Performance Award Pool.    The Committee may establish a Performance Award Pool, which shall be an unfunded pool, for purposes of measuring performance in connection with Performance-Based Awards. The amount of such Performance Award Pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 10(b) during the given performance period, as specified by the Committee in accordance with Section 10(c). The Committee may specify the amount of the Performance Award Pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The Committee may specify Performance-Based Awards for any one participant as a percentage of the Performance Award Pool, subject to such terms and conditions, including potentially the exercise of negative discretion, as the Committee may specify, provided that the aggregate percentage of the Performance Award Pool allocated to participants may not exceed 100% of the Performance Award Pool.

        (e)    Certification of Performance.    No Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any participant for a given performance period until there has been certified in writing by or on behalf of the Committee that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

        (f)    Settlement of Performance-Based Awards; Other Terms.    Settlement of Performance-Based Awards shall be in cash, Common Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance-Based Awards, but may not exercise discretion to increase any such amount payable to a covered employee (as defined under Code Section 162(m)) in respect of a Performance-Based Award in excess of the amount earned through performance with respect to the performance goal established under Section 10(b) (and subject to any legal commitment on the part of the Company limiting such exercise of discretion). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance-Based Award and other related Awards do not, solely for that reason, fail to qualify as "performance-based compensation" for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a change in control) prior to the end of a performance period or settlement of such Performance-Based Awards.

        (g)    Cash-Denominated Awards.    Performance-Based Awards may include awards denominated in cash ("Cash-Denominated Awards"), which may be payable in cash or in the form of other Awards. Cash-Denominated Awards include annual incentive awards and longer-term incentives, as well as supplemental cash awards that may relate to Awards intended to be Performance-Based Awards.

        11.    Foreign Laws.    The Committee may grant Awards to individual participants who are subject to the tax and other laws of nations other than the United States, which Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws and local compensation customs and practices, and that may differ from those applicable to other participants. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 11 and no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

  12.    Certain Terminations of Employment; Forfeitures.

        (a)    Forfeiture of Unsettled Awards.    Unless the Committee or any agreement relating to Awards under this Plan shall otherwise provide, an employee participant shall forfeit all Awards he or she holds at the time and which have not been settled under this Plan (other than fully vested Restricted Stock Awards and vested Stock Units that have been deferred at the election of the participant) if:

          (i)    the participant's employment with the Company or with any Parent Corporation or Subsidiary Corporation is terminated for willful, deliberate, or gross misconduct in the performance of the participant's duties to the Company, Parent Corporation or Subsidiary Corporation, as determined by the Committee in its good faith judgment, or any other event which constitutes "cause" under an employment agreement to which such participant is a party; or

          (ii)   following the participant's termination of employment with the Company or with any Parent Corporation or Subsidiary Corporation and for a period of one (1) year thereafter, the participant engages in any business or enters into any employment relationship in violation of any non-competition obligation which such participant has to the Company, a Parent Corporation or Subsidiary Corporation or in violation of any restriction to which the participant is subject on, directly or indirectly, soliciting the employment of or any business from, or employing or doing business with, any of the employees or former employees of the Company (or any Parent

  Corporation or Subsidiary Corporation) or any customer or supplier to the Company (or any Parent Corporation or Subsidiary Corporation), or any other party with which the Company (or any Parent Corporation or Subsidiary Corporation) has a business relationship (including any such obligation or restriction contained in any agreement pursuant to which any Award is provided or any other agreement), and the Committee in its sole discretion has determined the results of such violation to have been injurious to the Company's business interests.

The activities described in (i) and (ii) above are hereafter referred to as "Injurious Conduct".

        (b)    Effect on Settled Awards.    A forfeiture of Awards provided by Section 12(a) upon the Committee determining that a participant has engaged in Injurious Conduct during the course of his employment or during the one (1) year period following his or her termination of employment, shall not relieve the participant of any liability he or she may have to the Committee as a result of engaging in the Injurious Conduct. In addition, the Committee may provide, in any Award agreement, for a forfeiture of gains previously realized upon exercise, lapse of restrictions or settlement of an Award (commonly referred to as a "clawback") in the event of Injurious Conduct by a participant during employment or a specified period following employment.

        (c)    Timing.    The Committee shall exercise the right of forfeiture provided to the Company in this Section 12 within ninety (90) days after the discovery of the activities giving rise to the Company's right of forfeiture, which activities must have occurred no later than twelve (12) months after the participant's termination of employment.

        (d)    Determination from the Committee.    A participant may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the participant in writing and the Committee's determination shall be limited to the specific business or activity so described.

        (e)    Condition Precedent.    Unless the Committee or any agreement relating to Awards under this Plan shall otherwise provide, all Awards shall be considered awarded under this Plan subject to the applicability of this Section 12.

        (f)    Enforceability.    The purpose of this Section 12 is to protect the Company (and any Parent Corporation and Subsidiary Corporations) from Injurious Conduct. To the extent that this Section 12 is not fully enforceable as written, the unenforceable provisions shall be modified so as to provide the Company with the fullest protection permitted by law.

        13.    Adjustment Provisions.    Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Common Stock deliverable under all Awards stated in Section 5(a) and the maximum number of shares of Common Stock with respect to which Awards may be granted to or measured with respect to any one person during any period stated in Section 5(d) shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, spin-offs, dividends in kind, or other relevant changes in capitalization, or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. With respect to outstanding Awards, upon the occurrence of an event constituting an "equity restructuring" as defined under FAS 123R with respect to Common Stock each participant has a legal right to the equitable adjustment provided hereunder, in order to preserve without enlarging the participant's rights with respect to such Awards. Any adjustment in Incentive Stock Options under this Section 13 shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act and which otherwise is permissible under Code Section 409A. Further, with respect to Awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

        14.    Nontransferability.    Each Award granted under the Plan to a participant (other than unrestricted Stock Awards and vested Restricted Stock Awards) shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Committee shall in its discretion set forth in such option or right at the date of grant (or in a written amendment to the Award) and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution or beneficiary designation. Notwithstanding the foregoing, at the discretion of the Committee, an award of an Award other than an Incentive Stock Option may permit the transferability of an Award by a participant solely to the participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the grant of the Award, but this shall not be construed to authorize transfers of Awards to third parties for value.

        15.    Other Provisions.    The grant of any Award under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other participant) as the Committee determines appropriate, including, without limitation, provisions for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any form of Award, provisions for the acceleration of exercisability or vesting of Awards (subject to Section 19(a)), performance conditions other than those imposed under Section 10, or provisions to comply with federal and state securities laws, or understandings or conditions as to the participant's employment or service in addition to those specifically provided for under the Plan.

        16.    Fair Market Value.    For purposes of this Plan and any Awards awarded hereunder, Fair Market Value on any given date means the fair market value of the shares of Common Stock determined by such methods or procedures as shall be established from time to time by the Board of Directors. Unless otherwise determined by the Board of Directors, (i) if the Common Stock is listed on a national securities exchange or a marketplace maintained by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and reporting trades on a last sale basis, the closing price reported as having occurred on such date, or, if there is no sale on such date, then on the last preceding date on which such a sale was reported, or (ii) if the Common Stock is not listed on such a national securities exchange or NASDAQ, the amount determined by the Committee (or in accordance with procedures approved by the Committee) to be the fair market value based upon a good faith attempt to value the Common Stock accurately.

        17.    Withholding.    All payments or distributions of Awards made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), require, or permit an election by, an optionee or Award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Award consisting of shares of Common Stock by having the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at minimum statutory withholding rates.

        18.    Employment Rights and Continued Service.    Neither the Plan nor any action taken hereunder shall be construed as giving any participant the right to be retained in the employ or service of the Company or any of its subsidiaries or affiliates.

        19.    Tax Compliance

        (a)    409A Awards and Deferrals.    Other provisions of the Plan notwithstanding, the terms of any 409A Award (which for purposes of this Section 19 means only such an Award held by a participant subject to United States federal income tax), including any authority of the Company and rights of the participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:

  (i)
  Elections.    If a participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted in accordance with the provisions specified in Exhibit A hereto;

  (ii)
  Changes to Distribution Elections.    The Committee may, in its discretion, require or permit on an elective basis a change in the settlement terms applicable to such 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Code Section 409A) in accordance with, and to the fullest extent permitted by, applicable IRS guidance under Code Section 409A, provided that before 2009 the executive officers responsible for day-to-day administration of the Plan may exercise the full authority of the Committee under this Section 19(a)(ii) and otherwise act to cause outstanding Awards to meet requirements of Section 409A, provided that any modifications to an outstanding Award or election permitted of a participant with respect to settlement dates of an outstanding Award may not otherwise increase the benefits to a participant or the costs of such Awards to the Company other than administrative costs, changes in value of the Award based on investment performance of the underlying Stock or other assets, and indirect expense attributable to differences in the timing of receipt of taxable income and tax deductions;

  (iii)
  Exercise and Distribution.    Except as provided in Section 19(a)(iv) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

    (A)
    Specified Time.    A specified time or a fixed schedule.

    (B)
    Separation from Service.    The participant's separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the participant is a "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company's Stock is publicly traded on an established securities market or otherwise, settlement under this Section 19(a)(iii)(B) may not be made before the date that is six months after the date of separation from service

    (C)
    Death.    The death of the participant.

    (D)
    Disability.    The date the participant has experienced a 409A Disability (as defined below).

    (E)
    409A Ownership/Control Change.    The occurrence of a 409A Ownership/Control Change as defined below.

  (iv)
  No Acceleration.    The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in Section 19(a)(iii) hereof, except in the case of one of the following events:

  (A)
  Unforeseeable Emergency.    The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a participant, any election of the participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

  (B)
  Domestic Relations Order.    The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

  (C)
  Conflicts of Interest.    Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or if reasonably necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

  (D)
  Change in Control/Plan Termination.    The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a 409A Award upon a 409A Ownership/Control Change or to terminate the Plan upon or within 12 months after a 409A Ownership/Control Change or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

  (v)
  Definitions.    For purposes of this Section 19, the following terms shall be defined as set forth below:

  (A)
  "409A Award" means an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder. "Non-409A Award" means an Award other than a 409A Award (including those exempt as "short-term deferrals" under Treasury Regulation § 1.409A-1(b)(4)). Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

  (B)
  "409A Ownership/Control Change" means the occurrence of a Change in Control occurs in connection with which there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

  (C)
  "409A Disability" means an event which results in the participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

  (D)
  "Unforeseeable Emergency" means a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant's spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the participant, loss of the participant's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

  (vi)
  Determination of "Key Employee."    For purposes of a settlement under Section 19(a)(iii)(B), status of a participant as a "key employee" shall be determined annually under the Company's administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

  (vii)
  Non-Transferability.    The provisions of Section 14 notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's Beneficiary.

  (viii)
  409A Rules Do Not Constitute Waiver of Other Restrictions.    The rules applicable to 409A Awards under this Section 19(a) constitute further restrictions on terms of Awards set forth elsewhere in this Plan. Thus, for example, an Option or SAR that constitutes a 409A Award shall be subject to restrictions, including restrictions on rights otherwise specified in Sections 6 and 7, in order that such Award shall not result in constructive receipt of income before exercise or tax penalties under Code Section 409A.

        (b)    Rules Applicable to Certain Participants Transferred to Affiliates.    For purposes of determining a separation from service (where the use of the following modified definition is based upon legitimate business criteria), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 20 percent" shall be used instead of "at least 80 percent" at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language "at least 20 percent" shall be used instead of "at least 80 percent" at each place it appears in Treasury Regulation § 1.414(c)-2.

        (c)    Distributions Upon Vesting.    In the case of any Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, provided that the participant shall have no influence on any determination as to the tax year in which the distribution will be made.

        (d)    Scope and Application of this Provision.    For purposes of this Section 19, references to a term or event (including any authority or right of the Company or a participant) being "permitted" under Code Section 409A mean that the term or event will not cause the participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

        (e)    Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan (excluding Restricted Stock), such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

        20.    No Fractional Shares.    No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

        21.    Duration, Amendment and Termination.    No Award shall be initially granted more than ten (10) years after the latest date upon which the Plan (including any amendment and restatement of the Plan) has been approved by shareholders, but Awards outstanding at that time shall remain outstanding and governed by the terms of the Plan. The Company may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no amendment of the Plan may be made without approval of holders of a majority of the voting power of the Common Stock (as defined in the Company's Amended and Restated Certificate of Incorporation as in effect immediately after the Effective Date), voting together as a single class (by a vote meeting the voting standard specified in Section 23), if the amendment will: (i) increase the aggregate number of shares of Common Stock that may be delivered through Awards under the Plan; (ii) increase the maximum number of shares or cash that may be awarded to any participant under Section 5 hereof; (iii) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (iv) modify the Plan so as to materially broaden eligibility for participation in the Plan; provided, however, that adjustments authorized under Section 13 are not subject to shareholder approval under this Section 21. Without the approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a "repricing." For this purpose, a "repricing" means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and

(3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange for another Option, SAR, Restricted Stock, other equity, or a payment of cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Option holder. Adjustments to Awards under Section 13 will not be deemed "repricings," however.

        22.    Governing Law.    This Plan, Awards granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

        23.    Effective Date.    This Plan has been adopted by the Board of Directors of the Company on February 27, 2008, and is effective as of that date; provided, however, that the Plan shall be subject to approval by the Company's shareholders at the 2008 Annual Meeting of Shareholders, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote generally in the election of directors and entitled to vote on the matter of approval of this Plan. Upon such shareholder approval of the Plan, no further awards shall be granted under the Preexisting Plans, but any outstanding awards under the Preexisting Plans shall continue in accordance with their terms. Any Awards granted under the Plan prior to such shareholder approval shall be effective as of the date of grant (unless, with respect to any Award, the Committee specifies otherwise at the time of grant), but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such shareholder approval and, if such shareholder approval is not obtained as provided hereunder, any such Award shall be cancelled.

Exhibit A

Deferral Election Rules

        If a participant in the 2008 Management Incentive Plan (the "Plan") of Magellan Health Services, Inc. (the "Company") is permitted to elect to defer awards or other compensation, any such election relating to compensation deferred under the Plan must be received by the Company prior to the date specified by or at the direction of the administrator with authority as to such participant (the "Administrator," which in most instances will be the Human Resources Department). For purposes of compliance with Section 409A of the Internal Revenue Code (the "Code"), any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator. Deferral elections in the period 2006 - 2008 may also be permitted, in the discretion of the Administrator, under applicable transition rules under Section 409A. Under no circumstances may a participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

        (1)    Initial Deferral Elections.    Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the participant's services are performed which will result in the earning of the compensation, except as follows:

  •
  Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);

  •
  Initial deferral elections with respect to compensation that remains subject to a requirement that the participant provide services for at least 12 months (a "forfeitable right" under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);

  •
  Initial deferral elections by a participant in his or her first year of eligibility may be made within 30 days after the date the participant becomes eligible to participate in the Plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)((7);

  •
  Initial deferral elections by a participant with respect to performance-based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the participant was employed continuously from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Change in Control or as otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);

  •
  Initial deferral elections resulting in Company matching contributions may be made in compliance with Treasury Regulation § 1.409A-2(a)(9);

  •
  Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a); and

  •
  Initial deferral elections in any transition period designated under Department of the Treasury and IRS regulations may be made to the fullest extent authorized under transition rules and other applicable guidance under Code Section 409A.

        (2)    Further Deferral Elections.    The foregoing notwithstanding, for any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), any further deferral election made under the Plan shall be subject to the following, provided that deferral elections in 2006 - 2008 may be made under applicable transition rules under Section 409A:

  •
  The further deferral election will not take effect until at least 12 months after the date on which the election is made;

  •
  If the election relates to a distribution event other than a Disability (as defined in Treasury Regulation § 1.409A-3(i)(4)), death, or Unforeseeable Emergency (as defined in Treasury Regulation § 1.409A-3(i)(3)), the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), to the extent required under Treasury Regulation § 1.409A-2(b);

  •
  The requirement that the further deferral election be made at least 12 months before the original deferral amount would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);

  •
  The further deferral election shall be irrevocable when filed with the Company; and

  •
  The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).

PROXY	MAGELLAN HEALTH SERVICES, INC.	PROXY

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

ON MAY 20, 2008

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Dr. René Lerer, Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of common stock of Magellan Health Services, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2008 Annual Meeting of Shareholders to be held at The Avon Old Farms Inn, 1 Nod Road, Avon, CT 06001, on May 20, 2008, at 9:00 a.m. and at any adjournment or postponement thereof.

1.	Election of Directors.
Nominees for Election for Terms Expiring in 2011:
	☐	FOR William J. McBride	☐	WITHHOLD AUTHORITY to vote for William J. McBride
	☐	FOR Robert M. Le Blanc	☐	WITHHOLD AUTHORITY to vote for Robert M. Le Blanc
	☐	FOR Allen F. Wise	☐	WITHHOLD AUTHORITY to vote for Allen F. Wise
	☐	FOR William D. Forrest	☐	WITHHOLD AUTHORITY to vote for William D. Forrest
2.	Approval of the 2008 Management Incentive Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The directors recommend a vote FOR Items 1, 2 and 4 and AGAINST Item 3.

(Continued on reverse side)

(Continued from other side)

3.	To vote on a shareholder proposal requesting that the board of directors take the necessary actions to declassify the board of directors and require annual elections of all directors.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	Ratification of Ernst & Young LLP as Independent Auditors for Fiscal Year 2008.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
5.	As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 and 4 AND AGAINST ITEM 3.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

(Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.)	Dated	Signature of Stockholder(s)	, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS.

QuickLinks

INTRODUCTION
ABOUT THE MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE AND RELATED MATTERS
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
PROPOSAL NUMBER TWO APPROVAL OF THE 2008 MANAGEMENT INCENTIVE PLAN
PROPOSAL NUMBER THREE PROPOSAL FROM SHAREHOLDER ON ANNUAL ELECTION OF DIRECTORS
PROPOSAL NUMBER FOUR RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
ADDITIONAL INFORMATION
OTHER MATTERS
REQUESTS FOR MORE INFORMATION
  Appendix A

Index of Defined Terms
2008 MANAGEMENT INCENTIVE PLAN
  Exhibit A